UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

C. R. Bard, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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C. R. BARD, INC.

730 Central Avenue

Murray Hill, New Jersey 07974

March 16, 2012

Dear Shareholder:

Your Board of Directors joins me in extending an invitation to attend the 2012 Annual Meeting of Shareholders, which will be held on Wednesday, April 18, 2012, at Dolce Basking Ridge, 300 North Maple Avenue, Basking Ridge, New Jersey 07920. The meeting will start promptly at 10:00 a.m.

We sincerely hope you will be able to attend and participate in the meeting. We will be acting on the items set forth in the accompanying Notice and Proxy Statement.

If you plan to attend the meeting and are a shareholder of record, please mark your proxy card in the space provided for that purpose. An admission ticket is included with the proxy card for each shareholder of record. If your shares are not registered in your name, please advise the shareholder(s) of record (your bank, broker or other nominee) that you wish to attend. That firm must provide you with evidence of your ownership, which will enable you to gain admission to the meeting.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. As a shareholder of record, you can vote your shares by telephone or over the Internet in accordance with the instructions set forth on the enclosed proxy card, or mark your vote on the proxy card, sign and date it and mail it in the envelope provided. As a result of changes in applicable law, banks, brokers, etc. can no longer exercise discretionary voting on most matters, including uncontested elections of directors and certain executive compensation proposals. If you are not a shareholder of record, please follow the instructions provided by the shareholder of record (your bank, broker or other nominee) so that your shares are voted at the meeting on all matters, including the election of directors.

Sincerely,

TIMOTHY M. RING

Chairman and

Chief Executive Officer

C. R. BARD, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 18, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of C. R. Bard, Inc. will be held on Wednesday, April 18, 2012, at Dolce Basking Ridge, 300 North Maple Avenue, Basking Ridge, New Jersey 07920, at 10:00 a.m. for the following purposes:

1.	To elect four Class I director nominees for a term of three years and one Class II director nominee for a term of one year;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2012;

3.	To approve the 2012 Long Term Incentive Plan of C. R. Bard, Inc., as amended and restated (formerly the 2003 Long Term Incentive Plan of C. R. Bard, Inc., as amended and restated);

4.	To approve the Employee Stock Purchase Plan of C. R. Bard, Inc. as amended and restated (formerly the 1998 Employee Stock Purchase Plan of C. R. Bard, Inc., as amended and restated);

5.	To approve a “Say-on-Pay” advisory vote on the compensation of our named executive officers;

6.	To consider and vote upon Management’s proposal to amend the Company’s Restated Certificate of Incorporation to declassify the Board of Directors;

7.	To consider and vote upon a shareholder proposal relating to sustainability reporting; and

8.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record at the close of business on February 27, 2012 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

Copies of the 2011 Annual Report to Shareholders and Form 10-K of C. R. Bard, Inc. for 2011 are enclosed with this Notice, the attached Proxy Statement and the accompanying proxy card or voting instruction form.

All shareholders are urged to attend the meeting in person or by proxy. Shareholders who do not expect to attend the meeting in person are requested to vote either: (i) by telephone as directed on the enclosed proxy card or voting instruction form; (ii) over the Internet as directed on the enclosed proxy card or voting instruction form; or (iii) by completing, signing and dating the enclosed proxy card or voting instruction form and returning it promptly in the self-addressed envelope provided, which needs no postage if mailed in the United States.

By order of the Board of Directors

JEAN F. HOLLOWAY

Vice President, General Counsel and Secretary

March 16, 2012

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on April 18, 2012:

The Proxy Statement, the 2011 Annual Report to Shareholders and the Form 10-K of C. R. Bard, Inc.

for 2011 are available at www.edocumentview.com/bcr.

NO MATTER HOW MANY SHARES YOU OWNED

ON THE RECORD DATE, YOUR VOTE IS IMPORTANT.

PLEASE INDICATE YOUR VOTING INSTRUCTIONS EITHER: (i) BY TELEPHONE AS DIRECTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM; (ii) OVER THE INTERNET AS DIRECTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM; OR (iii) BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM AND RETURNING IT PROMPTLY IN THE SELF-ADDRESSED ENVELOPE PROVIDED, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PHONING IN YOUR VOTE, VOTING OVER THE INTERNET OR MAILING YOUR PROXY CARD OR VOTING INSTRUCTION FORM PROMPTLY.

C. R. BARD, INC.

730 Central Avenue

Murray Hill, New Jersey 07974

PROXY STATEMENT

GENERAL INFORMATION

We are furnishing this proxy statement to the shareholders of C. R. Bard, Inc. in connection with the solicitation by our Board of Directors of proxies to be voted at the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) referred to in the attached notice and at any adjournments of that meeting. The Annual Meeting will be held on Wednesday, April 18, 2012, at Dolce Basking Ridge, 300 North Maple Avenue, Basking Ridge, New Jersey 07920, at 10:00 a.m. We expect to mail this proxy statement and the accompanying proxy card or voting instruction form beginning on March 16, 2012 to each shareholder entitled to vote.

When used in this proxy statement, the terms “we,” “us,” “our,” “the Company” and “C. R. Bard” refer to C. R. Bard, Inc. The terms “Board of Directors” and “Board” refer to the Board of Directors of C. R. Bard, Inc.

WHO IS ENTITLED TO VOTE?

All record holders of our common stock as of the close of business on February 27, 2012, which is the record date, are entitled to vote. You are a “record holder” if your shares are held in your name. If your shares are held through a bank, broker or other nominee, your shares are held in “street name.” See the information below on instructing your bank, broker or other nominee to vote your shares.

HOW DO I VOTE, IF I AM A RECORD HOLDER?

If you are a record holder, you may vote using any one of the following methods:

•

By mail: You may vote by completing, signing and dating the enclosed proxy card and returning it in the self-addressed envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an officer of a corporation, executor or trustee), you must indicate your name and title;

•

By telephone or over the Internet: Follow the telephone or Internet voting instructions on your proxy card or voting instruction form. If you vote by telephone or over the Internet, you need not return your proxy card; or

•	In Person: Attend the Annual Meeting to vote by ballot.

HOW DO I HAVE MY SHARES VOTED IF THEY ARE HELD IN STREET NAME?

If your shares are held in street name, please refer to the voting instructions provided by your bank, broker or other nominee in order to have your shares voted.

If you hold your shares in street name and you wish to vote your shares in person at the Annual Meeting, you must obtain a valid proxy issued in your name from your bank, broker or other nominee.

CAN I ACCESS THE PROXY MATERIALS ON THE INTERNET INSTEAD OF RECEIVING PAPER COPIES?

This proxy statement (along with a letter and notice to shareholders), the 2011 Annual Report to Shareholders and the Form 10-K of C. R. Bard for 2011 (the “Proxy Materials”) are available for viewing at www.edocumentview.com/bcr.

If you are a record holder, you can vote this proxy on the Internet at www.envisionreports.com/bcr. You may also enroll in the electronic proxy delivery service at any time by going directly to www.computershare-na.com/green and following the instructions.

If you hold your shares in street name, please refer to the information provided by your bank, broker or other nominee for instructions on how to elect to access future proxy materials on the Internet.

WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL MEETING?

Record holders are entitled to vote on the following proposals:

•	Election of four Class I director nominees for a term of three years and one Class II director nominee for a term of one year;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2012;

•

Approval of the 2012 Long Term Incentive Plan of C. R. Bard, Inc., as amended and restated (formerly the 2003 Long Term Incentive Plan of C. R. Bard, Inc., as amended and restated) (the “2012 Long Term Incentive Plan”);

•

Approval of the Employee Stock Purchase Plan of C. R. Bard, Inc., as amended and restated (formerly the 1998 Employee Stock Purchase Plan of C. R. Bard, Inc., as amended and restated) (the “Employee Stock Purchase Plan”);

•	A “Say-on-Pay” advisory vote to approve the compensation of our named executive officers;

•	A Management proposal to amend the Company’s Restated Certificate of Incorporation to declassify the Board of Directors; and

•	A shareholder proposal relating to sustainability reporting.

If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon those matters according to their discretion.

You should specify your choices with regard to each of the proposals by telephone, over the Internet or on the enclosed proxy card or voting instruction form. The persons named as proxies will vote all properly executed proxy cards or voting instruction forms that are delivered by shareholders to us in time to be voted at the Annual Meeting (and that are not revoked as described below) in accordance with the directions noted on the proxy card or voting instruction form. In the absence of such instructions from you, the persons named as proxies will vote the shares represented by a signed and dated proxy card in the manner recommended by the Board.

WHAT ARE THE BOARD OF DIRECTORS’ VOTING RECOMMENDATIONS?

Our Board of Directors recommends that you vote your shares as follows:

•	FOR all director nominees for election as set forth under Proposal No. 1;

•	FOR the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2012 as set forth under Proposal No. 2;

•	FOR the approval of the 2012 Long Term Incentive Plan as set forth under Proposal No. 3;

•	FOR the approval of the Employee Stock Purchase Plan as set forth under Proposal No. 4;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers, as set forth under Proposal No. 5;

•	FOR the amendment of the Company’s Restated Certificate of Incorporation to declassify the Board of Directors as set forth under Proposal No. 6; and

•	AGAINST the shareholder proposal relating to sustainability reporting as set forth under Proposal No. 7.

WHAT IS THE VOTING REQUIREMENT TO ELECT THE DIRECTORS AND TO APPROVE EACH OF THE PROPOSALS?

Our Restated Certificate of Incorporation provides for majority voting in uncontested elections of directors. As a result, directors must be elected by the affirmative vote of a majority of the votes cast in an uncontested election, counting as cast those shares for which votes are “Against.” A majority of the votes cast means that the number of votes cast in favor of a director nominee must exceed the number of votes cast against that director nominee. For purposes of determining the number of votes cast at the Annual Meeting, only those votes cast “For” or “Against” are included in the calculation of votes cast. In the event that an incumbent director nominee fails to receive the vote required for election to the Board of Directors, that director nominee is required to promptly tender his or her resignation pursuant to the director resignation policy adopted as part of our Corporate Governance Guidelines. See “Proposal No. 1 – Election of Directors” below for further discussion regarding such a tendered resignation.

In a contested election, which is any election in which the number of nominees exceeds the number of directors to be elected, our directors must be elected by a plurality of the votes cast.

Your bank, broker or other nominee may not vote your shares for the election of directors at the Annual Meeting, unless you inform such person how you want your shares voted. In addition, pursuant to rules passed in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, your bank, broker or other nominee may not vote your shares with respect to the “Say-on-Pay” advisory vote, unless you inform them how to vote.

The approval of Proposal Nos. 2, 3, 4 and 7 requires the affirmative vote of a majority of the votes cast on each proposal. For purposes of determining the number of votes cast at the Annual Meeting with respect to Proposal Nos. 2, 3, 4 and 7, only those votes cast “For” or “Against” are included in the calculation of votes cast. On Proposal No. 5, the “Say-on-Pay” advisory vote, a majority of the votes cast will reflect the advice of the shareholders. Proposal No. 6, the amendment of the Company’s Restated Certificate of Incorporation, requires the affirmative vote of seventy-five percent of the outstanding shares entitled to vote thereon.

Our transfer agent will tabulate the votes cast at the Annual Meeting. Abstentions and/or broker non-votes are counted as shares present at the Annual Meeting for purposes of determining a quorum. Abstentions and/or broker non-votes are not included in the determination of the shares voted on Proposal Nos. 1, 2, 3, 4, 5, 6 or 7.

Participants in our 401(k) plan may direct the plan trustee how to vote the shares allocated to their accounts. The 401(k) plan provides that the trustee will vote any shares for which the trustee does not receive voting instructions in the same proportion as the shares voted by the plan’s participants. To allow sufficient time for the trustee to vote your shares under your 401(k) plan, your voting instructions must be received by 9:00 a.m. New York time on April 16, 2012.

WHAT HAPPENS IF I DO NOT GIVE SPECIFIC VOTING INSTRUCTIONS?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting over the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxies will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Street Name Holders. If you hold your shares in street name (through a bank, broker or other nominee) and do not provide specific voting instructions, then, under the rules of the New York Stock Exchange, the bank, broker or other nominee may generally vote on routine matters but cannot vote on non-routine matters. If you do not provide voting instructions on non-routine matters, your shares will not be voted by your bank, broker or other nominee. This is referred to as a “broker non-vote.”

WHICH BALLOT MEASURES ARE CONSIDERED “ROUTINE” OR “NON-ROUTINE”?

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012 (Proposal No. 2) is considered a routine matter. A bank, broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

The election of directors (Proposal No. 1), the vote to approve the 2012 Long Term Incentive Plan (Proposal No. 3), the vote to approve the Employee Stock Purchase Plan (Proposal No. 4), the approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 5), Management’s proposal to amend the Company’s Restated Certificate of Incorporation (Proposal No. 6) and the shareholder proposal on sustainability reporting (Proposal No. 7) are matters considered non-routine. A bank, broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal Nos. 1, 3, 4, 5, 6 and 7.

HOW CAN I CHANGE MY VOTE OR REVOKE MY PROXY?

Any record holder delivering a proxy has the power to change his or her vote and/or revoke his or her proxy at any time before it is voted by:

•	giving notice of revocation in writing to our Secretary, at C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974 (by mail or overnight delivery);

•	executing and delivering to our Secretary or our transfer agent, Computershare Trust Company, a proxy card relating to the same shares bearing a later date than the original proxy card; or

•	voting in person at the Annual Meeting.

Please note, however, that under the rules of the national stock exchanges, any holder of our common stock whose shares are held in street name by a member brokerage firm may revoke his or her proxy and vote his or her shares in person at the Annual Meeting only in accordance with applicable rules and procedures of those exchanges, as employed by the street name holder’s brokerage firm. In addition, if you hold your shares in street name, you must have a valid proxy from the record holder of the shares to vote in person at the Annual Meeting.

WHAT CONSTITUTES A QUORUM?

Under New Jersey law and our by-laws, the presence in person or by proxy of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting constitutes a quorum. On February 27, 2012, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, our outstanding voting securities consisted of 84,806,055 shares of common stock. Each share is entitled to one vote.

WHO CAN ATTEND THE ANNUAL MEETING?

If you are a record holder as of the record date, you may attend the Annual Meeting and must present the Admission Ticket attached to your proxy card. If you hold your shares in street name, you will need to provide proof of ownership from your bank, broker or other nominee.

HOW CAN I FIND VOTING RESULTS OF THE ANNUAL MEETING?

We will announce preliminary voting results at the Annual Meeting and file a Form 8-K with the Securities and Exchange Commission indicating final results.

HOW CAN I GET A COPY OF THE DOCUMENTS REFERRED TO IN THIS PROXY STATEMENT?

This proxy statement refers to certain documents that are available on our website located at www.crbard.com. A copy of these documents is also available, free of charge, upon written request sent to C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974, Attention: Secretary.

WHO BEARS THE COST OF SOLICITING PROXIES?

We have retained Georgeson Shareholder Communications, Inc. to solicit proxies for a fee of $9,000, plus reasonable out-of-pocket expenses. Our officers and other employees may also solicit proxies. The cost of solicitation will be borne by the Company.

HOW DO I COMMUNICATE WITH OUR BOARD OF DIRECTORS?

Shareholders may communicate directly with our Board of Directors, the independent members of our Board of Directors or our Audit Committee. The process for doing so is described on our website at www.crbard.com on the “Contacts” page.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below indicates all persons who, to our knowledge, beneficially owned more than 5% of our outstanding common stock as of February 27, 2012:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Donald A. Yacktman 6300 Bridgepoint Parkway, Bldg. 1, Suite 320 Austin, TX 78730	5,880,926	(1)	6.9%
ValueAct Capital 435 Pacific Avenue, 4th Floor San Francisco, CA 94133	5,872,939	(2)	6.9%
The Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, New York 10286	5,726,218	(3)	6.7%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,129,906	(4)	6.0%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	4,428,873	(5)	5.2%

(1)	Reflects Mr. Yacktman’s beneficial ownership of: (i) 30,000 shares of common stock beneficially owned by the Yacktman Family Trust, whereby Mr. Yacktman’s wife serves as a co-trustee; (ii) 2,400 shares of common stock held by the Yacktman Family Revocable Trust, whereby Mr. Yacktman and his wife serve as co-trustees; (iii) 2,500 shares of common stock held by the Donald A. Yacktman GRAT, whereby Mr. Yacktman’s wife serves as a trustee; (iv) 4,750,000 shares of common stock beneficially owned by The Yacktman Funds, Inc., an investment company registered under the Investment Company Act of 1940; and (v) 1,096,026 shares of common stock beneficially owned by Yacktman Asset Management Co., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Mr. Yacktman holds 100% of the outstanding shares of capital stock of Yacktman Asset Management Co. Reflects for Mr. Yacktman, sole voting power with respect to 5,875,726 shares, shared voting power with respect to 1,090,826 shares, sole dispositive power with respect to 5,875,726 shares and shared dispositive power with respect to 5,200 shares. Reflects for The Yacktman Funds, Inc. beneficial ownership of 4,750,000 shares consisting of sole voting power with respect to 4,750,000 shares, and shared voting, sole dispositive and shared dispositive power with respect to 0 shares. Reflects for Yacktman Asset Management Co. beneficial ownership of 1,096,026 shares consisting of sole voting power with respect to 1,090,826 shares, sole dispositive power with respect to 5,200 shares, and shared voting and shared dispositive power with respect to 0 shares. The foregoing information is based solely on a Schedule 13G filed by Mr. Yacktman, The Yacktman Funds, Inc. and Yacktman Asset Management Co. with the SEC on February 2, 2012 that reported beneficial ownership as of December 31, 2011.

(2)

Reflects shared voting and dispositive power with respect to 5,872,939 shares (and sole voting and dispositive power with respect to 0 shares) for each of (a) ValueAct Capital Master Fund, L.P. (“ValueAct Master Fund”), (b) VA Partners I, LLC (“VA Partners I”), (c) ValueAct Capital Management, L.P. (“ValueAct Management L.P.”), (d) ValueAct Capital Management, LLC (“ValueAct Management LLC”), (e) ValueAct Holdings, L.P. (“ValueAct Holdings”) and (f) ValueAct Holdings GP, LLC (“ValueAct Holdings GP”) (collectively, “ValueAct”). ValueAct Master Fund is a limited partnership organized under the laws of the British Virgin Islands. VA Partners I is a Delaware limited liability company, the principal business of which is to serve as the General Partner to ValueAct Master Fund. ValueAct Management L.P. is a Delaware limited partnership which renders management services to ValueAct Master Fund. ValueAct Management LLC is a Delaware limited liability company, the principal business of which is to serve as the General Partner to ValueAct Management L.P. ValueAct Holdings is a Delaware limited partnership and is the sole owner of the limited partnership interests of ValueAct Management L.P. and the membership interests of VA Partners I. ValueAct Holdings GP is a Delaware limited liability company, the principal business of which is to serve as the General Partner to ValueAct Holdings. Shares reported as beneficially owned by ValueAct Master Fund are also reported as beneficially owned by: (i) ValueAct Management L.P. as the manager of each such investment partnership; (ii) ValueAct Management LLC, as General Partner of ValueAct Management L.P.; (iii) ValueAct Holdings, as the sole owner of the limited partnership interests of ValueAct Management L.P. and the membership interests of ValueAct Management LLC and as the majority owner of the membership interests of VA Partners I; and (iv) ValueAct Holdings GP, as General Partner of ValueAct Holdings. Shares reported as beneficially owned by ValueAct Master Fund are also reported as beneficially owned by VA Partners I, as General Partner of ValueAct Master Fund. VA Partners I, ValueAct Management L.P., ValueAct Management LLC, ValueAct Holdings and ValueAct Holdings GP also, directly or indirectly, may own interests in one or more than one of the partnerships from time to time. By reason of such relationship ValueAct Master Fund is reported as having shared power to vote or to direct the vote, and shared power to dispose or direct the disposition of, such shares of common stock, with VA Partners I (only with respect to ValueAct Master Fund), ValueAct Management L.P., ValueAct Management LLC, ValueAct Holdings and ValueAct Holdings GP. The foregoing information is based solely on Amendment No. 2 to Schedule 13D jointly filed by the ValueAct entities with the SEC on January 25, 2012 that reported beneficial ownership as of January 20, 2012.

(3)	Reflects the beneficial ownership of The Bank of New York Mellon Corporation and various related entities as follows (a) for The Bank of New York Mellon Corporation reflects beneficial ownership of 5,726,218 shares consisting of sole voting power with respect to 4,707,556 shares, shared voting power with respect to 395 shares, sole dispositive power with respect to 5,533,189 shares, and shared dispositive power with respect to 10,179 shares, (b) for MBC Investments Corporation reflects beneficial ownership of 5,089,047 shares consisting of sole voting power with respect to 3,944,228 shares, sole dispositive power with respect to 5,089,047 shares, and shared voting and dispositive power with respect to 0 shares, (c) for each of Mellon International Holdings S.A.R.L. and BNY Mellon International Asset Management Group Limited reflects beneficial ownership of 4,436,097 shares consisting of sole voting power with respect to 3,571,413 shares, sole dispositive power with respect to 4,436,097 shares, and shared voting and dispositive power with respect to 0 shares, and (d) for Walter Scott & Partners Limited reflects beneficial ownership of 4,406,181 shares consisting of sole voting power with respect to 3,571,413 shares, sole dispositive power with respect to 4,406,181 shares, and shared voting and dispositive power with respect to 0 shares. The shares reported are beneficially owned by the following direct or indirect subsidiaries of The Bank of New York Mellon Corporation: The Bank of New York Mellon; BNY Mellon, National Association; BNY Mellon Trust of Delaware; The Dreyfus Corporation (parent holding company of MBSC Securities Corporation); Lockwood Advisors, Inc.; Mellon Capital Management Corporation; Newton Capital Management Limited; Walter Scott & Partners Limited; MBSC Securities Corporation; Pershing LLC; B.N.Y. Holdings (Delaware) Corporation (parent holding company of BNY Mellon Trust of Delaware); MBC Investments Corporation (parent holding company of Mellon Capital Management Corporation); Mellon International Holdings S.A.R.L. (parent holding company of BNY Mellon International Asset Management Group Limited); BNY Mellon International Asset Management Group Limited (parent holding company of Newton Management Limited; Walter Scott & Partners Limited); Newton Management Limited (parent holding company of Newton Capital Management Limited and Newton Investment Management Limited); Pershing Group LLC (parent holding company of Lockwood Advisors, Inc. and Pershing LLC); and The Bank of New York Mellon SA/NV (parent holding company of BNY Mellon Service Kapitalanlage-Gesellschaft mbH). The foregoing information is based solely on Amendment No. 2 to the Schedule 13G filed by The Bank of New York Mellon Corporation and related entities on January 30, 2012 reporting beneficial ownership as of December 31, 2011.

(4)	Reflects sole voting and shared dispositive power with respect to 121,303 shares, and sole dispositive power with respect to 5,008,603 shares. The foregoing information is based solely on a Schedule 13G filed by Vanguard Group Inc. with the SEC on February 8, 2012 that reported beneficial ownership as of December 31, 2011.

(5)	Reflects sole voting and dispositive power with respect to 4,428,873 shares, and shared voting and dispositive power with respect to 0 shares. The foregoing information is based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 9, 2012 that reported beneficial ownership as of December 31, 2011.

SECURITY OWNERSHIP OF MANAGEMENT

The table below contains information as of February 27, 2012 with respect to the beneficial ownership of our common stock by each of the following individuals, in each case, based on information provided by these individuals:

•	directors and director nominees;

•

our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during the last fiscal year, whom we collectively refer to as the “named executive officers”; and

•	all directors and executive officers as a group.

Unless otherwise noted in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of our common stock shown as beneficially owned.

	Shares of Common Stock Beneficially Owned
Name	Held as of February 27, 2012(1)(2)		Right to Acquire Within 60 Days of February 27, 2012 Under Options	Percent of Class
Sharon M. Alterio	54,789		61,066	*
David M. Barrett	7,441		800	*
Marc C. Breslawsky	61,045		11,600	*
Timothy P. Collins	55,589		60,036	*
Herbert L. Henkel	31,449		11,600	*
John C. Kelly	11,864		800	*
Theodore E. Martin	26,886		—	*
G. Mason Morfit (3)	—		—	*
Gail K. Naughton	10,450		1,600	*
Timothy M. Ring	275,850	(4)	643,401	1.07%
Todd C. Schermerhorn	92,012		68,350	*
Tommy G. Thompson	18,046		5,600	*
John H. Weiland	200,963		371,241	*
Anthony Welters	36,372		11,600	*
Tony L. White	52,350		11,600	*
All Directors and Executive Officers as a group (22 people)	1,171,150		1,556,664	3.2%

*	Represents less than 1% of our outstanding common stock.

(1)	Includes phantom stock shares credited to the accounts of non-employee directors under our Deferred Compensation Contract, Deferral of Directors’ Fees for non-employee directors, as follows: David M. Barrett, 1,406; Marc C. Breslawsky, 27,982; Herbert L. Henkel, 13,672; John C. Kelly, 822; Theodore E. Martin, 9,732; Tommy G. Thompson, 6,044; Anthony Welters, 16,503; and Tony L. White, 19,373. See “Director Compensation – Fees and Deferred Compensation.” Also includes share equivalent units credited to the accounts of non-employee directors under the Stock Equivalent Plan for Outside Directors, as follows: David M. Barrett, 2,472; Marc C. Breslawsky, 22,300; Herbert L. Henkel, 9,964; John C. Kelly, 2,472; Theodore E. Martin, 8,218; Gail K. Naughton, 6,814; Tommy G. Thompson, 5,839; Anthony Welters, 15,106; and Tony L. White, 22,300. See “Director Compensation – Stock Equivalent Plan for Outside Directors.” Non-employee directors do not have the right to vote phantom stock shares or share equivalent units.

(2)	Includes restricted stock units purchased under our Management Stock Purchase Program, as follows: Sharon M. Alterio, 23,565; Timothy P. Collins, 28,305; Timothy M. Ring, 68,844; Todd C. Schermerhorn, 20,131; John H. Weiland, 62,850; and all executive officers (other than the named executive officers) as a group, 105,742. See “Executive Officer Compensation – Nonqualified Deferred Compensation – MSPP.” Participants in the Management Stock Purchase Program do not have the right to vote restricted stock units. Also includes restricted stock units granted under our 2003 Long Term Incentive Plan, as follows: Sharon M. Alterio, 7,676; Timothy P. Collins, 7,676; Timothy M. Ring, 19,319; John H. Weiland, 12,052; and all executive officers (other than the named executive officers) as a group, 29,274. See the narrative following the Summary Compensation Table, under the heading “Stock Awards – Annual Grants.”

(3)

G. Mason Morfit was elected by the Board of Directors in January 2012. A total of 5,872,939 shares are owned directly by ValueAct Capital Master Fund, L.P. and may be deemed to be beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the

sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. G. Mason Morfit is a member of the Management Board of ValueAct Holdings GP, LLC and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. See footnote 2 to “Security Ownership of Certain Beneficial Owners” above.

(4)	Includes 612 shares owned by family members and as to which beneficial ownership is disclaimed by Mr. Ring.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors, certain of our officers and our ten percent shareholders are required to report to the Securities and Exchange Commission, or the “SEC,” and the New York Stock Exchange, or the “NYSE,” by specific dates, transactions and holdings in our common stock. Based on our review of these reports and other information provided by those persons, we believe that during fiscal year 2011 all of these filing requirements were timely satisfied.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

There are currently twelve members on our Board of Directors, which is divided into three classes. Class I consists of Marc C. Breslawsky, Herbert L. Henkel, Timothy M. Ring and Tommy G. Thompson, whose terms expire at the Annual Meeting and who have been nominated for re-election at the Annual Meeting. Class II consists of David M. Barrett, Theodore E. Martin, Anthony Welters and Tony L. White, whose terms expire in 2013, and G. Mason Morfit who was elected by the Board of Directors in January 2012 and is being nominated for election by the shareholders at the Annual Meeting. Class III consists of John C. Kelly, Gail K. Naughton and John H. Weiland whose terms expire in 2014. Even if Proposal No. 6, to approve an amendment to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors is approved by the requisite vote of shareholders, the Class I Directors will continue in office until their term expires in 2015. We have no reason to believe that any nominee will be unable to serve.

Upon election by the shareholders, directors serve for a three-year term and until their successors are elected and qualified. The five nominees must receive a majority of the votes cast to be elected. A majority of the votes cast means that the number of votes cast in favor of a director nominee must exceed the number of votes cast against that director nominee. For purposes of determining the number of votes cast at the Annual Meeting, only those votes cast “For” or “Against” are included in the calculation of votes cast.

Under New Jersey law, a director’s term extends until his or her successor is elected and qualified. This is referred to as the “director holdover rule.” As a result, an incumbent director who is not re-elected because he or she does not receive a majority of the votes cast would nonetheless continue in office because no successor has been elected. To address this situation, we adopted a policy, which is included in our Corporate Governance Guidelines, that requires any incumbent director nominee who receives less than a majority of the votes cast in an uncontested election to tender his or her resignation promptly. Our Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept it. The Board of Directors will then act on the Governance Committee’s recommendation within 90 days following certification of the shareholders’ vote. In the event that the Board of Directors accepts the resignation, the Board of Directors may decrease the number of directors, fill the vacancy or take other appropriate action. See “Corporate Governance – The Board of Directors and Committees of the Board – Governance Committee – Director Resignation Policy.”

If the enclosed proxy card or voting instruction form is properly executed and received in time for the Annual Meeting, it is the intention of the persons named as proxies to vote the shares represented thereby “For” or “Against” the persons nominated for election as directors, or “Abstain” from voting, as instructed. If your shares are not registered in your name, please follow the directions you receive from the shareholder(s) of record (your bank, broker or other nominee), so that your shares are voted in accordance with your intent. The ability of brokers to exercise discretionary voting in uncontested director elections has been eliminated, which means that your broker may not vote your shares for the election of directors at the Annual Meeting unless you inform the broker how you want your shares voted. In the event that any nominee is unable to serve as a director, the accompanying proxy card will be voted for such other person or persons as may be nominated by our Board of Directors.

Set forth below are the names, principal occupations and directorships with public companies, in each case, for the past five years, ages of the directors and information relating to other positions held by them with us and other companies. Additionally, there is a brief discussion of each director’s experience, qualifications, attributes and/or skills that led to the conclusion that such person should serve as a director. There are no family relationships between or among any of the directors, executive officers and nominees for director.

Nominees for Re-election as Class I Directors

(Terms to Expire in 2015)

Marc C. Breslawsky Age 69 Director since 1996

Retired Chairman and Chief Executive Officer of Imagistics International Inc. (formerly Pitney Bowes Office Systems) (document imaging solutions). Mr. Breslawsky served as Chairman and Chief Executive Officer of Imagistics International Inc. from December 2001 to December 2005, having been President and Chief Operating Officer of Pitney Bowes Inc. from 1996 to 2001, Vice Chairman from 1994 to 1996 and President of Pitney Bowes Office Systems from 1990 to 1994. He is also a director of The Brink’s Company. Mr. Breslawsky was formerly a director of Océ-USA Holding, Inc. and UIL Holdings Corporation. Mr. Breslawsky is a member of the Audit Committee, the Finance Committee, and the Science and Technology Committee.

Mr. Breslawsky has been nominated to serve an additional term as a director as a result of his significant leadership experience in management, sales, finance and accounting for public companies, including his experience as Chairman and Chief Executive Officer of Imagistics International Inc., as well as his prior service on C. R. Bard’s Board, and experience on both the executive and finance committees of other large public companies. He is a member of the American Institute of Certified Public Accountants. Mr. Breslawsky received his B.A. from New York University and is a Certified Public Accountant.

Herbert L. Henkel Age 63 Director since 2002

Retired Chairman and Chief Executive Officer of Ingersoll-Rand Company. Mr. Henkel served as Chairman from February 2010 to June 2010, having been Chairman and Chief Executive Officer from May 2000 to February 2010, President and Chief Executive Officer from October 1999 to May 2000 and President and Chief Operating Officer from April to October 1999. Prior to that, Mr. Henkel served as President and Chief Operating Officer of Textron, Inc. from 1998 to 1999, having been President of Textron Industrial Products from 1995 to 1998. He is also a director of 3M Company and Visteon Corporation. Mr. Henkel was formerly a director of AT&T Corporation. Mr. Henkel is lead director and is also a member of the Compensation Committee, the Executive Committee, the Finance Committee and the Governance Committee.

Mr. Henkel has been nominated to serve an additional term as a director as a result of the breadth and significance of his experience in management, sales and marketing, as well as research and technical operations for global companies in a variety of industries. This experience includes his service as the Chairman and Chief Executive Officer of Ingersoll-Rand Company, a global diversified industrial company, as well as his prior service on our Board and experience on the audit, governance and nominating committees of other large public companies. He holds both a B.S. and an M.S. in engineering from Polytechnic University of New York, as well as an M.B.A. from Pace University, New York.

Tommy G. Thompson Age 70 Director since 2005

Former U.S. Department of Health and Human Services Secretary. Mr. Thompson served as Secretary of the U.S. Department of Health and Human Services from January 2001 to January 2005, having been Governor of Wisconsin from November 1986 to January 2001. Mr. Thompson was a partner in the Akin Gump Strauss Hauer & Feld LLP law firm from March 2005 to January 2012, and he served as Independent Chairman of the Deloitte Center for Health Solutions from March 2005 to May 2009. Mr. Thompson was Chairman of the Board of Logistics Health, Inc. from January 2011 to June 2011, having been President of Logistics Health, Inc. from February 2005 to January 2011. He is also a director of CareView Communications, Inc., Centene Corporation, Cytori Therapeutics, Inc. and United Therapeutics Corporation. Mr. Thompson was formerly a director of AGA Medical Corporation, CNS Response, Inc., PURE Bioscience, SpectraScience, Inc., VeriChip Corporation and Voyager Pharmaceutical Corporation. He is a member of the Governance Committee, the Regulatory Compliance Committee, and the Science and Technology Committee.

Mr. Thompson has been nominated to serve an additional term as a director as a result of his significant experience in the healthcare industry both as a public official and in the private sector. As Secretary of the U.S. Department of Health and Human Services, he oversaw the principal public agency for protecting the health of Americans and providing essential human services through its eleven divisions, including the U.S. Food and Drug Administration, the Office of Inspector General, the Center for Medicare and Medicaid Services, and the Center for Disease Control and Prevention. His experience also includes his prior service as Chairman of the Board and President of Logistics Health, Inc., which provides third party administrative support to public and private employers requiring occupational medical services. Mr. Thompson is a recipient of the prestigious Horatio Alger Award. He is also a member of the District of Columbia and Wisconsin bars. Mr. Thompson received both his B.S. and his J.D. from the University of Wisconsin-Madison.

Timothy M. Ring Age 54 Director since 2003

Chairman and Chief Executive Officer of C. R. Bard. Mr. Ring has served as Chairman and Chief Executive Officer of the Company since August 2003, having been Group President from April 1997 to August 2003, Group Vice President from December 1993 to April 1997 and Vice President-Human Resources from June 1992 to December 1993. He is also a director of Quest Diagnostics Incorporated. Mr. Ring was formerly a director of CIT Group Inc. Mr. Ring is a member of the Executive Committee.

Mr. Ring has been nominated to serve an additional term as a director due to his prior service on our Board and nearly 20 years of experience in various leadership capacities at C. R. Bard, including as the Company’s Chairman and Chief Executive Officer. He was previously responsible for the Company’s global Vascular and Specialty Access businesses. Mr. Ring has been instrumental in developing and implementing C. R. Bard’s current strategic direction. Prior to joining the Company, he gained valuable experience in leadership roles at Abbott Laboratories in both human resources and general management. Mr. Ring is a Trustee of the Foundation of The University of Medicine & Dentistry of New Jersey. He holds a B.S. in Industrial and Labor Relations from Cornell University.

Nominee for Election as Class II Director

(Term to Expire in 2013)

G. Mason Morfit Age 36 Director since 2012

Partner and member of the Management Committee of ValueAct Capital Management, L. P. (“ValueAct”), one of Bard’s largest shareholders. Mr. Morfit has been a partner of ValueAct since January 2003, having been an associate with ValueAct from January 2001 to December 2002. Prior to joining ValueAct, Mr. Morfit worked in equity research at Credit Suisse First Boston from September 1999 to November 2000. Mr. Morfit is also a director of Valeant Pharmaceuticals International, Inc. He was formerly a director of Advanced Medical Optics, Inc. Mr. Morfit is a member of the Audit Committee and the Finance Committee.

In January 2012, the Company entered into a Cooperation Agreement with ValueAct and Mr. Morfit pursuant to which the Company’s Board of Directors increased the size of the Board, and appointed Mr. Morfit as a director and determined to nominate him for election as a director at the 2012 Annual Meeting of Shareholders. In addition, ValueAct agreed, subject to exceptions, not to engage in certain transactions regarding the Company and its securities until a date specified in the Cooperation Agreement. If elected, Mr. Morfit will serve until the Company’s 2013 Annual Meeting of Shareholders. Mr. Morfit is qualified to serve as a director due to his experience as a seasoned investor involved in the strategic planning for other companies and his experience on the audit, governance and compensation committees of other public companies. Mr. Morfit holds a B.A. from Princeton University and is a CFA Charterholder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF ALL DIRECTOR NOMINEES.

Other Directors of the Company Class II Directors (Terms Expire in 2013)

David M. Barrett, M.D. Age 69 Director since 2009

Emeritus President and Chief Executive Officer of Lahey Clinic (a nonprofit, multispeciality healthcare organization). Dr. Barrett retired from his position as President and CEO of Lahey Clinic having served in this role from September 1999 to November 2010 and as a member of its Board of Trustees and Chair of the Board of Governors from September 1999 to November 2010, having been Chair of the Department of Urology of Mayo Clinic, Vice Chair of the Board of Governors, Trustee of the Mayo Foundation and a member of its Executive Committee since 1975. He is also an Adjunct Professor of Surgery at Dartmouth Medical School. Dr. Barrett is currently an Emeritus Trustee of the Lahey Clinic and the Mayo Clinic. Dr. Barrett is a member of the Audit Committee, the Regulatory Compliance Committee, and the Science and Technology Committee.

Dr. Barrett is qualified to serve as a director as a result of, among other things, the breadth of healthcare experience that he brings to C. R. Bard. As President and Chief Executive Officer of Lahey Clinic, Dr. Barrett oversaw one of the largest healthcare systems in New England. He also currently serves on the audit committee of the CommonFund, an institutional investment firm that works with the nonprofit and pension investment communities. In addition, before joining Lahey Clinic in September 1999, he had a distinguished career as a physician, teacher and administrator at Mayo Clinic. Dr. Barrett is an authority on urologic oncology, urinary incontinence, bladder reconstruction and genitourinary prostheses. Dr. Barrett received his B.A. from Albion College and his M.D. from Wayne State University School of Medicine.

Theodore E. Martin Age 72 Director since 2003

Retired President and Chief Executive Officer of Barnes Group Inc. Mr. Martin served as President and Chief Executive Officer of Barnes Group Inc. from 1995 through 1998, having been Group Vice President from 1990 to 1995. He is also a director of Ingersoll-Rand Company. Mr. Martin was formerly a director of Applera Corporation and Unisys Corporation. Mr. Martin is a member of the Audit Committee, the Compensation Committee, the Regulatory Compliance Committee, and the Science and Technology Committee.

Mr. Martin is qualified to serve as a director as a result of over 40 years of experience, including as a senior executive officer and a director at other large public companies, and as a member of C. R. Bard’s Board. This experience includes his service as the President and Chief Executive Officer of Barnes Group Inc., a manufacturer of precision metal parts and a distributor of industrial supplies. He holds a B.A. from Syracuse University and an M.B.A. from the University of Hawaii.

Anthony Welters Age 57 Director since 1999

Executive Vice President of UnitedHealth Group, Inc. (a diversified health and well-being company). Mr. Welters has served as Executive Vice President of UnitedHealth Group, Inc. since November 2006 and as a Member of the Office of the Chief Executive Officer since January 2011. He also served as President of the Public and Senior Markets Group from September 2007 to December 2010. Mr. Welters has also served as President and Chief Executive Officer of AmeriChoice Corporation, a UnitedHealth Group Company, and Chairman and Chief Executive Officer of AmeriChoice Corporation and its predecessor companies since 1989. He is also a director of West Pharmaceutical Services, Inc. Mr. Welters was formerly a director of Qwest Communications International, Inc. Mr. Welters is a member of the Compensation Committee, the Governance Committee and the Regulatory Compliance Committee.

Mr. Welters is qualified to serve as a director as a result of over 20 years of experience in the healthcare industry and his prior service on C. R. Bard’s Board. This experience includes his service as Executive Vice President of UnitedHealth Group, which designs products, provides services and applies technologies designed to improve access to health and well-being services. He is a recipient of the prestigious Horatio Alger Award and serves as a director of the Horatio Alger Association. He also serves as Chairman of the Board of Trustees for the Morehouse School of Medicine in Atlanta. Mr. Welters holds a B.A. from Manhattanville College and a J.D. from New York University School of Law.

Tony L. White Age 65 Director since 1996

Retired Chairman, President and Chief Executive Officer of Applied Biosystems, Inc. (formerly Applera Corporation). Mr. White served as Chairman, President and Chief Executive Officer of Applied Biosystems, Inc. from September 1995 through November 2008. He is also a director of CVS Caremark Corporation and Ingersoll-Rand Company. Mr. White was formerly a director of AT&T Corporation. Mr. White is a member of the Compensation Committee, the Executive Committee and the Governance Committee.

Mr. White is qualified to serve as a director as a result of his significant experience in the life sciences industry. His experience includes his service as Chairman, President and Chief Executive Officer of Applied Biosystems, Inc., a life sciences and products company, as well as his prior service on C. R. Bard’s Board and experience on both the executive and compensation committees of other large public companies. He also held a number of management positions both in the United States and internationally during a 26-year career at Baxter International, Inc. Mr. White received his B.A. from Western Carolina University.

Class III Directors

(Terms Expire in 2014)

John C. Kelly Age 69 Director since 2009

Former Senior Vice President, Finance of Pfizer Inc. (pharmaceutical products). Mr. Kelly served as Senior Vice President, Finance of Pfizer Inc. from October 2009 to February 2010, having been Vice President and Controller of Wyeth (pharmaceutical and healthcare products) since March 2008. Mr. Kelly held various other positions, including Vice President, Finance Operations, since joining Wyeth in 2002. He is also a director of The Medicines Company. Mr. Kelly is a member of the Audit Committee and the Finance Committee.

Mr. Kelly is qualified to serve as a director as result of over 40 years of experience in accounting and finance, as well as his background in healthcare. Prior to joining Wyeth (and then Pfizer), where he handled a wide range of assignments in finance, he spent more than 35 years in public accounting at Arthur Andersen in various leadership capacities, including as the partner in charge of audit and business consulting practices in the New York metropolitan area. He is a certified public accountant and was an elected member of the Council of the American Institute of Certified Public Accountants. He earned both his B.S. in business administration and M.B.A. in international finance from Seton Hall University.

Gail K. Naughton, Ph.D. Age 56 Director since 2004

Chairman and Chief Executive Officer of Histogen, Inc. (regenerative medicine). Dr. Naughton has served as the Chairman and Chief Executive Officer of Histogen, Inc. since June 2007, having been Vice Chairman of Advanced Tissue Sciences, Inc. (ATS) (human-based tissue engineering) from March 2002 to October 2002, President from August 2000 to March 2002, President and Chief Operating Officer from 1995 to 2000 and co-founder and director since inception in 1991. Dr. Naughton also served as Dean of the College of Business Administration at San Diego State University from August 2002 to June 2011. In March 2003, ATS liquidated pursuant to an order of the United States Bankruptcy Court for the Southern District of California, following the filing of a voluntary petition under Chapter 11 in October 2002. Dr. Naughton was formerly a director of Celera Corporation and SYS Technologies, Inc. Dr. Naughton is a member of the Governance Committee, the Regulatory Compliance Committee, and the Science and Technology Committee.

Dr. Naughton is qualified to serve as a director because of the breadth of her life sciences industry knowledge and experience, including her experience as Chairman and Chief Executive Officer of Histogen, Inc. Dr. Naughton was the first woman to be awarded the National Inventor of the Year award by The Intellectual Property Owners Association. She has conducted extensive research, authored numerous scientific publications and holds more than 95 U.S. and foreign patents. Dr. Naughton has also built a distinguished academic career, including serving as the Dean of the College of Business Administration, San Diego State University and on the boards of several academic institutions, non-profit organizations and foundations. Dr. Naughton earned a B.S. from St. Francis College, Brooklyn, New York, and both an M.S. in Histology and a Ph.D. in Hematology from New York University Medical Center. She also holds an M.B.A. in Executive Management from the Anderson School at the University of California, Los Angeles.

John H. Weiland Age 56 Director since 2005

President and Chief Operating Officer of C. R. Bard. Mr. Weiland has served as President and Chief Operating Officer of the Company since August 2003, having been Group President from April 1997 to August 2003 and Group Vice President from March 1996 to April 1997. Mr. Weiland joined C. R. Bard from Dentsply International, where he was a Senior Vice President, until March 1996. He is also a director of West Pharmaceutical Services, Inc.

Mr. Weiland is qualified to serve as a director as a result of his extensive knowledge and experience in the medical device industry, his prior service on the Board of C. R. Bard, and 16 years of experience in various leadership capacities at our company. Mr. Weiland joined C. R. Bard in 1996 as Group Vice President and was promoted to Group President in 1997, with responsibility for C. R. Bard’s Surgical, Urological and Endoscopic Technology businesses, and its worldwide manufacturing operations. He was promoted to President and Chief Operating Officer in August 2003. Mr. Weiland also held senior management positions at Dentsply International, American Hospital Supply and Baxter Healthcare. In 1987, he was named a White House Fellow and served as a Special Assistant to two members of President Reagan’s cabinet. Mr. Weiland is a 2012 recipient of the prestigious Horatio Alger Award. Mr. Weiland received a B.S. in Biology from DeSales University and an M.B.A. from New York University.

CORPORATE GOVERNANCE

Director Independence

The NYSE listing standards require that a majority of our Board of Directors be independent. No director qualifies as independent unless our Board affirmatively determines that the director has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. In accordance with the NYSE listing standards, our Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are available on our website at www.crbard.com. The Corporate Governance Guidelines contain categorical standards for director independence. These standards provide that the following relationships will not be considered a material relationship that would impair a director’s independence:

•

A director who is a director, an executive officer or an employee, or whose immediate family member is a director, an executive officer or an employee, of a company that makes payments to, or receives payments from, C. R. Bard for goods or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 or 2% of that other company’s consolidated gross revenues; or

•

A director who serves, or whose immediate family member serves, as an executive officer, director, trustee or employee of a charitable organization and our discretionary charitable contributions to the organization are less than the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues.

The Board of Directors has determined that all of the current members of the Board, other than Messrs. Ring and Weiland, are independent under the NYSE listing standards and satisfy our categorical standards. In making this determination, the Board considered ordinary course, arm’s-length commercial transactions with companies for which Messrs. Breslawsky, Henkel, Welters and White served as a director and/or an executive officer during 2011. In each case, the amount of the transactions with these companies was below the thresholds set forth in the NYSE listing standards and in the categorical standards in our Corporate Governance Guidelines.

In addition, in accordance with the NYSE listing standards, the Board of Directors has determined that the Audit Committee, Compensation Committee and Governance Committee are composed entirely of independent directors. The Board of Directors has also determined that each member of the Audit Committee is independent under the provisions of the Sarbanes-Oxley Act of 2002 and the rules of the SEC thereunder applicable to audit committee independence.

We have also adopted a Code of Ethics for Senior Financial Officers of C. R. Bard, Inc. which is available on our website at www.crbard.com.

The Board of Directors and Committees of the Board

The Board of Directors held six meetings in 2011. During 2011, each director attended more than 75% of all meetings of the Board of Directors and Committees on which he or she served.

Director Attendance at Annual Meetings

We encourage all of the directors to attend the annual meeting of shareholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as the annual meeting of shareholders. Each member of the Board of Directors attended the 2011 Annual Meeting of Shareholders.

Board Committees

The Board of Directors had the following standing committees in 2011: an Audit Committee, a Compensation Committee, a Governance Committee, a Regulatory Compliance Committee, a Science and Technology Committee, a Finance Committee and an Executive Committee.

The following table names the directors and identifies the Committees on which they presently serve:

Director	Audit	Compensation	Finance	Governance	Regulatory Compliance	Science & Technology	Executive
David M. Barrett	X				X	X
Marc C. Breslawsky	X		C			X
Herbert L. Henkel		X	X	C			X
John C. Kelly	C		X
Theodore E. Martin	X	X			X	C
G. Mason Morfit	X		X
Gail K. Naughton, Ph. D.				X	X	X
Timothy M. Ring							C
Tommy G. Thompson				X	X	X
John H. Weiland
Anthony Welters		X		X	C
Tony L. White		C		X			X

“C” indicates Committee Chair.

Audit Committee

The Audit Committee met six times during 2011. As chair of the Audit Committee in 2011, Mr. Kelly also conducted several interim meetings with management to review our quarterly earnings press releases and filings relating to certain of our benefit plans. The Board of Directors has determined that each of the members of the Audit Committee (other than Mr. Morfit) is an “audit committee financial expert” as defined by the rules and regulations adopted by the SEC. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee operates under a written charter that is available on our website at www.crbard.com.

The principal functions of the Audit Committee are to:

•	appoint, determine the compensation of, terminate and oversee the work of our independent registered public accounting firm;

•	approve in advance all audit and non-audit services provided by our independent registered public accounting firm;

•

review with management and our independent registered public accounting firm, prior to public dissemination, our earnings press releases and annual and quarterly financial statements, including disclosure contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	review, in consultation with our independent registered public accounting firm, management and our internal auditors, our financial reporting processes, including internal controls;

•	produce a report for inclusion in the annual proxy statement in accordance with applicable rules and regulations; and

•

report regularly to the full Board of Directors, including with respect to any issues that arise regarding the quality or integrity of our financial statements, the performance and independence of our independent registered public accounting firm or the performance of our internal audit function.

Compensation Committee

The Compensation Committee met seven times during 2011. Each member of the Compensation Committee must be determined by the Board of Directors to be an independent, non-employee and outside director under the rules of the NYSE and Rule 16b-3 under the Exchange Act and Section 162(m) of the Internal Revenue Code,

respectively. In 2011, the Board of Directors determined that all members of the Compensation Committee met these requirements. Except for the standard compensation received in connection with service on the Board of Directors and its committees, the members of the Compensation Committee are not eligible to participate in any of our compensation plans or programs that they administer. The Compensation Committee operates under a written charter that is available on our website at www.crbard.com.

The principal functions of the Compensation Committee are to:

•	establish and review our overall compensation philosophy;

•	review and approve corporate goals and objectives relevant to the CEO’s and other executive officers’ compensation;

•

evaluate the performance of the CEO and, with the assistance of the CEO, the performance of our other executive officers, and determine and approve the annual salary, bonus, equity-based incentives and other benefits and perquisites of the CEO and our other executive officers;

•	periodically review compensation programs and policies;

•	review, monitor and approve equity-based compensation plans;

•	produce a report for inclusion in the annual proxy statement in accordance with applicable rules and regulations; and

•	report regularly to the full Board of Directors on compensation matters.

Executive Officer Compensation Process

The Compensation Committee generally fulfills certain of its key responsibilities at periodic meetings throughout the year. At its February meeting, the Committee typically approves the amount of the annual incentive bonus awards, if any, for the prior plan year under our Executive Bonus Plan, evaluates the CEO’s performance for the past year and establishes his goals for the current year, approves increases to base salaries for senior executives for the current year and establishes the performance targets for the current plan year under our Executive Bonus Plan. At its December meeting, the Committee approves annual equity awards under our 2003 Long Term Incentive Plan and reviews the budget for merit-based increases in base salaries that are made early in the following year.

The Compensation Committee has the authority to select and/or retain compensation consultants to assist in the evaluation of executive compensation. To obtain access to independent compensation data, analysis and advice, an independent compensation consultant, Pearl Meyer & Partners, was retained in 2011 by the Compensation Committee. A representative of the consultant attends Compensation Committee meetings as necessary. The principal projects assigned to the consultant include evaluation of the composition of the peer group of companies, evaluation of levels of executive compensation and perquisites as compared to general market compensation data and the peer companies’ compensation data, and evaluation of proposed compensation programs or changes to existing programs. Pearl Meyer & Partners does not provide any other services to the Company and works with the Company’s management only on matters for which the Compensation Committee is responsible.

In making its executive compensation decisions, the Compensation Committee also receives recommendations from the CEO for all executive officers other than himself, as discussed in more detail in the Compensation Discussion and Analysis below. The CEO considers the compensation consultant’s reports in order to make base salary, annual bonus target and long-term incentive recommendations for the other named executive officers. He also regularly attends Compensation Committee meetings, although he is not present when the Committee discusses his compensation.

Although the Compensation Committee believes that input from the consultant and management provides it with a useful perspective, the Committee makes the final decisions as to the compensation programs and levels for all executive officers. The Compensation Committee has authority under its charter to delegate its responsibilities to a subcommittee of the Committee, but did not do so in 2011.

Compensation Committee Interlocks and Insider Participation

None of the directors on the Compensation Committee is or was formerly an officer or employee of C. R. Bard or had any relationship or related person transaction requiring disclosure under the rules of the SEC. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

Governance Committee

The Governance Committee met five times during 2011. The Governance Committee operates under a written charter that is available on our website at www.crbard.com.

The principal functions of the Governance Committee, which also performs the nominating committee role, are to:

•

identify individuals qualified to become directors and select, or recommend that the Board of Directors select, the candidates for director to be elected by the Board or by the shareholders at an annual or special meeting;

•	advise and make recommendations to the Board on all matters concerning Board procedures and directorship practices;

•	take a leadership role in shaping our corporate governance; and

•	consider and make recommendations to the Board of Directors regarding directors’ compensation and benefits.

Director Nomination Process

In considering possible candidates for director, the Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors. In addition, the Governance Committee seeks candidates who contribute knowledge, experience and skills in at least one of the following core competencies in order to promote a Board that, as a whole, possesses a good balance in these core competencies: accounting and finance, business judgment, management, industry knowledge, international markets, leadership and strategy/vision. In considering candidates for the Board, the Governance Committee considers the entirety of each candidate’s credentials and believes that, at a minimum, each nominee should satisfy the following criteria: highest character and integrity; experience and understanding of strategy and policy-setting; reputation for working constructively with others; sufficient time to devote to our Board matters; and no conflict of interest that would interfere with performance as a director. The Governance Committee also takes into account the core competencies of incumbent directors with a particular focus on their individual professional backgrounds, with the goal of ensuring diversity in the skill sets and applicable professional experience of directors, while promoting balanced perspectives of the Board as a whole.

In the case of incumbent directors whose terms of office are set to expire, the Governance Committee considers these directors’ overall service to us during their term, including attendance at meetings, level of participation and quality of performance. In the case of new director candidates, the Governance Committee compiles a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm to assist in identifying potential candidates. The Governance Committee then meets to discuss and consider candidates’ qualifications and independence and solicits input from other directors. One or more of the directors will discuss the position with those prospective candidates who appear likely to be able to fill a significant need of the Board of Directors and satisfy the criteria described above. If there appears to be sufficient interest, an in-person meeting will be arranged. If the Governance Committee, based on the results of these contacts, believes it has identified a viable candidate, it will discuss the matter with the full Board of Directors.

Shareholders may recommend director candidates for consideration by the Governance Committee. Recommendations should be sent to C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974, Attention: Secretary. The Governance Committee will evaluate shareholder-recommended director candidates in the same manner as it evaluates director candidates identified by other means. The shareholder making the recommendation should provide to the Governance Committee his or her name and address, that shareholder’s ownership of our common stock, a brief biography of the candidate, the candidate’s share ownership and any other information requested by the Governance Committee. See “Proposals of Shareholders” below for the notice and deadline requirements for shareholder recommendations.

Director Resignation Policy

Directors must be elected by the affirmative vote of a majority of the votes cast in an uncontested election. Under New Jersey law, a director’s term extends until his or her successor is elected and qualified. This is referred to as the “director holdover rule.” Consequently, an incumbent director who is not re-elected because he or she does not receive a majority of the votes cast would nonetheless continue in office because no successor has been elected. To address this situation, we adopted a policy, which is included in our Corporate Governance Guidelines, that requires any incumbent director nominee who receives less than a majority of the votes cast in an uncontested election to tender his or her resignation promptly. Our Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept it. In making their determinations, the Governance Committee and the Board may consider any factors or other information that they consider appropriate and relevant. Thereafter, the Board of Directors will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release or filing with the SEC. The Board will then act on the Governance Committee’s recommendation within 90 days following certification of the shareholders’ vote and in the event that the Board of Directors accepts the resignation, the Board may decrease the number of directors, fill the vacancy, or take other appropriate action.

Any director who tenders his or her resignation pursuant to the policy will not participate in the Governance Committee’s recommendation or Board of Directors action regarding whether to accept the resignation offer. However, if each member of the Governance Committee did not receive a majority vote at the same election, then the remaining independent directors who did receive a majority vote will consider the resignation offers to determine whether to accept them. A director whose resignation is not accepted by the Board will continue to serve until the next annual meeting at which he or she is up for election or until his or her earlier resignation or removal.

Director Compensation Process

The Governance Committee typically conducts an analysis of director compensation each year at its meeting held in October. The Governance Committee reviews survey data that is compiled by management from several independent sources in an effort to compare the amount and types of compensation offered by us against that of other companies and establishes an overall aggregate range of targeted compensation for non-employee directors. The survey data includes information from companies in healthcare and other industries. Among other factors, the Governance Committee considers the aggregate value of all forms of director compensation and the mix of compensation provided in the form of cash versus non-cash compensation, such as equity awards. In general, changes in director compensation are made by the Board of Directors upon the recommendation of the Governance Committee. The Governance Committee has discretion, under our 2005 Directors’ Stock Award Plan, to make stock or option awards in addition to those that are specifically called for in the plan. A description of the various elements of compensation provided to non-employee directors is set forth below under the heading “Director Compensation.” Directors who are also our employees do not receive additional compensation for their services as directors of the Company. The Governance Committee has authority under its charter to delegate its responsibilities to a subcommittee, but did not do so in 2011.

Leadership Structure

Our Chief Executive Officer, Mr. Ring, also serves as the Chairman of the Board of Directors. The Board of Directors believes that the decision as to who should serve as Chairman, and whether that office should be combined with the Chief Executive Officer role, belongs to the Board of Directors. Our directors possess significant experience and are in the best position to assess the structure of the Board of Directors and its committees, which includes matching the capabilities and expertise of each individual to their roles. The Board also believes in the importance of maintaining a strongly independent Board of Directors. The Board believes that its current structure ensures independent oversight.

The Board of Directors believes that Mr. Ring is best-positioned, as the person responsible for the day-to-day operations of the business, to set the agenda and to identify and lead strategic discussions for the Company. The Board also believes that it is important to employ certain safeguards to ensure that the Board of Directors fulfills its duty to shareholders and to protect the interests of our shareholders. Accordingly, the Corporate Governance Guidelines require that the Board make its own determination of what leadership structure works best for the Company and retains the ability to separate the roles of Chief Executive Officer and Chairman of the Board.

In conjunction with the Board of Directors, the Governance Committee considers the appointment of an independent lead director if the position of Chairman of the Board is held by the CEO or another non-independent director. In order to ensure that the independent directors continue to play a leading role in the Company’s governance, the Board of Directors established the position of a lead director commencing in January 2011. In December 2011, Mr. Henkel was elected by the independent directors to serve his second one-year term as lead director. The duties of the lead director include: chairing the meetings of the independent directors when the chairman is not present; working with the CEO to develop the board and committee agendas and approve the final agendas; ensuring full participation and engagement of all board members in deliberations; leading the board in all deliberations involving the CEO’s employment, including hiring, contract negotiations, performance evaluations, and dismissal; and counseling the CEO on issues of interest/concern to directors and encouraging all directors to engage with the CEO with their interests and concerns. See our Corporate Governance Guidelines for a more detailed description of the roles and responsibilities of the lead director, which are available on our website at www.crbard.com.

The Board of Directors has also appointed an independent (non-employee) director as the Chairman of each Committee of the Board. The Chairmen of the Audit Committee, the Compensation Committee and the Governance Committee, as appropriate, consult with management in advance of meetings to discuss the agenda for Committee meetings as well as the materials intended for distribution and use at the meetings. Many actions, such as determining the compensation of our executive officers and approving the financial statements and filings with the SEC, are determined by committees of the Board comprised solely of independent directors.

In addition, our Corporate Governance Guidelines, which were adopted by the Board of Directors, mandate that the Board of Directors hold regular executive sessions of independent directors without management present. These sessions are typically held following each meeting of the Board. In 2011, the lead director presided over the executive sessions. This format ensures that the Board considers issues independently outside the presence of management.

Regulatory Compliance Committee

The Regulatory Compliance Committee met four times during 2011. The Regulatory Compliance Committee operates under a written charter that is available on our website at www.crbard.com.

The principal functions of the Regulatory Compliance Committee are to:

•

oversee our compliance with laws, regulations (including reviewing quality assurance requirements and matters) and standards of conduct administered by, and commitments to, regulatory agencies worldwide with jurisdiction over us and our products; and

•	oversee our compliance program, including by recommending or approving revisions to our policies, procedures and administration of our compliance program.

Science and Technology Committee

The Science and Technology Committee met twice during 2011. The principal function of the Science and Technology Committee is to review and make recommendations on our science and technology portfolio and strategies.

Finance Committee

The Finance Committee met twice during 2011. The principal functions of the Finance Committee are to review certain financial matters, including our dividend policy, share repurchase authorizations, capital structure, financial hedging programs, and investment and borrowing programs.

Executive Committee

The Executive Committee did not meet in 2011. The Executive Committee has all of the authority of the Board of Directors, except as limited by law or rule, or NYSE listing standards.

Executive Sessions of Independent Directors

The independent directors hold regular executive sessions without management present, over which the lead director presides.

Communications with the Board of Directors

Shareholders and other interested parties may communicate directly with the Board of Directors, including the independent members of the Board and the Audit Committee members. The process for doing so is described on our website at www.crbard.com on the “Contacts” page.

Board Oversight of Risk Management

The Board of Directors plays an important role in the oversight of risk for the Company, with the primary responsibility for managing risk at the Company resting with senior management. The Board and committee meeting process is designed to ensure that key risks are reviewed at Board and committee meetings. At each meeting of the Board, directors are informed of and review, as appropriate, various areas of risk including those associated with operational matters (such as issues impacting the Company’s facilities or manufacturing plants), finance, regulatory and product quality issues, and legal proceedings, among others. For example, while our General Counsel is primarily responsible for managing legal proceedings, she provides the Board with regular updates on significant developments in these proceedings. As another example, the Company’s Risk Management function establishes and maintains the Company’s insurance programs, and, as necessary, reviews insurance-related risks typically with the Finance Committee or full Board.

Certain Board committees also serve an important role in risk oversight. Specifically, the Company’s internal audit function periodically reports to the Audit Committee on management’s process for identifying and evaluating both company-wide and financial risks. As part of this review, the internal audit function presents key risks for the Company, indicates the Board committee or functional area within the Company responsible for identifying and managing the risk, and, with respect to financial risks, summarizes the planned measures to address and/or reduce these risks through targeted actions.

The Board’s Regulatory Compliance Committee oversees the Company’s compliance with laws, regulations and standards of conduct administered by regulatory agencies worldwide with jurisdiction over the Company and our products. The Regulatory Compliance Committee regularly reviews quality and regulatory matters with members of our senior management. These reviews generally include discussion of the risks associated with particular matters and management’s plans to mitigate these risks.

Other committees also play a role in risk oversight. For instance, the Finance Committee periodically reviews with management certain financial matters, including our dividend policy, share repurchase authorizations, capital structure, financial hedging programs and the Company’s investment and borrowing decisions.

Insider Trading Policy

The Company maintains an insider trading policy that provides that the Company’s employees may not: buy, sell or engage in other transactions in the Company’s stock while aware of material non-public information; buy or sell securities of other companies while aware of material non-public information about those companies that they become aware of as a result of business dealings between the Company and those companies; disclose our material non-public information to any unauthorized persons outside of the Company; or engage in short-term transactions involving the Company’s securities such as trading in or writing options (other than options granted under the Company’s incentive plans), arbitrage trading or “day trading.” The Company applies this policy to its directors as well.

The Company also maintains a separate policy that restricts trading in Company securities for a limited group of Company employees (including executive officers) and directors to defined window periods that follow our quarterly earnings releases. Under that policy, executives are permitted to enter into Rule 10b5-1 trading plans only during open window periods.

Directors’ Ownership Guidelines

To more closely align the interests of directors and the Company’s shareholders, in December 2011, the Board amended the Corporate Governance Guidelines to establish stock ownership guidelines for non-employee directors. Under the new guidelines, each non-employee director is required to hold shares of the Company’s common stock and/or share equivalent units with an aggregate value of at least four times the annual cash retainer payable to such director. Current directors must comply with the guidelines within five years of December 14, 2011. New directors are allowed five years from their date of election to comply with the guidelines. Included in the determination of stock ownership for purposes of the guidelines are all shares beneficially owned and any share equivalent units held by a director under a Deferred Compensation Contract or the Stock Equivalent Plan for Outside Directors of C. R. Bard, Inc. Upon the request of a director, the Governance Committee will consider on a case-by-case basis whether modification of the ownership level is appropriate in light of a Director’s personal circumstances. With the exception of Mr. Morfit, who joined the Board in January 2012, all of our Directors have satisfied this requirement.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Key Compensation Decisions for 2011

•	Base Salary. We implemented U.S. salary increases in 2011 based upon a 3% merit budget, individual achievement against goals for 2010, and salary positions relative to our peer group.

•

Annual Incentives. In fiscal year 2011, we achieved another year of solid growth in a challenging environment. We met or exceeded our corporate financial goals of earnings per share, sales and cash flow under our annual bonus plan and, as a result, the 2011 corporate bonus performance achievement level was 105.3% of target.

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Long-Term Incentives. Based on our earnings per share growth over the four consecutive quarters ended September 30, 2011, we achieved the performance vesting of performance-contingent restricted stock and the performance-based accelerated vesting of stock options, both of which were granted on December 8, 2010.

Compensation Program Review and Assessment

Throughout 2011, the Compensation Committee, with the help of its independent consultant, Pearl Meyer & Partners, continued its efforts to examine various elements of our compensation program to improve the Company’s alignment of the Company’s compensation practices with those of our peer group and the alignment of management with our shareholders. These efforts built upon the Committee’s 2010 review and assessment aimed at identifying opportunities for improvement to our executive compensation program. In 2010, the Committee approved the following changes, which better aligned our practices with current governance practices:

•	Eliminated “walk-away rights” and excise tax gross-up payments in new change of control agreements;

•	Eliminated tax gross-up payments on Company cars;

•	Eliminated LSARs from new stock option grants;

•	Eliminated payment of dividends prospectively on performance-contingent shares and units for named executive officers and other senior executive officers, in favor of accrual; and

•	Eliminated many company-provided perquisites in favor of a perquisite allowance.

In 2011, the Committee focused primarily on performance measures and their relationship to the Company’s short- and long-term business strategies. As a result of the analysis, the Committee determined to maintain earnings per share as the primary performance measure for long-term incentive compensation, and to expand the use of growth in global revenue and net income for short-term compensation beginning in 2012 to strengthen the link of annual incentive compensation to the performance of our business. Also beginning in 2012, the Committee expects to introduce total shareholder return relative to our peers as an additional metric to correlate long-term compensation to our overall performance over a three-year period by introducing a new performance-based equity award. These new awards will measure the Company’s performance over this period based on achievement of both a pre-established earnings per share growth goal and our total shareholder return ranking as compared to our peers. The Committee believes that increasing the emphasis of performance measures other than earnings per share and changing the long-term incentive award mix to include this new three-year performance-based equity award will help drive the creation of long-term shareholder value, provide more balanced use of performance criteria and strengthen the alignment of management with shareholders.

In addition to the review and assessment of our compensation program described above, the Compensation Committee evaluated and established 2011 executive pay levels in the context of Company and individual performance for 2010 and 2011, competitive benchmarking and the impact of the global economic environment.

The Committee also considered the shareholder advisory vote to approve the compensation of our named executive officers at the 2011 Annual Meeting of Shareholders. Since a substantial majority (approximately 80%) of votes cast approved the compensation program described in the Company’s proxy statement for the 2011 Annual Meeting of Shareholders, for 2011 the Committee continued to apply substantially the same principles in designing the executive compensation program. The following discussion and analysis provides the background and context of the various compensation actions and decisions made during 2011.

General Compensation Philosophy and Procedures

Objectives

The primary objective of our overall executive compensation program is to provide balanced, comprehensive and competitive rewards for the short- and long-term in a cost-effective manner to the Company. The Compensation Committee, or the “Committee,” has designed and administered our executive compensation program with the following objectives in mind:

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Compensation is performance-based: A substantial portion of the total compensation opportunity should be variable and dependent upon our operating and financial performance against pre-established goals approved annually by the Committee;

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Compensation is aligned with shareholder interests: The program should align the interests of executives with the long-term interests of our shareholders by encouraging ownership of our stock and providing other performance-based incentives to maximize shareholder value;

•	Compensation supports our business strategy: Our compensation program should reinforce our underlying business strategy and objectives by rewarding successful achievement of these business goals;

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Compensation opportunities are market competitive: Our compensation program should attract and reward experienced executives who are proven managers and consistently deliver operational and financial results; and

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Compensation promotes the retention of key executive officers: Our compensation program should promote retention of key executives to facilitate effective succession and the growth and development of individuals who are key to our succession plan.

We have designed our executive compensation program to incentivize achievement of earnings, sales and other financial metrics that we believe deliver value to our shareholders, drive operational results and promote high levels of individual performance. Our compensation program provides a combination of fixed and variable pay with an emphasis on at-risk compensation linked to performance goals. We believe that compensation levels in the medical device industry are dynamic and very competitive as a result of the need to attract and retain qualified executives with the necessary skills and experience to keep up with the complex regulatory environment in which we operate and to understand the rapidly changing medical technology in our industry. We believe that our current executive compensation program achieves our objectives effectively.

Target Compensation

As a result of the competitive environment discussed above, market practices greatly influence our executive compensation programs. When making annual compensation decisions, the Compensation Committee reviews annual market data analyses prepared by its independent compensation consultant. For our named executive officers, we generally target compensation opportunities for cash and equity-based compensation between the 50th and 75th percentile of the market. This approach enables us to attract and retain the level of qualified executive talent necessary to deliver sustained performance in a complex, global, medical device organization. We view this target range of compensation as a guideline, not a rule, in setting and adjusting our compensation programs. While the Committee attempts to base compensation decisions on the most recent market data available, it also recognizes the importance of flexibility, and may go above or below the targeted ranges for any individual or for any specific element of compensation. In addition, the position of each particular executive with respect to the targeted range may vary based on changes in the market, the executive’s salary increases, annual bonuses and the value of the executive’s equity plan grants. These factors are driven by attainment of the individual and corporate financial goals described below, as well as the performance of our stock.

In 2011, the Committee also considered the gap between Mr. Ring’s total compensation opportunity and the total compensation opportunity of the other named executive officers. The consultant’s compensation benchmarking report provided in October 2011 concluded that Mr. Ring’s total compensation is less than three times the total compensation of our other named executive officers, and that this multiple is below the peer group 50th percentile.

Compensation Benchmarking

The Compensation Committee reviews the compensation paid for similar positions at other companies within a designated peer group as one step in the process of setting the compensation levels for our named executive officers. Each year, the compensation consultant is requested to review our named executive officers’ base salary, total cash compensation, long-term incentive compensation and target compensation in relation to the peer group, using compensation market data obtained from proxy statements filed by the peer group companies and from compensation survey information that the consultant has gathered and evaluated. The Committee reviews the consultant’s reports and peer group comparisons.

Given the rapidly changing and competitive environment of the medical device industry, the Committee periodically reviews the composition of the peer group and considers whether modifications are appropriate. In 2011, the Compensation Committee determined that the composition of comparator companies remained relevant and appropriate, and maintained the same peer group from the prior year. The selected peer group companies are companies in the healthcare industry that fall within a reasonable range (both above and below us) of comparison factors such as revenue, market capitalization and net income, and/or that we compete with for executive talent, and whose products we compete with in the marketplace.

The following companies comprise the peer group:

Baxter International Inc.	Hologic, Inc.	St. Jude Medical, Inc.
Beckman Coulter, Inc.	Hospira, Inc.	Stryker Corporation
Becton Dickinson and Company, Inc.	Invacare Corporation	Teleflex Incorporated
Bio-Rad Laboratories, Inc.	Life Technologies Corp.	Thermo Fisher Scientific Inc.
Boston Scientific Corporation	Medtronic, Inc.	Varian Medical Systems, Inc.
Covidien Ltd.	Resmed, Inc.	Waters Corporation
Edwards Lifesciences Corporation	STERIS Corporation	Zimmer Holdings, Inc.

Annual Pay-for-Performance Analysis

Consistent with our objectives, pay-for-performance represents a significant criteria used in the development of our executive compensation program. The Compensation Committee structures our executive pay so that a substantial portion of the total compensation opportunity consists of variable compensation and is dependent upon our operational, financial and stock performance.

For 2011, as shown below, Mr. Ring’s performance-based pay comprised approximately 71% of his total compensation as shown in the Summary Compensation Table. As shown below for the other named executive officers as a group, performance-based pay for 2011 comprised an average of approximately 54% of the total compensation as shown in the Summary Compensation Table. The performance-based pay as a percentage of total compensation for Mr. Ring and the named executive officers as a group decreased from the 2010 level as a result of the Compensation Committee’s decision to move one-third of long-term incentive compensation for 2011 into 2012. In addition, because Mr. Schermerhorn is retiring in 2012, he did not receive any annual long-term incentive compensation grants which contributed to a further decrease in the average of performance-based pay as a percentage of total compensation for named executive officers as a group.

In October 2011, the Committee reviewed a historical pay-for-performance analysis conducted by the compensation consultant to evaluate the alignment of pay to performance at the Company versus our peer group for 2010 and for the three-year period from 2008 through 2010. The analysis considered how each of the following compared with our peer group:

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the Company’s relative one-year and three-year performance using operational and shareholder performance metrics, specifically earnings per share growth, sales growth, cash flow growth, return on equity and total shareholder return;

•	the short-term alignment comparing our executives’ 2010 annual bonus payouts and the Company’s one-year relative performance; and

•	the long-term alignment comparing our executives’ potential long-term incentive compensation for the three-year period from 2008 through 2010 and the Company’s three-year relative performance.

The analysis concluded that our executives’ short-term pay for 2010 and long-term pay for the three-year period from 2008 through 2010 was in alignment with our performance and indicative of the performance orientation of the Company’s compensation programs with aggressive goals relative to our peers. The analysis also reflected our strong overall performance compared to the peer group for 2010 and over the three-year period.

Key Performance Measures

During 2011, the Committee and management undertook an evaluation of the performance measures used in Bard’s incentive compensation program to assess the link to short- and long-term business strategy and market practice. The analysis included a review of the Company’s strategic business plan, research regarding competitive incentive design practices based on peer group and general industry data, and discussions with senior executives. The results of the analysis supported the continued use of earnings per share as a performance measure for long-term incentive compensation as a meaningful indication of Bard’s execution of its business strategy and its importance to shareholders.

As in past years, earnings per share was the primary financial metric for the determination of performance-based pay for 2011. For incentive compensation purposes, earnings per share refers to our net income per diluted share as reported in our annual audited consolidated financial statements, but adjusted for certain pre-approved items that the Compensation Committee has determined impact the comparability of results between periods. These items typically reflect events of an unusual and/or infrequent nature, including: changes in tax laws and accounting rules or practices; severance and related costs related to certain reductions in force; charges related to legal or regulatory proceedings exceeding $1 million; nonrecurring royalty or licensing payments by the Company over $1 million; dilution related to acquisitions, including purchased research and development charges; charges related to divestitures of a business, division or fixed assets; and charges related to impairments of assets made to adjust carrying value to fair value.

Based on a review with management and the full Board of Directors of the business plan and related assumptions and expectations regarding market conditions, in early 2011 the Compensation Committee set earnings per share growth of 10% as the primary target for 2011 under the Executive Bonus Plan. For the December 2011 annual grant of equity awards, the Committee set earnings per share growth of at least 5.5% over the prior period as the threshold for the named executive officers’ performance-contingent restricted stock units and retention grants to begin vesting. The Committee set the earnings per share targets to provide a challenging but attainable performance goal and to ensure deductibility of incentive compensation under Section 162(m) of the Internal Revenue Code.

The Committee also set secondary targets for sales and cash flow from operations as additional, but significantly less influential, objective criteria under which bonus payouts for 2011 under our Executive Bonus Plan would be determined. The Committee chose these operational metrics as performance measures because we believe that they are strong indicators of the growth necessary to produce superior shareholder returns. If at least the target level earnings per share is achieved, the annual bonus awards for 2011 will then be adjusted based on our average percentage of achievement relative to our budgets for annual sales and cash flow from operations. For our Group Vice Presidents with business unit responsibility that includes responsibility for regional or divisional revenue, the Committee also set business unit level sales and net income goals, along with specific secondary business goals. For our Group Vice President with business unit responsibility related to operations, the Committee also set business unit goals based upon an operation variance target. For these executives, half of the annual bonus award is based on their specific business unit goals. The performance targets and methodology for calculating the awards for 2011 under the Executive Bonus Plan are discussed in greater detail below under the heading “Elements of Executive Compensation — Cash Compensation — Annual Bonus Awards” and in the narrative following the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Beginning in 2012, short-term incentive compensation will be measured primarily by growth in global revenue and net income to better link annual incentive compensation to our business growth year to year. In addition to earnings per share, total shareholder return will be introduced as a metric for our new performance-based equity awards granted in 2012 to correlate a portion of future incentive compensation to our overall performance over a multi-year period in comparison to our peers.

Individual Performance

In addition to market data and corporate performance, in making its decisions on executive compensation, the Compensation Committee considers the individual performance of our executive officers. At the beginning of each year, the Committee reviews and as necessary adjusts the key financial and non-financial goals under which it evaluates the Chief Executive Officer’s performance. For 2011, these goals included growth in sales and earnings, additional sales from new products and business development activities, emerging markets growth, enhanced sales execution and sales force retention, continued execution of a global product launch process and related growth in international sales, further implementation of an ethics/training compliance program globally, gross margin improvement, targeted improvement in medical device reports and customer complaint levels, and implementation of the Company’s quality assurance initiatives.

The goals of the other named executive officers in 2011 generally mirrored those of Mr. Ring, with Mr. Collins and Ms. Alterio also being assessed on the achievement of their respective business units against those goals, where applicable. Each year at the February Compensation Committee meeting, the Committee evaluates Mr. Ring’s performance, and Mr. Ring reports on his evaluation of the performance of the other named executive officers. Each executive officer receives an individual performance rating based on achievement against his or her goals and overall contribution to corporate performance, with the rating based upon an overall evaluation of the executive’s performance rather than a formula. The Committee then considers a combination of market data, corporate performance and individual performance ratings in evaluating base salary, annual bonus awards for the prior year, and bonus and equity targets for the current year, as described below. There is no pre-established weight assigned to these considerations.

Elements of Executive Compensation

The key elements of compensation for our executive officers are base salary, a performance-based annual incentive award paid in cash that we refer to as the executive’s annual bonus, annual equity awards, deferred compensation, retirement benefits, and certain other benefits and perquisites as described below. Although we have no formal policy for allocating between annual and long-term compensation, or between cash and non-cash compensation, the competitive ranges we have established tend to provide approximately 30% to 40% cash compensation and 60% to 70% equity compensation.

Cash Compensation

Cash compensation for our named executive officers consists of base salary and an annual bonus under our Executive Bonus Plan, which is described in detail in the narrative following the Summary Compensation Table below. The two components of cash compensation are integrally related because we use base salary to determine the executive’s target annual bonus award, expressed as a percentage of base salary.

As part of its process for determining base salary and corresponding target bonus levels, the Compensation Committee compares total cash compensation for our named executive officers to our peer group. In early 2011, the Compensation Committee reviewed the consultant’s benchmarking report to determine the competitive level of the named executive officers’ cash compensation. The consultant’s report indicated that Messrs. Ring and Collins and Ms. Alterio were within the 50th to 75th percentile range, and Mr. Schermerhorn was above the range. With respect to Mr. Weiland, who was also above the range, both the consultant and the Committee noted the limitations in the peer group data due to the limited number of peer companies with a comparable role. Instead, the Committee focused on rewarding Mr. Weiland for his high level of individual performance and contribution to corporate performance in evaluating his 2011 cash compensation level.

Base Salary

Base salaries are an integral component of our total compensation program and help to attract and retain senior executives. Base salary is the only fixed component of compensation for our executives. We determine base salaries for our executive officers, including the named executive officers, by evaluating the competitive marketplace, the salaries of other C. R. Bard executives, and the scope of each executive’s responsibilities. The Compensation Committee also considers the recommendations of our Chief Executive Officer in reviewing and approving the base salaries of all other executive officers, including the other named executive officers. In formulating recommendations to the Committee, our Chief Executive Officer considers the consultant’s report together with the performance of the individual, our overall corporate performance and, as applicable, the performance of the individual’s business unit.

For 2011, the compensation consultant suggested that the starting point for 2011 base salary increases should be commensurate with our broader Company-wide merit increase budget of 3.0%, noting that the Committee may consider greater increases for both high performance and the executive’s position of cash compensation relative to the market. The Committee then reviewed actual corporate and individual performance for 2010 as measured against our corporate performance goals and the executives’ annual performance goals set at the beginning of that year. The goals set in 2010 against which Mr. Ring and the other named executive officers were measured in determining base salary for 2011 included growth in sales and earnings, additional sales from new products and business development activities, enhanced sales execution and sales force retention, implementation of a global product launch process and related growth in international sales, further implementation of an ethics/training compliance program globally, gross margin improvement and targeted improvement in medical device reports, customer complaint levels and product quality.

As a result, the Compensation Committee approved 2011 salary increases for Messrs. Ring, Weiland and Schermerhorn that reflected our performance in 2010 against 2010 performance targets and that recognized the strength of leadership, direction and management they each demonstrated in leading us during a challenging year, as well as the fact that their salaries had remained flat since 2009 as a result of each executive’s decision to voluntarily forego a merit increase for 2010. The Compensation Committee approved a 2011 increase for

Mr. Collins that reflected his overall performance against his goals for global operations, strong leadership of quality assurance initiatives and inventory management. Ms. Alterio’s increase reflected over-achievement of primary and new product sales goals for growth markets, and the establishment of strategies and core improvements to underachieving markets. Increases for Mr. Collins and Ms. Alterio also reflected their base salary positions below the 50th percentile of our peer group.

Following are the base salaries for the named executive officers effective March 1, 2011 as compared to the prior year:

Name	2010 Base Salary	2011 Base Salary	Percentage Increase
Timothy M. Ring	$1,050,000	$1,092,000	4%
John H. Weiland	$852,800	$887,000	4%
Todd C. Schermerhorn	$581,700	$605,000	4%
Timothy P. Collins	$475,000	$525,000	10.5%
Sharon M. Alterio	$475,000	$525,000	10.5%

Annual Bonus Awards

Our annual bonus opportunity is intended to incentivize the achievement of rigorous but realistic financial goals that drive annual performance. Each year at its February meeting, the Compensation Committee typically determines prior year bonus awards and establishes current year Company performance targets for the named executive officers under the Executive Bonus Plan. The amount of the annual bonus award for each named executive officer is based upon the level of achievement of the pre-established objective performance criteria for the bonus year, which is determined formulaically, as well as individual performance assessments.

For 2011, the Committee made no changes from 2010 target bonus levels, setting 2011 bonus target levels as a percentage of base salary for the named executive officers as follows:

Name	Percentage of Base Salary
Timothy M. Ring	125%
John H. Weiland	100%
Todd C. Schermerhorn	90%
Timothy P. Collins	80%
Sharon M. Alterio	80%

In order to receive full payment of the annual bonus award, an executive must, at a minimum, receive a satisfactory individual performance rating. If the executive receives less than a satisfactory rating, the formula-based bonus payment may be reduced to reflect the level of individual performance. The Committee also has the discretion to reduce the bonus payout amounts based on any other factors the Committee determines to be appropriate. If the executive achieves better than a satisfactory rating, no additional compensation is added under the bonus formula because we believe that rewards for higher individual performance are adequately reflected in salary and equity decisions.

For the 2011 performance period under the Executive Bonus Plan, bonus awards were determined based upon the following achievement of our pre-established primary and secondary performance goals for 2011, as certified by the Compensation Committee.

		Percentage Achieved		Payout Level
Primary criteria:	EPS	99.7%		100%

Secondary criteria:	Sales	99.4%	}	105.3%
	Cash Flow	111.2%

The corporate performance achievement for 2011 noted above resulted in annual bonus award payouts for Messrs. Ring, Weiland and Schermerhorn, and all employees with bonus awards based solely on those results, equal to 105.3% of their respective bonus targets.

The 2011 bonus opportunity for Mr. Collins and Ms. Alterio was based one-half on the above primary and secondary criteria, and one-half on each executive’s business unit criteria. For Mr. Collins, who manages global operations as well as our Bard Electrophysiology division, business unit targets were based on the level of manufacturing variance favorability to budget for operations, and 8% growth in sales and 10% growth in net income for the division. Ms. Alterio manages our international businesses for which her 2011 business unit targets were set at 8% growth in sales and 10% growth in net income. These measures were chosen because they reflect the business unit growth drivers and ultimately directly impact overall corporate performance. The Committee also set secondary goals for the business unit portion of annual bonus opportunity for Mr. Collins and Ms. Alterio that have significantly less weight in determining the business unit portion of the annual bonus award, but could lower the incentive opportunity for either executive. These secondary goals for 2011 consisted of gross margin improvements for both executives along with a goal related to targeted improvements in quality for the division portion of Mr. Collins’s business unit, and a goal related to sales resulting from new product launches for Ms. Alterio’s business unit. Based upon the level of business unit achievement and the above corporate performance achievement, the 2011 bonus award for Mr. Collins was equal to 79.9% of base salary, and 96% of base salary for Ms. Alterio.

The annual bonus award earned in the 2011 plan year by each named executive officer is set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. More details regarding the calculation of 2011 bonus awards are provided under the heading “Non-Equity Incentive Plan Compensation” in the narrative following the Summary Compensation Table.

2011 Long-Term Equity-Based Compensation and Performance Awards

Stock Options, Performance-Contingent Restricted Stock Units and Performance Awards

All grants of equity are made under our 2003 Long Term Incentive Plan, and are described in detail below in the narrative following the Summary Compensation Table. We provide long-term equity awards in large part because we believe executive ownership of our common stock aligns executive interests with those of shareholders, consistent with our objectives, and promotes long-term sustainable shareholder value creation. The Committee also believes that these awards are especially valuable for recruiting, particularly given the extensive use of equity-based incentives in the market in which we compete for executive talent. These awards are also a valuable tool to retain executives with long-term potential, consistent with succession planning goals. Consequently, the most significant portion of our named executive officers’ total compensation opportunity is in the form of equity awards under the 2003 Long Term Incentive Plan.

To further strengthen the alignment of management’s interests with shareholders and help drive long-term performance, in December 2011, the Committee determined to revise the long-term incentive award mix for named executive officers. The new performance awards, granted in March 2012, feature a three-year performance period covering 2012 through 2014, and the ability to earn a maximum of 200% of target awards based upon the degree of the Company’s achievement of a pre-established earnings per share growth goal adjusted by the Company’s total shareholder return rank relative to the peer group.

The new long-term incentive mix approved by the Committee provides 34% of each executive’s annual long-term incentive value in the form of stock options, 33% in the form of performance-contingent restricted stock units and the remaining 33% in the form of the new performance share units. For grants made in 2011, the performance-contingent awards were granted in the form of units in lieu of restricted stock to allow for more flexible tax treatment. The revised award mix provides a balance of current value at the grant date in the form of restricted stock units, future value (assuming an increasing stock price) in the form of both stock options and restricted stock, as well as future value in the form of three-year performance awards with an opportunity to achieve 200% of target based on exceptional Company performance. The Committee believes that this approach balances the performance potential amongst the three elements of equity compensation.

Reflecting no change from the prior year’s process, the Compensation Committee made the annual grant of stock options and performance-contingent restricted stock units at the Committee’s regularly scheduled meeting in December 2011, which aligns both the timing of equity grants with the setting of performance targets, and equity grant expensing with fiscal year planning. The new performance awards were granted in March 2012.

Equity Award Targets

In assessing the appropriate equity compensation levels for 2011, the Compensation Committee reviewed a peer group benchmarking report prepared by the compensation consultant which detailed market-based equity grant trends and provided 2011 grant value recommendations for each named executive officer. The report showed the positioning of each executive’s 2010 equity grant level within the peer group relative to the 50th to 75th percentiles range. The report concluded that both Mr. Collins and Ms. Alterio were below the range, Messrs. Ring and Schermerhorn were within the range, and Mr. Weiland was above the range. The consultant recommended a range of target 2011 equity award values for named executive officers that reflect on the market 50th and 75th percentiles, each executive’s market position, internal equity, performance and expected contribution, and prior year grants.

To determine the target value of the equity awards for each of the named executive officers, the Compensation Committee took into account the Company’s 2011 overall target grant values for all eligible employees, the consultant’s recommended range of target values and analysis of market trends (including total cash and equity compensation), and the individual performance and market position of each of the named executive officers. At its December 2011 meeting, when including the estimated value allocated to the new performance units expected to be granted in early 2012 the Committee approved total equity awards valued at approximately 100% of 2010 grants for Messrs. Ring and Weiland in recognition of their continued strong performance. Taking into account the low market position of their 2010 equity grants and retention goals with respect to each executive, the Committee approved equity awards for Mr. Collins and Ms. Alterio valued approximately 53% above their 2010 grant values. Mr. Schermerhorn, who will retire from the Company in 2012, did not receive long-term incentive grants in 2011.

The long-term equity grants made to the named executive officers during 2011, which do not include the performance awards that were granted in March 2012, are set forth below in the Grants of Plan-Based Awards in 2011 Table and described in more detail under “Stock Awards” in the narrative preceding the table.

Vesting

Along with the introduction of the new performance awards for the 2012 through 2014 performance period, the Committee modified the vesting schedules of stock options and performance-contingent restricted stock units to more closely align our practices with peer group practices. The performance-contingent restricted stock unit awards made in 2011 are subject to both “performance-based” vesting and “time-based” vesting, as discussed in more detail in the narrative following the Summary Compensation Table below. Performance-based vesting must occur before the time-based vesting begins. For the grants made in December 2011, the Compensation Committee determined that performance-based vesting will occur upon the achievement of a growth in earnings per share of at least 5.5% (to ensure deductibility under Section 162(m) of the Internal Revenue Code) over a rolling four-fiscal-quarter period, adjusted for certain pre-approved items. Once the performance-based target is met, the restricted stock units then vests in 25% annual increments beginning on the date the Committee certifies performance-based vesting, subject to continued employment. As a result, the earliest that the restricted stock unit awards can fully vest is four years after grant.

The stock options granted in 2011 also vest in 25% annual increments on the first four anniversaries of the grant date. Since the Committee determined to shift a portion of each executive’s annual long-term incentive award into the new performance awards that are subject to the achievement of a three-year performance goal and maintain the performance feature of the restricted stock unit grants, the Committee determined not to link stock option vesting to the achievement of additional performance goals as in prior years. Under this new vesting schedule, the earliest that the options can fully vest is four years after grant, which is one year longer than the 2010 stock option grants.

The Compensation Committee designed the vesting schedules of the 2011 awards to be deductible under Internal Revenue Code Section 162(m), as discussed in more detail below, to be competitive with peer group practices and to deliver compensation over a period of years, which assists us with our goal of executive retention.

As discussed in more detail below under the heading “Potential Payments Upon Termination or Change of Control,” stock options and performance-contingent restricted stock units become fully vested and exercisable if the officer terminates employment by reason of death, disability or retirement. The Compensation Committee has the discretion to accelerate vesting in certain other circumstances. Upon a change of control, all unvested stock options, performance-contingent restricted stock units (other than the retention grants discussed below) and premium units purchased under our Management Stock Purchase Program vest immediately. We accelerate vesting in each of the circumstances discussed above because we believe that the executive has satisfied his or her obligations to us.

2011 Performance-Contingent Retention Grants

The Board of Directors annually reviews our plans for executive succession to identify and develop executive talent and to plan for an orderly transition in the event of retirement or termination of key executives. In conjunction with the succession planning review, the Compensation Committee has also worked with the compensation consultant and senior management in prior years to determine whether compensation and benefit programs were adequately providing retention opportunities for our most senior executives for the next several years. The Committee’s objective was to facilitate the achievement of our executive development and succession goals while providing consistent levels of retention incentives for a period of time, up to and including the period when retirement benefits under our Supplemental Insurance/Retirement Plan (discussed in more detail below) would vest for those individuals and become a more valuable retention component.

After considering the objective relative to aggregate retention grant values, as well as recent market data, the Compensation Committee determined to make additional retention grants of performance-contingent restricted stock in December 2011 to our Chief Executive Officer and Chief Operating Officer in the amounts of 17,450 shares and 11,630 shares, respectively. In making these grants, the Committee considered the importance of these executives to both the current and future management of the Company and noted that the experience and performance of these senior executives could make them potentially attractive to other companies. The Committee designed the grants to act as an incentive for the executives to continue providing services to the Company and to further align the interests of these executives with those of our shareholders. To enhance retention, the Committee considered these grants as the fifth in a series of potential grants, with any subsequent grants made at the Committee’s discretion and not guaranteed. Mr. Schermerhorn, who will retire from the Company in 2012, did not receive a retention grant in 2011.

The terms and conditions of the performance-contingent retention grants are substantially similar to the annual performance-contingent restricted stock unit grants discussed above, in that the grants may only become subject to the time-based vesting period if the pre-established performance criteria for the grants is achieved. Performance-based vesting occurs upon the achievement of earnings per share growth of 5.5% over a rolling four-fiscal-quarter period, adjusted for certain pre-approved items. The time-based vesting criteria for the retention grants extend for four years following the date the Committee certifies the performance-based vesting to make them more effective as a retention tool. Unlike the annual performance-contingent restricted stock unit grants, upon the occurrence of a change of control, any unvested performance-contingent retention grants will not automatically become either performance or time vested and will remain subject to any vesting and transferability restrictions, except to the extent that the Compensation Committee determines otherwise.

Management Stock Purchase Program

We maintain the Management Stock Purchase Program, or “MSPP,” because we believe ownership of our common stock aligns an executive’s interests with those of our shareholders, consistent with our objectives. We describe the MSPP in more detail below under the Nonqualified Deferred Compensation Table. Under the MSPP, executives are required to contribute a portion of their annual bonus to purchase restricted stock units until they meet certain minimum ownership requirements described below under “Stock Ownership Guidelines.” In addition, each executive has the option to contribute additional bonus amounts up to 100% of the award. The amounts contributed by the named executive officers in 2011 are set forth below in the Nonqualified Deferred Compensation Table.

Each restricted stock unit acquired by the executive under the MSPP represents the right to receive one share of our common stock. In order to encourage participation, promote retention and offset the risk of holding the units for a required minimum of four years, we give the executive a 30% discount from the lower of the fair market value of our common stock on the first business day in July of the previous year or the date the annual bonus is approved in February. In 2011, the price used was $76.39, the fair market value of our common stock on July 1, 2010.

Out of the total number of units purchased, a number of units with a value equal to the amount of the 30% discount are considered “premium units.” The premium units fully vest four years from the purchase date. Under the terms of the MSPP, an executive forfeits all premium units if his or her employment terminates during this four-year period, except that the executive receives a prorated number of premium units if his or her employment terminates because of death, disability or retirement. A participant is always 100% vested in his or her non-premium units. In addition, all premium units become fully vested upon a change of control of C. R. Bard. We provide prorated vesting upon death, disability and retirement and full vesting upon a change of control because, in each of these circumstances, we believe that the executive has satisfied his or her obligations to us. The Committee also has discretion to approve full vesting. In determining whether to exercise this discretion, the Committee considers on a case-by-case basis the relevant circumstances, our past practices and then-current market practices.

Stock Ownership Guidelines

To further align the interests of management and shareholders, we maintain formal stock ownership guidelines for the named executive officers and others holding senior executive positions at the corporate and business unit levels. The ownership guidelines are expressed in terms of the value of the common stock (including restricted stock), stock units and stock options, including shares in our 401(k) plan, held by the executive as a multiple of that executive’s base salary. Under these guidelines, the Chief Executive Officer is required to own common stock having a value equal to a multiple of five times base salary, the Chief Operating Officer four times base salary, the Chief Financial Officer and Group Vice Presidents three times base salary and other executives one to two times base salary. Executives subject to the stock ownership guidelines are required to contribute a minimum of 25% of their annual cash bonuses to purchase restricted stock units under the MSPP until they reach the applicable ownership guidelines. Executives who are subject to ownership guidelines have five years to meet the applicable guidelines. After the executive has reached the applicable ownership guidelines, contribution to the MSPP is voluntary.

While the executive officers are given five years in which to meet the applicable stock ownership guidelines, the Compensation Committee monitors participation and expects that incremental progress will be made each year by each executive officer who has not met the applicable guidelines. All of our named executive officers have met the applicable stock ownership guidelines.

Other Benefits and Arrangements

Pension and Supplemental Executive Retirement Plan

We maintain a tax-qualified Employees’ Retirement Plan to provide traditional pension benefits for substantially all of our U.S.-based employees, including the named executive officers. In addition, we maintain a Supplemental Executive Retirement Plan, or “SERP,” to provide benefits to our highly paid employees above the strict limits imposed on the Employees’ Retirement Plan benefits under the Internal Revenue Code. We describe this plan in detail below under the Pension Benefits Table. Effective January 1, 2011, both the Employees’ Retirement Plan and the SERP were amended to close the plans to employees hired on or after that date. All employees participating in the Employees’ Retirement Plan and the SERP prior to January 1, 2011, including the named executive officers, will continue to participate in these plans. Executives hired on or after January 1, 2011 will be eligible to receive an enhanced benefit under our defined contribution excess plan.

We consider retirement programs and other benefits to be essential in the context of total compensation and important for us to remain competitive as an employer. Although there is no direct link to performance for pension benefits, there is a correlation because benefits depend on a participant’s cash pay, which is directly linked to performance, as described above. In general, we believe that these programs are competitive with programs offered by our peer group of companies. These benefits also help us to reward long-term service. We believe that it is essential to offer programs that provide a balanced approach to attracting and retaining key executives, and the pension program, along with other benefits, helps meet that objective.

Supplemental Insurance/Retirement Plan

We believe that our Supplemental Insurance/Retirement Plan, or “SIRP,” provides a competitive advantage by offering a program that is particularly attractive to mid-career hires and executives who are promoted to key positions from within C. R. Bard. The SIRP provides supplemental death and retirement benefits to selected key employees, including the named executive officers. The SIRP is a non-qualified deferred compensation plan under which annual accruals generally escalate in value as the executive officer progresses in his or her career. Upon retirement, which is defined under the SIRP as age 55 with five years of service to us, a participant is entitled to payment of his or her benefits. While there is no direct link to performance once an executive officer becomes a participant, the annual accrual is based on the executive officer’s position as well as the current year’s base salary and bonus payments, which are directly linked to performance, as discussed above. In addition, the SIRP serves as a valuable retention tool, since service for an extended period is generally required for benefits to vest and accruals increase as the participant reaches certain age ranges. Benefits under the SIRP that the executive officer would have otherwise received if he or she remained with us through retirement are also payable, with respect to officers, following a termination of employment within three years after a change of control. The SIRP also provides a disability benefit for a participant who becomes disabled before receipt of retirement benefits. Benefits are paid under the SIRP upon death, disability, retirement or change of control because, in each of these circumstances, we believe that the executive officer has satisfied his or her obligations to us. A participant will forfeit all benefits owed under the SIRP upon violation of a restrictive covenant with us that generally provides that the participant will not engage in business activities that are competitive with our businesses. We describe the SIRP in more detail below under the Nonqualified Deferred Compensation Table.

Change of Control and Other Arrangements

We have entered into change of control agreements with each of our executive officers, as described below under the heading entitled “Potential Payments Upon Termination or Change of Control.” Given our relative size in our industry and the trend toward consolidation in our industry, we believe that we need strong, market competitive change of control benefits to attract and retain key executives. We believe this to be particularly important during and beyond an acquisition to ensure the ongoing success of our business and to maximize value for our shareholders.

In connection with reviewing the objectives of specific provisions of the change of control agreements and to better align our practices with current compensation governance practices, for new agreements entered into as of January 1, 2010, the Committee eliminated payment of change of control benefits upon termination for any reason in the six-month period following the first anniversary of a change of control (i.e., a “walk-away” right), and tax gross-up payments to an executive in connection with any excise taxes payable by such executive under Section 4999 of the Internal Revenue Code. These modifications to the Company’s change of control agreements do not impact the contractual commitments previously made to the named executive officers under their change of control agreements.

Each of the Company’s change of control agreements contains a “double trigger,” which requires termination of the executive without cause or by the executive for good reason in connection with a change of control, before payment of any change of control benefit to the executive. This structure essentially places the decision of whether or not to trigger change of control benefits largely in the hands of the acquiring company, since a change of control alone would not trigger the benefit. We believe that these agreements encourage retention by providing an incentive for the executive to remain with us until the completion of a pending change of control and by providing security to the executive, either in the form of continued employment or severance benefits, following a change of control. For executives with agreements with us dated prior to January 1, 2010, termination of employment for any reason in the six-month period following the first anniversary of a change of control will trigger payment of change of control benefits.

In addition, as a result of negotiations at the time of hire, we entered into an agreement in 1995 with Mr. Weiland that requires us to pay him one year of base salary and bonus if he is terminated without cause. None of our other named executive officers has such an agreement.

Perquisites and Other Benefits

We historically provided certain perquisites to senior executives in order to provide security, convenience and support services that allow them to more fully focus attention on carrying out their responsibilities to us. We describe the perquisites and other benefits available to the named executive officers in 2011 in the narrative following the Summary Compensation Table below.

Under our Executive Choice Plan, the named executive officers receive an annual cash allowance of $65,000 for the Chief Executive Officer, $55,000 for the Chief Operating Officer and Chief Financial Officer, and $40,000 for the Group Vice Presidents. Executives may use the allowance to offset costs related to Company-administered automobiles and financial planning, and/or to pay for other personal benefits of his or her choice. The annual allowance is not considered compensation under any of the Company’s employee benefit plans.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer, employed on the last day of any fiscal year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. We consider deductibility as one factor when we make a decision regarding executive compensation. In order to maximize the deductibility of our executives’ pay, we structured our Executive Bonus Plan and 2003 Long Term Incentive Plan such that performance-based annual incentive bonuses and long-term equity-based compensation paid under those plans for our most senior executives should constitute qualifying performance-based compensation under Section 162(m). However, in some cases, we determine that it is appropriate to provide compensation that may exceed deductibility limits in order to meet market demands and retain key executives. In 2011, all of the compensation paid to our executive officers was intended to be deductible under Section 162(m), except for a limited portion of Mr. Ring’s total compensation.

Equity Grant Practices

Annual grants of equity compensation are generally made on one occasion to all eligible employees. For all stock option grants, the exercise price is determined on the date of grant and is equal to the fair market value of our common stock on that date, which is defined under our 2003 Long Term Incentive Plan as the average of the high and low prices of the common stock on the New York Stock Exchange on the grant date. Grants of equity compensation to new hires and eligible employees (other than corporate officers or division heads) made outside of the annual equity grant cycle are either approved by the Compensation Committee directly, or by management pursuant to a delegation of authority within pre-determined share targets approved by the Committee each year. No off-cycle grants were made to the named executive officers in 2011.

Compensation Risk Assessment

In 2010 and 2011, management worked with an outside consultant to conduct a comprehensive risk assessment of the Company’s compensation policies, practices and programs. The review process included the following:

•

Completing a compensation plan inventory that catalogued executive compensation and broad-based incentive plans worldwide and covered key terms and features, and plan administration and approval processes for each plan;

•

For each plan determined to be material based on total payout and/or payment per participant, applying a scorecard to assess the potential of creating excessive risk based on plan design, governance and operation; and

•	Detailing the results in a report to management, which included suggestions to further mitigate risk.

Management reviewed and considered the assessment process and the consultant’s report, and agreed with the consultant’s conclusion that the Company’s policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee, along with its independent consultant, reviewed the risk assessment and concurred with management’s conclusion.

Compensation Committee Report

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Exchange Act.

To the Board of Directors of C. R. Bard, Inc.:

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.

Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

THE COMPENSATION COMMITTEE

Tony L. White, Chairman

Herbert L. Henkel

Theodore E. Martin

Anthony Welters

Summary Compensation Table

The table below sets forth information concerning compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for 2011. These individuals are collectively referred to as the “named executive officers” throughout this proxy statement. The narrative below the table provides additional information about the data in the table, identified by column heading, and about the data in the Grants of Plan-Based Awards in 2011 table below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)		Total ($)
Timothy M. Ring	2011	1,085,000	N/A	3,109,738	1,714,896	1,437,345	(3)	779,016	727,067		8,853,062
Chairman and Chief Executive Officer	2010	1,050,000	N/A	4,133,668	2,450,477	1,320,375	(4)	383,277	784,341		10,122,138
	2009	1,041,667	N/A	4,048,396	2,037,218	1,425,375	(5)	418,656	712,029		9,683,341

John H. Weiland	2011	881,300	N/A	2,002,905	1,069,765	934,011	(3)	623,912	882,773		6,394,666
President and Chief Operating Officer	2010	852,800	N/A	2,645,513	1,529,096	857,917	(4)	289,395	820,977		6,995,698
	2009	846,033	N/A	2,691,932	1,354,725	926,141	(5)	328,016	759,208		6,906,055

Todd C. Schermerhorn	2011	601,117	N/A	—	—	573,359	(3)	346,112	213,691		1,734,279
Senior Vice President and Chief Financial Officer	2010	581,700	N/A	1,601,780	931,192	526,671	(4)	173,579	139,770		3,954,692
	2009	577,083	N/A	1,631,041	825,750	568,554	(5)	183,360	401,318		4,187,106

Timothy P. Collins	2011	516,667	N/A	649,198	681,381	419,475	(3)	187,386	500,902	(8)	2,955,009
Group Vice President	2010	464,833	N/A	671,586	637,123	467,400	(4)	96,729	491,081		2,828,752

Sharon M. Alterio	2011	516,667	N/A	649,198	681,381	504,000	(3)	151,159	475,644	(9)	2,978,049
Group Vice President	2010	465,833	N/A	671,586	637,123	308,275	(4)	81,168	493,621		2,657,606
	2009	416,667	N/A	538,370	436,590	260,400	(5)	76,112	992,343		2,720,482

(1)	Amounts represent: (i) the aggregate grant date fair value of annual grants of performance-contingent restricted stock units and performance-contingent restricted stock calculated using a price per share as follows: $84.575 for 2011, $86.145 for 2010 and $81.695 for 2009; and (ii) the maximum aggregate grant date fair value of these shares.

(2)	Amounts represent: (i) the aggregate grant date fair value of stock options in 2011, 2010 and 2009 for the named executive officers; and (ii) the maximum aggregate grant date fair value of these options. For a description of the assumptions used to arrive at these amounts, see Note 11 to Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2011.

(3)	Amounts represent annual bonus awards paid to the named executive officers in February 2012 relating to our 2011 fiscal year under our Executive Bonus Plan. Messrs. Ring, Weiland and Collins and Ms. Alterio contributed all or a portion of their annual bonuses paid in February 2012 in the amounts of $503,071, $934,011, $419,475 and $504,000, respectively, to purchase 7,719, 14,331, 6,436 and 7,733 restricted stock units, respectively, under the MSPP. These unit amounts include unvested premium units acquired under the MSPP. We describe the MSPP under the Nonqualified Deferred Compensation Table below.

(4)	Amounts represent annual bonus awards paid to the named executive officers in February 2011 relating to our 2010 fiscal year under our Executive Bonus Plan. Messrs. Ring, Weiland and Collins and Ms. Alterio contributed all or a portion of their annual bonuses paid in February 2011 in the amounts of $462,131, $857,917, $467,400 and $301,492, respectively, to purchase 8,642, 16,043, 8,741 and 5,638 restricted stock units, respectively, under the MSPP. These unit amounts include unvested premium units acquired under the MSPP. We describe the MSPP under the Nonqualified Deferred Compensation Table below.

(5)	Amounts represent annual bonus awards paid to the named executive officers in February 2010 relating to our 2009 fiscal year under our Executive Bonus Plan. Messrs. Ring, Weiland and Schermerhorn and Ms. Alterio contributed all or a portion of their annual bonuses paid in February 2010 in the amounts of $427,613, $926,141, $568,554 and $254,928, respectively, to purchase 8,213, 17,788, 10,920 and 4,897 restricted stock units, respectively, under the MSPP. These unit amounts include unvested premium units acquired under the MSPP. We describe the MSPP under the Nonqualified Deferred Compensation Table below.

(6)	A description of the amounts included in this column is set forth below under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(7)	A description of the items included in this column, including information regarding perquisites, the 2011 grant date fair value related to premium units acquired under the MSPP, other benefits and tax gross-up payments, is set forth below under the heading “All Other Compensation.” See also footnotes 8 and 9 to this table.

(8)	The amount in this column includes cost of living payments totaling $77,281 and a related tax gross-up payment of $67,490, paid to Mr. Collins with respect to his relocation to the Company’s headquarters in Murray Hill, NJ in a prior year. See also “All Other Compensation – Perquisites” below for a description of certain repayment obligations with respect to relocation benefits.

(9)	The amount in this column includes cost of living payments totaling $89,174 and a related tax gross-up payment of $78,418, paid to Ms. Alterio with respect to her relocation to the Company’s headquarters in Murray Hill, NJ in a prior year. See also “All Other Compensation – Perquisites” below for a description of certain repayment obligations with respect to relocation benefits.

Stock Awards

Annual Grants

In 2011, we granted performance-contingent restricted stock units to the named executive officers under our 2003 Long Term Incentive Plan. The restricted stock units are subject to both “performance-based” vesting and “time-based” vesting. Performance-based vesting must occur before the time-based vesting begins. The performance-based vesting criteria are met upon achievement of certain targeted increases in earnings per share. For 2011, the performance-based vesting criteria are met on the date the Committee certifies performance goal achievement of at least 5.5% growth in earnings per share over the prior period, adjusted for certain pre-approved items. A description of these items is set forth above in the Compensation Discussion and Analysis section under the sub-heading “Key Performance Measures.” The performance-based vesting criteria for these grants can be met with respect to 100% of the shares comprising the grants at the end of any rolling four-fiscal-quarter period in which the earnings per share target is met for that period. At the earliest, the performance-based vesting criteria can be achieved at the end of the four-fiscal-quarter period beginning with the first quarter in 2012. If we do not achieve the earnings per share target in this period, the performance-based vesting criteria continue to be measured each quarter, using the next consecutive four-fiscal-quarter period. Once performance-based vesting occurs, the restricted stock units become eligible for time-based vesting, whereby 25% of the units vest on the date the Committee certifies performance goal achievement, and three additional increments of 25% of the units vest on each of the first, second and third anniversaries of the Committee’s certification, subject to continued employment. The shares of restricted stock units also become fully vested upon termination of the grantee’s employment due to death, disability, retirement or upon a change of control of C. R. Bard. The number of units of performance-contingent restricted stock granted in 2011 to each of the named executive officers is set forth below in the Grants of Plan-Based Awards in 2011 Table. For 2011 grants made to named executive officers and certain other executive officers, dividend equivalents are accrued on all unvested restricted stock units in the same amount as the dividends paid on shares of our common stock.

Retention Grants

In 2011, we also granted retention grants in the form of performance-contingent restricted stock to Messrs. Ring and Weiland under our 2003 Long Term Incentive Plan. The restricted stock is subject to both “performance-based” vesting and “time-based” vesting. Performance-based vesting must occur before the time-based vesting begins. The performance-based vesting criteria are the same as those described above for the annual performance-contingent restricted stock unit grants. Once performance-based vesting occurs, the restricted stock becomes eligible for time-based vesting on the fourth anniversary of the date on which the Committee certifies performance goal achievement, subject to continued employment. The shares of restricted stock also become fully vested upon termination of the grantee’s employment due to death or disability. Unlike the annual performance-contingent restricted stock grants, however, upon the occurrence of a change of control, any unvested retention grants will not automatically become either performance or time vested and will remain subject to any vesting and transferability restrictions, except to the extent that the Compensation Committee determines otherwise. The number of shares of performance-contingent restricted stock granted in connection with these retention grants is set forth below in the Grants of Plan-Based Awards in 2011 Table. For 2011 grants, dividends are accrued on all unvested shares of restricted stock in the same amount as the dividends paid on shares of our common stock.

Option Awards

We grant stock options with an exercise price equal to the fair market value of our common stock on the date of grant. “Fair market value” is defined under our 2003 Long Term Incentive Plan as the average of the high and low prices of our common stock on the date of grant as reported on the NYSE. The option price is payable in cash, by surrender of shares of our common stock or through a cashless exercise procedure.

Stock options granted in 2011 will vest in 25% annual increments on the first four anniversaries of the grant date. The options also become fully vested upon termination of the optionee’s employment due to death, disability or retirement, or upon a change of control of C. R. Bard.

Non-Equity Incentive Plan Compensation

Our executive officers are eligible for annual incentive awards, which we refer to as the executive’s annual bonus, under the provisions of our Executive Bonus Plan. Each year at the February Compensation Committee meeting, the Committee typically approves corporate financial targets that are used to determine the eligibility for, and amounts of, awards for the year. Based on our performance against these financial targets, we apply a formula to each executive’s target annual bonus award amount as set by the Compensation Committee. The Compensation Committee set Mr. Ring’s target annual incentive award at 125% of his annual base salary for 2011. The Committee set Mr. Weiland’s target annual incentive award at 100% of his annual base salary and Mr. Schermerhorn’s target annual incentive award at 90% of his annual base salary for 2011. The Committee set Mr. Collins’s and Ms. Alterio’s target annual incentive awards at 80% of their respective annual base salaries for 2011, with one-half of their annual bonus awards based on the performance of their respective business units.

For 2011, the Compensation Committee set a target of earnings per share growth of 10% above the prior year’s earnings per share, adjusted for certain pre-approved items, as the first step in determining the amount of annual awards. A description of these items is set forth above in the Compensation Discussion and Analysis section under the sub-heading “Key Performance Measures.” Achievement of a minimum of 85% of the earnings per share target level was required for any annual bonuses to be paid, with adjustments for earnings per share up to 115% of the target level. Within this range, the target bonus amount is adjusted ratably between 50% of the target bonus at 85% achievement of the earnings per share target and 150% of the target bonus at 115% achievement of the earnings per share target.

After setting the earnings per share target used to calculate annual bonus amounts, the Compensation Committee determined that, if at least the target level of earnings per share is achieved, the awards will then be adjusted based on our average percentage of achievement of our budgets for annual sales and cash flow from operations. This average percentage of achievement is multiplied by the bonus percentage determined based on the level of the earnings per share target achieved, to determine the percentage of each executive’s target annual bonus amount that will be paid. If our earnings per share do not at least equal the target level, then the earnings per share level alone will be used to determine the annual bonus amounts, without an adjustment for sales and cash flow from operations.

As stated above, half of the bonus for Mr. Collins and Ms. Alterio was determined under the formula described above, with the other half based on a separate formula that measured the performance of their respective business units. Seventy percent of Mr. Collins’s business unit’s performance was based on the extent of achievement of manufacturing variance favorability compared to budget. The remaining thirty percent of his business unit’s performance was based on the extent to which the division for which he has responsibility achieved a targeted 8% increase in sales and a targeted 10% increase in net income over the prior year. The amount of the annual bonus relating to the performance of Mr. Collins’s business unit is equal to the sum of the percentage of the operation variance target achieved multiplied by the assigned weighting and the average of the percentages achieved of the division sales and income targets multiplied by the assigned weighting. No minimum level of achievement or bonus amount was assigned.

Half of Ms. Alterio’s business unit’s performance was based on the extent to which the business unit achieved a targeted increase of 8% in sales over the prior year. The other half of her business unit’s performance was based on the extent to which the business unit achieved a targeted increase of 10% in net income over the prior year. The amount of the annual bonus relating to the performance of Ms. Alterio’s business unit is equal to the average of the percentages of each target achieved, which may be lower or higher than 100%, multiplied by half of her overall target annual bonus amount, with no minimum or maximum level of achievement or bonus amount. In addition, the business unit components of annual bonus for Mr. Collins and Ms. Alterio with respect to 2011 are also subject to secondary goals, consisting of goals for gross margin improvements for their respective business units along with a goal related to targeted improvement in quality for Mr. Collins’s division, and a goal related to sales resulting from new product launches for Ms. Alterio’s business unit. These secondary goals may increase or decrease the annual bonus award amount up to 10% in the aggregate based on the percentage achievement of the secondary goals.

Also, in order to receive full payment of annual bonuses based on our financial performance, each named executive officer must also at a minimum receive a satisfactory individual performance rating, based in part upon whether the executive achieved his or her individual performance goals established at the beginning of the plan year as described above in the Compensation Discussion and Analysis. The Compensation Committee evaluates Mr. Ring’s individual performance, while Mr. Ring evaluates the performance of each of our other executive officers. In the event the executive were to receive less than a satisfactory rating, the formula-based bonus payment would be reduced on a discretionary basis. If the participant were to achieve a better than satisfactory rating, however, no additional compensation would be added under the bonus formula.

Amounts in the “Non-Equity Incentive Plan Compensation” column for 2011 represent annual bonuses paid to the named executive officers in 2012 with respect to 2011 fiscal year performance under our Executive Bonus Plan. For 2011, all of the named executive officers received at least satisfactory individual performance ratings and therefore received 100% of the formula-based bonus payment. In 2011, our earnings per share achievement resulted in 100% of target bonus, and the average sales and cash flow from operations as a percentage of budget was 105.3%. Therefore, applying the formula established by the Compensation Committee at the beginning of 2011, the corporate financial goals were achieved at 100% multiplied by 105.3%, or 105.3%. Therefore, bonuses for Messrs. Ring, Weiland and Schermerhorn were equal to 105.3% of their target annual bonus amounts.

One-half of Mr. Collins’s 2011 bonus target was based upon the 105.3% corporate goal achievement resulting in a bonus achievement of 42.1% of base salary for this portion of his award (40% multiplied by 105.3%). The other half of his bonus payment was split with 75% based upon operations achievement (manufacturing variance favorability) and 25% based upon division primary goals (sales and income growth) modified by achievement against secondary goals (related to gross margin and quality improvements). Mr. Collins achieved 110.1% of his operations target resulting in a bonus achievement of 33% of base salary for this portion of his award (30% multiplied by 110.1%). The division achieved 44.6% of its primary goals and over-achieved its secondary goals, thereby increasing the portion of his bonus target that is tied to his business unit achievement from 10% to 10.7%. As a result, the division portion of his business unit goals added 4.8% to his total achievement (10.7% multiplied by 44.6%). Mr. Collins total business unit performance of 37.8% added to 42.1% for corporate goal achievement provided Mr. Collins with a bonus award of 79.9% of base salary for 2011.

Ms. Alterio received one-half of her 2011 bonus target based upon the 105.3% corporate goal achievement resulting in a bonus achievement of 42.1% of base salary for this portion of her award (40% multiplied by 105.3%). The other half of her bonus payment was based upon business unit performance against primary goals (sales and income growth) modified by achievement against secondary goals related to gross margin improvements and sales resulting from new product launches. Achievement of secondary goals exceeded the targets, thereby increasing the one-half of Ms. Alterio’s bonus target that is tied to her business unit achievement to 43.3% of base salary. Her increased business unit bonus target of 43.3% multiplied by the 124.6% achievement of the primary goals established for her business unit resulted in a bonus achievement of 53.9% for this portion of her award. Adding both portions together provided Ms. Alterio with a bonus award of 96% of base salary for 2011.

Payment of annual bonuses is made promptly after approval by our Compensation Committee in February. The executive officer is generally required to be employed at the end of the fiscal year to be entitled to an annual bonus payment, except in certain cases described below under “Potential Payments Upon Termination or Change of Control.”

Change in Pension Value and Nonqualified Deferred Compensation Earnings

Amounts in this column include increases in the present value of the benefits available to the named executive officers under our qualified pension plan, known as the Employees’ Retirement Plan, and our non-qualified Supplemental Executive Retirement Plan, or “SERP.” We describe these plans and the assumptions used to calculate the present value of the benefits in more detail below under the Pension Benefits Table. The amounts shown in the Summary Compensation Table for 2011, 2010 and 2009 reflect the increase in the present value of the benefits over 2010, 2009 and 2008, respectively, which was calculated using the same assumptions described under the Pension Benefits Table below.

Our pension plan allows for accruals based on compensation up to the maximum federal limit, which was $245,000 in 2011, 2010 and 2009. The SERP provides for accruals based on compensation above the federal limit. The increases in 2011, 2010 and 2009 in the present value of accrued benefits under the Employees’ Retirement Plan and SERP for the named executive officers were as follows:

	Employees’ Retirement Plan			SERP
Named Executive Officer	2011(1)	2010(2)	2009(3)	2011(1)	2010(2)	2009(3)
Timothy M. Ring	$89,676	$40,970	$47,771	$689,340	$342,307	$370,885
John H. Weiland	$99,268	$42,501	$52,468	$524,644	$246,894	$275,548
Todd C. Schermerhorn	$108,010	$48,402	$56,703	$238,102	$125,177	$126,657
Timothy P. Collins	$63,934	$33,312	$34,268	$123,452	$63,417	$46,954
Sharon M. Alterio	$50,212	$28,334	$26,956	$100,947	$52,834	$49,156

(1)	These amounts were determined by comparing the present value of each named executive officer’s accrued benefit under the Employees’ Retirement Plan and the SERP in 2010 with the present value of the accrued benefit under these plans in 2011.

(2)	These amounts were determined by comparing the present value of each named executive officer’s accrued benefit under the Employees’ Retirement Plan and the SERP in 2009 with the present value of the accrued benefit under these plans in 2010.

(3)	These amounts were determined by comparing the present value of each named executive officer’s accrued benefit under the Employees’ Retirement Plan and the SERP in 2008 with the present value of the accrued benefit under these plans in 2009.

All Other Compensation

Amounts in this column include the values of the following: perquisites; Company-provided life insurance; tax gross-up payments; 2011 accruals to named executive officers’ SIRP accounts; the grant date fair value of unvested premium shares acquired under the MSPP; cost of living payments; and 401(k) matching contributions.

Perquisites

We make available certain limited perquisites to the named executive officers. As discussed above under “Executive Officer Compensation – Compensation Discussion and Analysis – Executive Summary”, in 2011 the named executive officers began to participate in the Executive Choice Plan, which provides an annual cash perquisite allowance. The amount of the allowance differs based upon the executive’s position and may be used to offset costs related to Company-administered cars or financial planning, and/or to pay for other personal benefits of his or her choice. Relocation benefits and personal use of the Company’s aircraft are covered under separate programs and are not part of the Executive Choice Plan.

Our relocation program requires an employee who receives relocation benefits to enter into a relocation agreement and provides that if the employee voluntarily terminates employment with the Company within 24 months of the effective date of relocation, the employee: (i) forfeits any remaining payments that may be due under the relocation program; and (ii) will be required to repay in full all relocation expenses paid to the employee or incurred by the Company on the employee’s behalf. In certain cases, the Company has increased this period to 36 months, including for Mr. Collins and Ms. Alterio, emphasizing the long-term commitment associated with the relocation.

Our security policy as approved by the Board of Directors requires that the Chief Executive Officer and the Chief Operating Officer use Company-provided aircraft for business and personal travel whenever possible. Personal use of our aircraft by other employees requires approval by the Chief Executive Officer. In addition to reducing security risks, use of our aircraft for personal travel maximizes the executives’ availability for Company business.

In 2008, the Compensation Committee adopted a policy with respect to personal use of aircraft for our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. In connection with the policy, each of these executives entered into a time-sharing agreement with us under which each reimburses us based on incremental operating costs for personal use of Company aircraft above certain limits set by the Committee. For 2011, the Chief Executive Officer is required to reimburse us for personal use above $125,000, the Chief Operating Officer is required to reimburse us for personal use above $60,000 and the Chief Financial Officer is required to reimburse us for all personal use. The limits will remain at these levels for 2012.

For purposes of the value disclosed in this proxy statement, we calculate the amounts for personal use of our aircraft based on the incremental cost to us of operating the aircraft in each instance of personal use, less any reimbursement received from the executive under the time-sharing arrangement. Our methodology for calculating incremental cost for 2011 was based on average incremental cost per hour or portion thereof taking into account return flights without passengers. These costs include fuel, the travel expenses of the crew, on-board catering, supplies, and landing and parking fees. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilot salaries, the purchase or leasing costs of our aircraft and the cost of maintenance. For 2011, the amounts included in the “All Other Compensation” column of the Summary Compensation Table for personal use of our aircraft for Messrs. Ring, Weiland and Schermerhorn were $116,404, $48,859 and $0, respectively.

Life Insurance

In 2011, we provided life insurance for Mr. Ring pursuant to our Key Executive Insurance Plan, which we describe below under the heading “Potential Payments Upon Termination or Change of Control.” We no longer pay any premiums for this arrangement, but in 2011 the policy remained in effect with premiums paid from the accumulated value of the policy. The amounts of the premiums paid in 2011 from the accumulated balance of the policy are included in the “All Other Compensation” column of the Summary Compensation Table above.

Tax Gross-up Payments

As discussed above (under “Executive Officer Compensation – Compensation Discussion and Analysis – Executive Summary”), commencing in 2011, the Company eliminated tax gross-up payments related to personal use of Company cars. Additionally, for 2011 and subsequent years, Mr. Ring waived his right to receive a tax gross-up payment with respect to the value of life insurance under the Key Executive Insurance Plan. In 2011, the amount of tax gross-up payments in connection with relocation benefits provided to Mr. Collins and Ms. Alterio were $67,490 and $78,418, respectively. See also “Perquisites” above for a description of certain repayment obligations with respect to relocation benefits.

2011 Accruals to SIRP Accounts

We provide supplemental retirement benefits to selected key employees, including the named executive officers, pursuant to our SIRP. The SIRP is discussed in more detail below under the Nonqualified Deferred Compensation Table. For 2011, the accruals to accounts under the SIRP for Messrs. Ring, Weiland, Schermerhorn and Collins and Ms. Alterio were $319,818, $369,728, $149,786, $127,524 and $43,132, respectively.

MSPP

Under our Management Stock Purchase Program, or MSPP, the named executive officers and other employees at a specified level and above are required to contribute a portion of their annual bonus to purchase restricted stock units at a discount until they meet certain minimum ownership requirements. In addition, each participant has the option to contribute additional bonus amounts up to 100% of the award. The grant date fair value related to premium units acquired under the MSPP in respect of 2011 for Messrs. Ring, Weiland and Collins and Ms. Alterio was $215,643, $400,280, $179,702 and $216,015, respectively. We describe the MSPP in more detail below under the Nonqualified Deferred Compensation Table.

401(k) Company Match

Under the Bard Employees’ Savings Trust 401(k) Plan, we match a portion of contributions made by participants in the plan in the following amounts: 100% match on the first 3% of pay contributed to the plan and 50% match on the next 1% of pay contributed to the plan. In 2011, participants could contribute up to 50% of their pay into the plan, subject to an annual dollar limit imposed by the Internal Revenue Code, which was $16,500 for 2011. Participants over age 50 may also make “catch-up” contributions of up to an additional $5,500 per year.

Grants of Plan-Based Awards in 2011

The following table sets forth information about awards granted to the named executive officers under our 2003 Long Term Incentive Plan in 2011 and our Executive Bonus Plan for the 2011 fiscal year. We describe these awards in more detail above under the headings “Stock Awards,” “Option Awards” and “Non-Equity Incentive Plan Compensation.”

Name	Grant Date		Board Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awarded ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Timothy M. Ring	N/A		N/A	682,500	1,365,000	2,047,500	(5)
	12/14/2011	(2)	12/14/2011									87,139	84.575	84.610	1,714,896	(6)
	12/14/2011	(3)	12/14/2011						19,319						1,633,904	(7)
	12/14/2011	(4)	12/14/2011						17,450						1,475,834	(7)

John H. Weiland	N/A		N/A	443,500	887,000	1,330,500	(5)
	12/14/2011	(2)	12/14/2011									54,358	84.575	84.610	1,069,765	(6)
	12/14/2011	(3)	12/14/2011						12,052						1,019,298	(7)
	12/14/2011	(4)	12/14/2011						11,630						983,607	(7)

Todd C. Schermerhorn	N/A		N/A	272,250	544,500	816,750	(5)
	12/14/2011	(2)	12/14/2011									—	—	—	—
	12/14/2011	(3)	12/14/2011												—
	12/14/2011	(4)	12/14/2011												—

Timothy P. Collins	N/A		N/A	105,000	210,000	315,000	(5)(5)
	N/A		N/A	N/A	210,000	N/A
	12/14/2011	(2)	12/14/2011									34,623	84.575	84.610	681,381	(6)
	12/14/2011	(3)	12/14/2011						7,676						649,198	(7)

Sharon M. Alterio	N/A		N/A	105,000	210,000	315,000	(5)(5)
	N/A		N/A	N/A	210,000	N/A
	12/14/2011	(2)	12/14/2011									34,623	84.575	84.610	681,381	(6)
	12/14/2011	(3)	12/14/2011						7,676						649,198	(7)

(1)	Reflects the potential amounts payable as annual bonus awards under our Executive Bonus Plan. As described above under the heading “Non-Equity Incentive Plan Compensation,” annual bonuses for Messrs. Ring, Weiland and Schermerhorn are determined based on achievement of corporate financial targets. Half of the annual bonus for Mr. Collins and Ms. Alterio is based on the achievement of corporate financial targets and the other half is based on the achievement of certain financial targets for their respective business units. The amount in the first row for Mr. Collins and Ms. Alterio reflects the one-half of their annual bonus based on achievement of corporate financial targets and the amount in the second row reflects the one-half of their annual bonus based on achievement of their respective business unit targets, which as described above have no minimum or maximum amounts.

(2)	Stock options granted under our 2003 Long Term Incentive Plan.

(3)	Performance-contingent restricted stock units granted under our 2003 Long Term Incentive Plan.

(4)	Retention grant of performance-contingent restricted stock granted under our 2003 Long Term Incentive Plan.

(5)	Reflects the maximum bonus amount upon 115% achievement of the earnings per share performance target. As noted above in the narrative following the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation,” however, this amount may be increased based on the Company’s average percentage achievement above the secondary targets for annual sales and cash flow from operations, which percentage is multiplied by the bonus percentage based on the level of achievement of the earnings per share target to determine the total bonus amount. No bonus payout for 2011 can exceed $3,000,000 pursuant to the terms of the Executive Bonus Plan.

(6)	Amount represents the value of stock options granted in 2011, calculated using a grant date fair value per share of $19.68, determined as of December 14, 2011. The grant date fair value was determined using a binomial-lattice valuation model that takes into account variables such as volatility, dividend yield rate and risk-free interest rate. For a description of the assumptions used to arrive at the grant date fair value, see Note 11 to Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2011.

(7)	Amount represents the value of performance-contingent restricted stock units and restricted stock granted in 2011, calculated using a grant date fair value per share of $84.575.

Outstanding and Exercised Equity Awards

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth information regarding the outstanding equity awards held by our named executive officers at December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(4)	Market Value of Shares or Units of Stock that have not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(5)
Timothy M. Ring	135,000	—		35.710	07/09/2013	152,880	13,071,240	36,769	3,143,750
	83,125	—		54.965	07/14/2014
	133,000	—		66.795	07/13/2015
	132,325	—		73.990	07/12/2016
	127,628	—		83.473	07/11/2017
	122,052	—		88.755	07/09/2018
	45,271	45,272	(1)	81.695	12/09/2019
	—	115,154	(2)	86.145	12/08/2020
	—	87,139	(3)	84.575	12/14/2021

John H. Weiland	87,775	—		66.795	07/13/2015	100,378	8,582,319	23,682	2,024,811
	87,336	—		73.990	07/12/2016
	84,525	—		83.473	07/11/2017
	81,500	—		88.755	07/09/2018
	30,105	30,105	(1)	81.695	12/09/2019
	—	71,856	(2)	86.145	12/08/2020
	—	54,358	(3)	84.575	12/14/2021

Todd C. Schermerhorn	27,173	—		73.990	07/12/2016	63,978	5,470,119	—	—
	52,500	—		83.473	07/11/2017
	50,000	—		88.755	07/09/2018
	18,350	18,350	(1)	81.695	12/09/2019
	—	43,759	(2)	86.145	12/08/2020

Timothy P. Collins	10,080	—		66.795	07/13/2015	19,261	1,646,816	7,676	656,298
	11,000	—		73.990	07/12/2016
	11,025	—		83.473	07/11/2017
	18,229	—		88.755	07/09/2018
	9,702	9,702	(1)	81.695	12/09/2019
	—	29,940	(2)	86.145	12/08/2020
	—	34,623	(3)	84.575	12/14/2021

Sharon M. Alterio	10,585	—		66.795	07/13/2015	19,761	1,689,566	7,676	656,298
	11,000	—		73.990	07/12/2016
	11,550	—		83.473	07/11/2017
	18,229	—		88.755	07/09/2018
	9,702	9,702	(1)	81.695	12/09/2019
	—	29,940	(2)	86.145	12/08/2020
	—	34,623	(3)	84.575	12/14/2021

(1)	Reflects stock options granted on December 9, 2009 for which the Compensation Committee has certified that the performance threshold has been achieved and therefore 50% became vested on December 8, 2011 and the remaining 50% will become vested on December 8, 2012.

(2)	Reflects stock options granted on December 8, 2010 for which the Compensation Committee has certified that the performance threshold has been achieved and will therefore become 50% vested on each of December 14, 2012 and December 14, 2013.

(3)	Reflects stock options granted in December 14, 2011 that will vest in 25% annual increments on the first four anniversaries of the grant date.

(4)	The restricted stock in this column was granted subject to both performance-based and time-based vesting criteria. Except for grants made to Ms. Alterio prior to her becoming a corporate officer, performance-based vesting must occur before the time-based vesting begins. The performance-based vesting criteria are met upon our achievement of certain targeted increases in earnings per share. For the annual grant of restricted stock made to Ms. Alterio in July of 2007, the shares will vest at a specified time, but may vest earlier upon the achievement of performance-based vesting criteria. The performance-based vesting criteria have been met for the shares of restricted stock reflected in this column. The grant made to Ms. Alterio in October of 2007 was a part of her new hire grant and is subject only to time-based vesting criteria. The following chart shows the time-based vesting dates for the unvested shares of restricted stock reflected in this column held by each named executive officer as of December 31, 2011:

Name	Restricted Shares Granted	Grant Date	Performance Vest Date	Time Vest Date
Timothy M. Ring	18,000	July 11, 2007	August 13, 2008	August 13, 2012
	16,400	July 9, 2008	August 12, 2009	August 12, 2013
	20,940	July 9, 2008	August 12, 2009	August 12, 2012
	18,800	December 9, 2009	December 8, 2010	December 8, 2014
	30,755	December 9, 2009	December 8, 2010	December 8, 2013
	18,000	December 8, 2010	December 14, 2011	December 14, 2015
	29,985	December 8, 2010	December 14, 2011	December 14, 2014

John H. Weiland	12,000	July 11, 2007	August 13, 2008	August 13, 2012
	10,900	July 9, 2008	August 12, 2009	August 12, 2013
	13,817	July 9, 2008	August 12, 2009	August 12, 2012
	12,500	December 9, 2009	December 8, 2010	December 8, 2014
	20,451	December 9, 2009	December 8, 2010	December 8, 2013
	12,000	December 8, 2010	December 14, 2011	December 14, 2015
	18,710	December 8, 2010	December 14, 2011	December 14, 2014

Todd C. Schermerhorn	10,500	July 11, 2007	August 13, 2008	August 13, 2012
	6,600	July 9, 2008	August 12, 2009	August 12, 2013
	8,319	July 9, 2008	August 12, 2009	August 12, 2012
	7,500	December 9, 2009	December 8, 2010	December 8, 2014
	12,465	December 9, 2009	December 8, 2010	December 8, 2013
	7,200	December 8, 2010	December 14, 2011	December 14, 2015
	11,394	December 8, 2010	December 14, 2011	December 14, 2014

Timothy P. Collins	2,100	July 11, 2007	August 13, 2008	August 13, 2012
	2,775	July 9, 2008	August 12, 2009	August 12, 2013
	6,590	December 9, 2009	December 8, 2010	December 8, 2013
	7,796	December 8, 2010	December 14, 2011	December 14, 2014

Sharon M. Alterio	2,100	July 11, 2007	August 13, 2008	August 13, 2012
	500	October 4, 2007	N/A	October 4, 2012
	2,775	July 9, 2008	August 12, 2009	August 12, 2012
	6,590	December 9, 2009	December 8, 2010	December 8, 2013
	7,796	December 8, 2010	December 14, 2011	December 14, 2014

(5)	Amounts in this column are calculated using a price of $85.50 per share, the closing price of our common stock on December 30, 2011.

(6)	All amounts in this column represent performance-contingent restricted stock units and performance-contingent restricted stock (including retention grants) granted on December 14, 2011, with vesting provisions as described above under the heading “Summary Compensation Table – Stock Awards.” Neither the performance-based nor time-based vesting criteria have been met for the shares of restricted stock units and restricted stock reflected in this column.

Option Exercises and Stock Vested in 2011

The following table sets forth information regarding options exercised by the named executive officers during 2011 and shares of performance-contingent restricted stock held by the named executive officers that vested in 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy M. Ring	175,000	11,337,852	44,646	4,001,912
John H. Weiland	109,720	4,599,125	32,890	2,977,348
Todd C. Schermerhorn	418,740	25,659,751	17,046	1,525,447
Timothy P. Collins	16,850	992,579	3,038	276,883
Sharon M. Alterio	17,500	730,502	6,845	603,893

Pension Benefits

The following table sets forth information regarding the defined benefit pension plans in which our named executive officers participated in 2011.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Timothy M. Ring	Employees’ Retirement Plan SERP	19 19	372,418 2,667,988	— —

John H. Weiland	Employees’ Retirement Plan SERP	15 15	429,624 2,111,649	— —

Todd C. Schermerhorn	Employees’ Retirement Plan SERP	26 26	470,598 857,272	— —

Timothy P. Collins	Employees’ Retirement Plan SERP	9 9	227,790 299,656	— —

Sharon M. Alterio	Employees’ Retirement Plan SERP	6 6	158,478 275,162	— —

(1)	Since employees are not eligible to participate in the Employees’ Retirement Plan and SERP until they have completed one year of service, the number of years of credited service for each of the named executive officers is one year less than the number of years of actual service to C. R. Bard. Years of credited service shown are rounded to the nearest full year.

Pension and Supplemental Executive Retirement Plan

We maintain a tax-qualified Employees’ Retirement Plan to provide traditional pension benefits for substantially all of our U.S.-based employees, including the named executive officers. In addition, we maintain a Supplemental Executive Retirement Plan, or SERP, to provide benefits to certain of our highly paid employees above the limits imposed on the Employees’ Retirement Plan benefits under the Internal Revenue Code. Effective January 1, 2011, the Employees’ Retirement Plan and the SERP were closed to employees hired on or after that date, subject to certain exceptions. However, all employees participating in the Employees’ Retirement Plan and the SERP prior to January 1, 2011, including all of the named executive officers, will continue to participate in such plans as structured prior to January 1, 2011.

The Employees’ Retirement Plan provides monthly benefits at normal retirement (age 65) under a formula based on the participant’s compensation and years of service. The formula equals 0.75% of compensation up to

$6,600, plus 1.5% of compensation over $6,600, divided by 12, for each year of service. Pension eligible compensation for the named executive officers consists of regular salary and annual incentive awards under the Executive Bonus Plan, including any portion of the executive’s annual bonus contributed to our MSPP. However, as described above, the Employees’ Retirement Plan is subject to a limit on the amount of each executive’s annual compensation that can be applied to the formula each year. For 2011, that limit was $245,000. In addition, there is a limit on the maximum annual benefit at normal retirement that can be provided under the tax-qualified Employees’ Retirement Plan, although no Employees’ Retirement Plan benefits have reached or are expected to reach this limit for any participants.

The SERP is a non-tax-qualified plan that provides accruals for certain executives, including our named executive officers, equal to the difference between the benefits actually accrued under the tax-qualified Employees’ Retirement Plan, and the benefits that would accrue under the tax-qualified Employees’ Retirement Plan without the Internal Revenue Code limit on compensation that may be considered for purposes of calculating a participant’s benefit or the Internal Revenue Code limit on the annual amount of a participant’s benefits. Together, the Employees’ Retirement Plan and the SERP provide the retirement benefit that would apply under the Employees’ Retirement Plan formula without the Internal Revenue Code limitations.

Participants in the Employees’ Retirement Plan generally vest in their plan benefits after they complete five years of service. In addition to the normal retirement benefit, the Employees’ Retirement Plan provides reduced benefits upon early retirement (age 55) and unreduced benefits as early as age 62. The Employees’ Retirement Plan also provides limited death benefits and limited benefits upon termination due to disability. Eligibility for payment of SERP benefits is dependent on eligibility under the Employees’ Retirement Plan, and reductions for early payment are calculated in the same way as they would be under the Employees’ Retirement Plan; however, SERP benefits become fully vested upon a change of control of C. R. Bard.

For distributions that occurred prior to January 1, 2009, a participant was generally required to take distributions from the Employees’ Retirement Plan and the SERP at the same time and in the same payment method. To comply with Section 409A of the Internal Revenue Code, for distributions that are made on or after January 1, 2009, the timing and form of payment of a SERP benefit that was accrued or vested after December 31, 2004 will no longer be linked to the distribution of the Employees’ Retirement Plan benefit. In 2008, all participants in the SERP were given the opportunity to elect the timing and form of payment of the future distributions of the SERP benefit. Payment options include a lump sum and various annuities.

Mr. Weiland is the only named executive officer currently eligible for early retirement under the Employees’ Retirement Plan and SERP. Participants are eligible for early retirement benefits after completing five years of service and reaching age 55. The monthly amount of early retirement benefits is the age 65 benefit under the formula described above (based on the accruals as of early retirement), but reduced by 0.5% per month for each full calendar month, if any, that early retirement benefits begin before the participant would reach age 62.

The present value of accumulated benefits shown in the table above is calculated as of December 31, 2011. The present value is calculated assuming benefits would be paid in the form of a lump sum at the earliest age at which a participant could retire and receive unreduced benefits, which is age 62. The age 62 lump sum was calculated using the mortality table specified in the Employees’ Retirement Plan (mortality improvements were projected after 2013, the last year of IRS published tables), using a 5.50% lump sum interest rate as of December 31, 2011, a 6.75% lump sum interest rate as of December 31, 2010 and a 6.15% lump sum interest rate for December 31, 2009 measurements. The limitations applicable to the Employees’ Retirement Plan under the Internal Revenue Code as of December 31, 2011 were used to determine the benefits under each plan. This benefit at retirement age was discounted to a present value using 4.71%, 5.10% and 5.63% discount rates for December 31, 2011, December 31, 2010 and December 31, 2009 measurements, respectively. This present value assumes no preretirement mortality, turnover or disability. For additional information about the assumptions used to calculate the present value of the accumulated benefits, see Note 12 to Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2011.

Nonqualified Deferred Compensation

The following table sets forth information regarding our nonqualified deferred compensation arrangements in which our named executive officers participated in 2011.

Name	Plan	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals / Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)
Timothy M. Ring	MSPP	462,131	253,187	(2)	(296,963	)(4)	937,157	(5)	5,930,793	(6)
	SIRP	—	319,818	(3)	160,724		—		2,604,588	(7)

John H. Weiland	MSPP	857,917	470,036	(2)	(143,968	)(4)	1,744,861	(5)	5,459,603	(6)
	SIRP	—	369,728	(3)	153,392		—		2,515,741	(7)

Todd C. Schermerhorn	MSPP	—	—		(168,042	)(4)	267,731	(5)	2,526,012	(6)
	SIRP	—	149,786	(3)	39,508		—		673,282	(7)

Timothy P. Collins	MSPP	467,400	256,117	(2)	(31,434	)(4)	420,916	(5)	1,869,800	(6)
	SIRP	—	127,524	(3)	17,499		—		328,104	(7)

Sharon M. Alterio	MSPP	301,492	165,177	(2)	(51,894	)(4)	439,746	(5)	1,784,642	(6)
	SIRP	—	43,132	(3)	13,005		—		219,188	(7)

(1)	Amounts represent the portion of the named executive officer’s annual bonus contributed into the MSPP in 2011. This amount was reported as compensation in 2010 and is included in the Summary Compensation Table above in the amount in the “Non-Equity Incentive Plan Compensation” column for 2010.

(2)	Amount represents the grant date fair value of the premium units acquired under the MSPP in 2011. This amount was reported as compensation in 2010 and is included in the Summary Compensation Table above in the amount in the “All Other Compensation” column for 2010.

(3)	Amount represents accruals under the SIRP in 2011 and is included in the Summary Compensation Table above in the amount in the “All Other Compensation” column for 2011.

(4)	Amount represents the increase or decrease in value of all shares in the Management Stock Purchase Plan and units in the MSPP on December 31, 2011 as compared to the value on December 31, 2010, calculated using prices of $85.50 and $91.77, respectively, less the aggregate amount of contributions made by the named executive officer and by the Company in 2011. The Management Stock Purchase Plan provided for the purchase by participants of shares of common stock and was replaced in 2004 by the MSPP. Other than the purchase of common stock rather than units, the material features of the Management Stock Purchase Plan mirror the material features of the MSPP, which is described below. Certain of the shares and units remain subject to the restrictions and forfeiture provisions described below.

(5)	Amount represents the value of units in the MSPP that vested in 2011 and/or were distributed in 2011 to the named executive officer.

(6)	Amount represents the value of all shares in the Management Stock Purchase Plan and units in the MSPP, calculated using a price of $85.50 per share, the closing price of our common stock on December 30, 2011. This amount includes the value of shares and units purchased by the named executive officers through contributions of all or a portion of their annual bonuses. The value of these shares and units for Messrs. Ring, Weiland, Schermerhorn and Collins and Ms. Alterio are $4,207,712, $3,821,936, $1,768,226, $1,308,920 and $1,249,326, respectively, calculated using a price of $85.50 per share.

(7)	Includes the following amounts that were included in the “All Other Compensation” column of the Summary Compensation Table for the named executive officers in the years indicated:

Name	2010	2009
Timothy M. Ring	$325,696	$319,126
John H. Weiland	$257,614	$229,732
Todd C. Schermerhorn	$60,564	$59,458
Timothy P. Collins	$42,816	N/A
Sharon M. Alterio	$38,836	$38,478

No amount is shown for Mr. Collins for 2009 because he was not a named executive officer.

MSPP

Under our Management Stock Purchase Program, or “MSPP,” the named executive officers and other employees at a specified level and above are required to contribute a portion of their annual bonus to purchase restricted stock units at a discount until they meet certain minimum ownership requirements. In addition, each participant has the option to contribute additional bonus amounts up to 100% of the award. Each restricted stock unit represents the right to receive one share of common stock. The participant purchases restricted stock units at a discount of 30% from the lower of the fair market value of our common stock on the first business day in July of the previous year or on the date that the bonus is approved in February. In 2011, the price used was $76.39, the fair market value of our common stock on July 1, 2010. We refer to the restricted stock units with a value equal to the amount of the 30% discount as the “premium units.” The value of the premium units for 2011 is reflected above in the column entitled “Registrant Contributions in Last Fiscal Year.” The premium units are restricted from sale for a period of four years from the grant date and are forfeited, on a pro rata basis, if a participant’s employment is terminated because of death, disability or retirement within the four-year restricted period. A participant forfeits all of his or her premium units if the participant’s employment is otherwise terminated during the four-year restricted period unless the Compensation Committee exercises its discretion to vest all or a portion of any unvested units. A participant is always 100% vested in his or her non-premium units. We pay dividend equivalents in cash on all units purchased under the MSPP in the same amount as the dividend paid on shares of common stock. In the event of a change of control of the Company, each participant would receive an immediate distribution of shares of our common stock equal to the number of restricted stock units in his or her account. Except as described above, each participant receives shares of our common stock equal to the number of units in his or her account four years from the date of purchase of the units. Participants may also elect, pursuant to the terms of the MSPP, to defer the receipt of all shares until a later date or retirement.

We adopted the MSPP in 2004 to replace the predecessor Management Stock Purchase Plan, which provided for the purchase by participants of shares of our common stock. Other than the purchase of common stock rather than units, the material features of the Management Stock Purchase Plan mirror the material features of the MSPP described above.

SIRP

We provide supplemental retirement benefits to selected key employees, including our named executive officers, pursuant to our Supplemental Insurance/Retirement Plan, or “SIRP.” Under the SIRP, each participant has an individual notional account balance consisting of employer-funded accruals and interest credits. Participants are not allowed to make contributions to the SIRP.

Each month, we credit an amount to each named executive officer’s SIRP account equal to 1/12 of the executive’s annual salary and annual bonus award, multiplied by 1.1, and then multiplied by a percentage based on the executive’s age. The percentage is 2.4% for participants between the ages of 25 and 44, 4.8% for participants between the ages of 45 and 49, 12% for participants between the ages of 50 and 54 and 19.2% for participants between the ages of 55 and 61. Based on this provision, as of December 31, 2011, the rate for Mr. Weiland was 19.2%, the rate for Messrs. Ring, Schermerhorn and Collins was 12%, and the rate for Ms. Alterio was 4.8%. We also credit each account with interest that is compounded monthly at an annual effective rate of 7.0%.

Under the SIRP, an executive is eligible to retire upon reaching age 55 and completing five years of service (early retirement under our tax-qualified Employees’ Retirement Plan). Upon retirement, a SIRP participant is entitled to payment of his or her account balance in monthly installments over a 15-year period, generally beginning six months after termination of employment. Interest continues to be credited each month on the remaining account balance until the account is fully distributed. If an executive dies after SIRP retirement payments have started, his or her beneficiary will receive payments according to the same schedule applicable to the executive, unless the remaining payments are less than a total of $20,000, in which case a lump sum payment is made to the beneficiary. All of our named executive officers have completed five years of service, but only Mr. Weiland has reached early retirement age.

In general, if a participant in the SIRP terminates employment before reaching retirement eligibility, he or she will not receive any SIRP benefits. However, the SIRP provides a death benefit and a disability benefit for a participant who dies or becomes disabled before retiring. Benefits under the SIRP are also payable to the named executive officers following a termination of employment within three years after a change of control of the Company. These benefits are described below under the heading “Potential Payments Upon Termination or Change of Control.” An executive will forfeit all benefits owed under the SIRP upon violation of a restrictive covenant with us that generally provides that the participant will not engage in business activities that are competitive with our businesses.

Potential Payments Upon Termination or Change of Control

We have entered into certain agreements and maintain various plans that will require us to provide compensation to the named executive officers in the event of a termination of employment or a termination following a change of control of C. R. Bard.

Payments Upon Termination Other Than Following a Change of Control

Set forth below are descriptions of the various agreements, plans and programs under which benefits may be payable to our named executive officers following termination of employment other than in connection with a change of control, followed by a table that quantifies, to the extent possible, benefits under these agreements, plans and programs assuming that the named executive officer’s employment terminated on December 31, 2011.

Stock Options

Stock options granted to our named executive officers that are not vested become fully vested and exercisable if the officer terminates employment by reason of death, disability or retirement. “Retirement” is defined in the same manner as in our tax-qualified Employees’ Retirement Plan, and includes early retirement, which is termination after reaching age 55 with five years of service. “Disability” is defined in our 2003 Long Term Incentive Plan and generally means an inability of the executive to perform his or her duties to us in all material respects by reason of a physical or mental disability that is reasonably expected to be permanent and has continued for at least six consecutive months or such shorter period as the Compensation Committee may reasonably determine in good faith. If termination is by reason of death or disability, the option remains exercisable for a period of one year from the date of termination. If termination is by reason of retirement, the executive can exercise the option for the remaining life of the option, which cannot exceed ten years from the grant date. If termination is for any reason other than death, disability or retirement, unvested stock options expire immediately unless the Compensation Committee exercises its discretion to accelerate the vesting of the stock options.

Performance-Contingent Restricted Stock Units and Restricted Stock

Performance-contingent restricted stock units and performance-contingent restricted stock, including the retention grants, granted to our named executive officers that is not vested will vest if the officer terminates employment by reason of death or disability and commencing with the restricted stock unit grants made in December 2011, by reason of retirement. “Disability” is defined in the 2003 Long Term Incentive Plan as described above. For grants that do not automatically vest on retirement, if termination is for any reason other than death or disability (including retirement) all performance-contingent restricted stock is forfeited unless the Compensation Committee exercises its discretion to vest any unvested shares. The Committee’s practice is to consider, on a case-by-case basis, the circumstances surrounding the termination, our past practices and then-current market practices in deciding whether to exercise its discretion to accelerate vesting.

MSPP Premium Units

Premium units purchased under our MSPP are subject to a four-year holding period from the date of purchase. A description of the premium units is set forth above under the Nonqualified Deferred Compensation Table. Under the MSPP, unvested premium units are forfeited upon termination of employment other than by reason of death, disability or retirement. If employment terminates by reason of death, disability or retirement, the MSPP provides that unvested premium units will vest, on a pro rata basis in 25% increments for each full year of employment since the date of purchase. “Retirement” is defined as retirement under our tax-qualified Employees’ Retirement Plan, and includes early retirement, which is termination after reaching age 55 with five years of service. “Disability” is defined in the 2003 Long Term Incentive Plan as described above. In addition, the Compensation Committee has the discretion to vest all or a portion of any unvested premium units upon termination of employment. Upon termination of an executive by reason of retirement, the Compensation Committee generally considers on a case-by-case basis the circumstances surrounding the termination, our past practices and then-current market practices in deciding whether to exercise its discretion to accelerate vesting of premium units.

Annual Bonus Award

If an executive were to terminate employment before the end of a fiscal year for reasons other than death, disability or retirement, he or she would not receive an annual bonus award for that year. However, if an executive were to terminate employment due to death, disability or retirement, he or she would receive a prorated annual bonus award for the year of termination based upon the attainment of the actual performance goals for that year. For this purpose, “disability” is defined as a total and permanent disability as determined by a physician, after 26 weeks from the beginning of a physical or mental condition. Retirement means normal or early retirement under our tax-qualified Employees’ Retirement Plan as described above. Early retirement is termination after reaching age 55 with five years of service.

Pension and Supplemental Executive Retirement Plan Benefits

Our named executive officers participate in our tax-qualified Employees’ Retirement Plan and our nonqualified SERP, which are described in detail above in the narrative under the Pension Benefits Table. If an employee terminates employment with us and has a vested benefit under the plans at that time, then he or she is eligible for benefits. Benefits under the plans are vested after five years of service with us. Under the SERP, each participant would also become fully vested upon a change of control. Each of our named executive officers has completed the service required for vesting and is fully vested under both of these plans.

The plans together provide for monthly benefits upon normal retirement (age 65) equal to 0.75% of compensation up to $6,600, plus 1.5% of compensation over $6,600, divided by 12, for each year of service. In addition to the normal retirement benefit that would be payable under the standard formula at age 65 or as early as age 62, the Employees’ Retirement Plan and SERP provide reduced benefits upon early retirement (age 55), or, to a lesser extent, upon termination of employment. The plans also provide limited death benefits and limited benefits upon termination due to disability.

The monthly amount of benefits available upon termination of employment before early retirement other than due to death or disability is equal to the age 65 benefit under the standard formula based on accruals as of termination of employment, but reduced by 0.5% per month for each full calendar month between ages 55 and 62, and further reduced actuarially to the date payments begin prior to age 55. Mr. Weiland is currently eligible for early retirement. Messrs. Ring, Schermerhorn and Collins and Ms. Alterio would be eligible for benefits under this provision upon termination of employment. Under the plans, a participant is eligible for disability benefits if he or she is unable to engage in any substantial gainful activity (employment) by reason of any medically determined physical or mental condition that can be expected to result in death or to last for at least 12 months. The monthly amount of benefits available upon disability is equal to the age 65 benefit under the standard formula based on accruals as of the date employment terminates due to disability, reduced by 0.5% per month for each full calendar month that disability benefits begin before the participant would reach age 62, but not below the amount of the benefit that would be payable upon termination for reasons other than disability.

The general pre-retirement death benefit under the plans is equal to the survivor benefit that would be paid assuming the participant’s accrued benefit at the time of death were paid beginning at early retirement age under a joint and 50% spousal survivor annuity form of benefit. Pre-retirement death benefits are also payable after age 55 to the participant’s surviving spouse or, if there is no surviving spouse, surviving children under age 21.

Under such circumstances, the monthly death benefit would be equal to the amount of monthly retirement payment that would apply if the participant had retired at the time of death and elected a joint and 100% survivor annuity option.

For distributions that occurred prior to January 1, 2009, a participant was generally required to take distributions from the Employees’ Retirement Plan and the SERP at the same time and in the same payment method. To comply with Section 409A of the Internal Revenue Code, for distributions that are made on or after January 1, 2009, the timing and form of payment of a SERP benefit that was accrued or vested after December 31, 2004 will no longer be linked to the distribution of the Employees’ Retirement Plan benefit. In 2008, all current participants in the SERP were given the opportunity to elect the timing and form of payment of the future distributions of the SERP benefit. New participants are required to make a similar election within 30 days of becoming notified of their eligibility to participate in the SERP. Payment options include a lump sum and various annuities. Payments under the Employees’ Retirement Plan would be paid from that plan’s trust, which is funded solely through annual employer contributions and any earnings on those contributions. We would pay benefits under the SERP directly from our general assets.

Supplemental Insurance/Retirement Plan and Key Executive Insurance Plan

We provide supplemental retirement, death and disability benefits to selected key employees, including the named executive officers, pursuant to our SIRP, as described above in the narrative under the Nonqualified Deferred Compensation Table. A participant forfeits all benefits owed under the SIRP upon violation of certain restrictive covenants with us, or upon termination of employment before age 55, other than termination due to death or disability or within three years after a change of control. The restrictive covenants generally provide that the executive officer will not engage in business activities that are competitive with our businesses and will maintain the confidentiality of our confidential information. We pay SIRP benefits from our general assets. Mr. Weiland is age 56 and would have been eligible for benefits under the SIRP if his employment had terminated on December 31, 2011. Since Messrs. Ring, Schermerhorn and Collins and Ms. Alterio have not reached age 55, they would not have been eligible for any benefits under the SIRP if their employment had terminated on December 31, 2011 for any reason other than due to death or disability.

If a participant dies while employed with us, the SIRP provides a death benefit instead of retirement benefits. Under the SIRP, a portion of the death benefit equal to 50% of the executive’s annual base salary is payable in a lump sum upon the executive’s death, and the remainder is payable in equal installments over 60 months. The death benefit for Messrs. Weiland, Schermerhorn and Collins and Ms. Alterio equals the greater of: (i) 5.5 times the executive’s annual base salary; and (ii) three times the executive’s annual base salary, plus the balance of the participant’s SIRP account at the time of death. The death benefit under the SIRP for Mr. Ring equals three times his annual base salary, due to his participation in the Key Executive Insurance Plan, or “KEIP.” The SIRP and KEIP death benefits together provide Mr. Ring with a death benefit equal to 5.5 times annual base salary. The KEIP is a split-dollar life insurance arrangement that we previously established for certain employees, including Mr. Ring. Under the KEIP, we initially paid a portion of the premiums on a whole life insurance policy for Mr. Ring, and Mr. Ring paid a portion of the premiums. Neither Mr. Ring nor the Company currently pay premiums on Mr. Ring’s policy, but the policy remains in effect with premiums paid from the accumulated value of the policy. Upon Mr. Ring’s death, his beneficiary is entitled to a portion of the benefits payable under the policy equal to 2.5 times his then-current annual base salary, payable in installments over 60 months. We are entitled to the remainder of the benefits payable under the life insurance policy after satisfaction of Mr. Ring’s benefits.

If an executive becomes disabled before retirement and remains disabled through age 65, the SIRP pays benefits beginning at age 65. This benefit would be calculated as if the executive had remained employed through age 65. If the disability ceases after age 55 but prior to age 65, and the executive does not return to active employment, the executive receives benefits as if he or she had retired on the date the disability ceased. If an executive becomes disabled and dies before age 65 while remaining disabled, no retirement benefits are payable, but we pay the death benefit described above.

Severance

We do not have a separate formal severance program for executive officers who have change of control agreements. As a result, a decision to make a severance payment to an executive officer is in the discretion of the Compensation Committee. In determining the amount of severance, if any, for executive officers whose employment is terminated by us, the Compensation Committee’s practice is to consider on a case-by-case basis the circumstances surrounding the departure, our past practices and then-current market practices. We entered into an agreement with Mr. Weiland, however, in 1995 at the start of his employment that requires us to pay him one year of base salary and bonus if he is terminated without cause. The term “cause” is not defined in the agreement.

Potential Termination Benefits Other Than Following a Change of Control

The following table sets forth the potential benefits payable pursuant to the arrangements described above for our named executive officers, assuming termination of employment on December 31, 2011 other than in connection with a change of control and a price of $85.50 per share of our common stock, the closing price on December 30, 2011.

Benefit/Plan/Program	Timothy M. Ring	John H. Weiland		Todd C. Schermerhorn	Timothy P. Collins	Sharon M. Alterio
Stock Options(1)	$252,864	$164,831		$69,822	$68,942	$68,942
Restricted Stock Units/Restricted Stock(2)	$16,214,990	$10,607,130		$5,470,119	$2,303,114	$2,345,864
MSPP Premium Units/Shares(3)	$314,811	$597,389		$369,275	$135,261	$196,394
Annual Bonus Plan(4)	$1,437,345	$934,011		$573,359	$419,475	$504,000
Employees’ Retirement Plan and SERP(5)	$2,188,969	$2,536,258		$898,750	$356,994	$280,504
SIRP/KEIP
Termination other than for Death or Disability—SIRP(6)	—	$4,535,520		—	—	—
Death—SIRP(7)	$3,276,000	$5,176,742		$3,327,500	$2,887,500	$2,887,500
Death—KEIP(8)	$2,730,000	—		—	—	—
Severance	—	$1,774,000	(9)	—	—	—

(1)	Amounts represent the potential value of unvested stock options that would vest upon termination of employment by reason of death or disability or, in the case of Mr. Weiland, the only named executive officer who has reached retirement age, by reason of retirement.

(2)	Amounts represent the potential value of unvested performance-contingent restricted stock units and unvested performance-contingent restricted stock (including the retention grants) made to Messrs. Ring, Weiland and Schermerhorn, that would vest upon termination of employment by reason of death, disability, or, by reason of retirement (i) with respect to the grants of restricted stock units made in December 2011 or (ii) with respect to other grants, if vesting was accelerated by the Compensation Committee.

(3)	Amounts represent the value of unvested premium units and shares that would have vested upon termination of employment by reason of death or disability or, in the case of Mr. Weiland, the only named executive officer who has reached retirement age, by reason of retirement. Assuming acceleration by the Compensation Committee of all unvested premium units and shares for the named executive officers upon termination of employment on December 31, 2011, the potential value of these units and shares for Messrs. Ring, Weiland, Schermerhorn and Collins and Ms. Alterio would be $850,811, $1,637,667, $757,787, $560,880 and $535,316, respectively.

(4)	Amounts represent the amount of the bonus payable upon termination by reason of death or disability or, in the case of Mr. Weiland, the only named executive officer who has reached retirement age, by reason of retirement.

(5)	Represents the combined benefits under the plans, assuming each named executive officer elected a lump sum distribution, payable to Messrs. Ring, Schermerhorn and Collins and Ms. Alterio upon termination of employment before early retirement other than for death or disability or payable to Mr. Weiland upon termination of employment upon early retirement. Assuming termination due to death and commencement of survivor benefits on December 31, 2011, the survivor benefit payable with respect to Messrs. Ring, Schermerhorn and Collins and Ms. Alterio would be approximately 40% to 60% of the lump sum payable upon termination of employment as set forth in the table. With respect to Mr. Weiland, since he is currently retirement eligible, a higher survivor benefit would apply and would provide for approximately 90% to 100% of the lump sum payable at termination of employment.

(6)	This amount is the aggregate of payments to be made in monthly installments over 15 years (beginning six months after termination of employment) for any reason other than death or disability. None of the named executive officers, with the exception of Mr. Weiland, have reached retirement age as of December 31, 2011 and therefore were not eligible for benefits under the SIRP.

(7)	Amounts represent the death benefit payable to each of the named executive officers, with 50% of the executive’s annual base salary payable in a lump sum upon death and the remainder payable in equal installments over 60 months. This amount does not reflect interest that would be payable pursuant to the plan as a result of the six month delay in payment required under Section 409A of the Internal Revenue Code.

(8)	The amounts payable under the KEIP would have been paid by the insurer pursuant to the whole life insurance policies subject to the KEIP.

(9)	Represents one year of base salary and bonus, calculated based on Mr. Weiland’s 2011 base salary plus a bonus component valued at 100% of his target bonus for 2011 pursuant to the agreement described above under the heading “Severance.” This amount would only be payable if termination on December 31, 2011 was without cause.

Payments Upon Termination Following a Change of Control

The potential payments to our named executive officers upon termination of employment following a change of control of the Company are described below under the headings “Change of Control Agreements,” “Long Term Incentive Plan” and “SIRP.” All amounts are calculated assuming termination on December 31, 2011.

Change of Control Agreements

We have entered into change of control agreements with each of our executive officers. The change of control agreements provide for benefits upon:

(A)	termination of employment by the executive for “good reason,” or by us or the successor company without “cause,” in either case within three years after a change of control, or before a change of control if the executive is terminated in connection with a proposed change of control; or

(B)	the executive’s termination for any reason during the six-month period following the first anniversary of a change of control.

The benefits are as follows:

•	accrued base salary and a prorated bonus through the date of termination, based on an average of the annual incentive bonus for the prior three years;

•	severance pay equal to three times the sum of the executive officer’s highest base salary and average annual incentive bonus during the prior three years;

•	all compensation previously deferred by the executive officer and not yet paid to him or her;

•	an amount equal to the additional accruals under our pension plan and SERP that would apply if the executive had an additional three years of age and service and a 6% annual increase in compensation;

•	continued participation in our benefit plans for three years, or, if such participation is not possible, provision of substantially similar benefits; and

•	outplacement services and financial counseling services for three years.

We or the successor company must pay the cash amounts in a lump sum within ten days after termination of the executive’s employment, unless the executive elects to receive installments. Payments to certain employees, including our named executive officers, are required by Section 409A of the Internal Revenue Code to be delayed for six months after termination of employment. The agreements also provide for a gross-up payment if the executive officer is subject to excise taxes under Section 4999 of the Internal Revenue Code. This payment would be calculated by a national accounting firm so that the amount remaining, after all taxes have been paid from the gross-up payment, is equal to the amount of the executive’s excise tax. Effective for all new change of control agreements entered into in 2010 and thereafter, the Committee removed the tax gross-up payments and the “walk-away” rights referred to in clause (B) above.

“Change of control” is defined in the agreements as any change of control that has to be reported on Form 8-K. A change of control is also deemed to occur upon the acquisition by a person or a group of 20% or more of the voting power of our stock or a change in the members of our Board of Directors such that the continuing directors cease to constitute a majority of the Board of Directors.

The executive could terminate for “good reason” upon us or our successor company: (i) taking any action that results in a reduction in the executive’s position, authority, duties or responsibilities, other than a minor action that is remedied promptly after the executive notifies us of the action; (ii) failing to provide the compensation specified under the agreements and a minimum level of benefits, as well as expense reimbursement and support staff, based on the level provided prior to the change of control; (iii) requiring the executive to relocate to an office more than 35 miles from the current location; (iv) attempting to terminate the executive in a manner not permitted by the agreements (for example, terminating the executive for cause without providing the required notice of termination); or (v) failing to require a successor to assume the agreements. “Cause” is defined as: (a) any act of dishonesty intended to result in substantial personal enrichment of the executive at our (or our successor company’s) expense; (b) repeated willful and deliberate violations of the executive’s job responsibilities under the agreement that are not corrected after notice from us (or our successor company); or (c) the executive’s conviction of a felony.

In addition, upon the executive’s termination due to death or disability after a change of control, the agreements require death or disability benefits, as applicable, to be provided to the executive and his or her family at least as favorable as those in effect prior to the change of control.

The agreements expire three years after any change of control or, if earlier, upon the executive’s reaching the normal retirement date under our retirement plan, which is age 65. Under certain circumstances, the Board of Directors may also terminate the agreements prior to any change of control. The agreements also will expire upon the executive officer’s death, permanent disability or termination of employment for cause. The agreements require the executive officers to maintain the confidentiality of our information.

Potential Termination Benefits Following a Change of Control

The following table describes the potential payments that would be made pursuant to the change of control agreements presently in effect between us and each of the named executive officers upon termination of employment following a change of control of the Company as of December 31, 2011:

Benefit/Payment	Timothy M. Ring	John H. Weiland	Todd C. Schermerhorn	Timothy P. Collins	Sharon M. Alterio
Severance Payment(1) (4)	$7,399,250	$5,340,102	$3,459,682	$2,679,787	$2,459,675
Bonus—Year of Termination(2) (4)	$1,366,886	$888,141	$545,223	$366,244	$293,276
Additional Pension Payment(3) (4)	$1,944,586	$1,572,584	$700,352	$499,994	$386,079
Financial Counseling Services(5)	$15,000	$15,000	$15,000	$15,000	$15,000
Welfare Benefit Continuation(6)	$74,770	$74,770	$74,770	$74,770	$74,770
Outplacement Services(7)	$50,000	$50,000	$50,000	$50,000	$50,000
Excise Tax & Gross-Up(8)	$—	$—	$3,252,385	$2,249,006	$2,373,964

(1)	Amounts represent three times the sum of the highest base salary and average annual incentive bonus during the prior three years.

(2)	Amounts represent the annual incentive bonus for the year in which the termination of employment occurs, based on an average of the annual incentive bonus for the prior three years, on a pro rata basis through the date of termination.

(3)	Amounts represent the present value of additional accruals under our Employees’ Retirement Plan and SERP that would apply if the executive had an additional three years of age and service and a 6% annual increase in compensation. Amounts are based on the plans’ calculation of lump sum payments, which, for terminations on December 31, 2011 that would result in payments in 2012 is based upon the present value of a lifetime annuity using the minimum assumptions permissible under law for 2012 lump sum payments, which include discount rates of 1.85%, 4.62% and 6.02% over the life expectancy of the individual. The lump sum is the present value of the benefit provided at the earliest retirement age.

(4)	These amounts do not reflect interest that would be payable as a result of the six-month delay in payment required under Section 409A of the Internal Revenue Code.

(5)	Amounts represent estimated cost of financial planning services for a period of three years, assuming a cost of $5,000 per year.

(6)	Amounts represent the present value of the estimated cost for continuation of welfare benefits, which are life, health and disability benefits, for a period of three years, assuming an average cost of $25,028 per year. For purposes of the present value calculation, we used 120% of the short-term applicable federal interest rate of 0.24%, compounded semi-annually.

(7)	Amounts represent estimated cost for outplacement services for a period of three years, assuming a one-time cost of $50,000.

(8)	Represents estimated excise taxes plus an estimated “gross-up” payment relating to the excise tax, assuming an effective individual federal income tax rate of 35%, a state income tax rate of 8.97% and a Medicare tax rate of 1.45%. The gross-up payment is an additional amount that we are required to pay to the executive in order to make the executive whole for federal excise taxes imposed on the executive as a result of the executive’s receipt of payments that are contingent upon a change of control, as well as the payment of all federal and state income and excise taxes imposed on the gross-up payment. In determining the excise tax and gross-up amount shown in this table, we allocated a portion of the value of the payments to be made to the executive to a one-year non-compete agreement with the executive. We have been advised that such an allocation is customary in the event of an actual change of control and would result in a reduction of the amount of the applicable excise tax. For purposes of this table, the value allocated to the non-compete agreements with the named executive officers is the aggregate value of the executive’s total compensation for 2011 as reflected in the Summary Compensation Table above. In the event of an actual change of control, an alternative approach to determine the value to allocate to the non-compete agreement may be used, which could include an independent market value analysis of these non-compete agreements. In addition, amounts representing any pro rata bonuses payable to the named executive officers in the year of termination have not been included in determining the estimated excise tax because we have been advised that it is customary for such regular and recurring bonus payments to be excluded from the calculation of excise tax under Section 280G and Section 4999 of the Internal Revenue Code.

Long Term Incentive Plan

Our named executive officers currently hold restricted stock and stock options awarded under our 2003 Long Term Incentive Plan and its predecessor plan, our 1993 Long Term Incentive Plan, as well as premium units under our MSPP, which is a program under our 2003 Long Term Incentive Plan, and premium shares under the predecessor Management Stock Purchase Plan. Each of these plans provides for all participants that any securities that are not vested become immediately vested upon a change of control, with the exception of the retention grants made to Messrs. Ring, Weiland and Schermerhorn, which do not automatically vest and which remain subject to any vesting and transferability restrictions, except to the extent that the Compensation Committee determines otherwise. “Change of control” is defined substantially in the same manner as in our change of control agreements described above. The following table describes the potential aggregate value to the named executive officers associated with the accelerated vesting of unexercisable stock options, unvested restricted stock units and unvested restricted stock (other than the retention grants), and unvested MSPP premium units and unvested Management Stock Purchase Plan shares assuming a change of control of the Company as of December 31, 2011 and a price of $85.50 per share of our common stock, the closing price on December 30, 2011:

Benefit/Payment	Timothy M. Ring	John H. Weiland	Todd C. Schermerhorn	Timothy P. Collins	Sharon M. Alterio
Unexercisable Stock Options(1)	$252,864	—	$69,822	$68,942	$68,942
Unvested Restricted Stock Units and Restricted Stock	$8,635,415	$5,560,065	$2,751,219	$2,303,114	$2,345,864
Unvested Premium Units/Shares	$850,811	$1,637,667	$757,787	$560,880	$535,316

(1)	As described above under “Stock Options,” stock options granted to our named executive officers that are not vested become fully vested and exercisable if the officer terminates employment after reaching retirement age. Mr. Weiland has reached the age of retirement and, as a result, his unvested stock options would vest upon his termination, with or without a change of control.

In December 2010, the Company discontinued granting limited stock appreciation rights, or “LSARs,” in tandem with stock options. Prior to December 2010, LSARs were granted to our named executive officers in tandem with stock options. The LSARs may only be exercised within sixty days after a change of control of the Company. The LSARs give an executive the right to receive payment in cash or shares (as determined by us) equal to the difference between the fair market value of a share of our common stock on the date of exercise, or, if higher, the highest price per share paid in connection with the change of control, minus the exercise price of the option. In the event the LSAR is exercised, the related options are cancelled, and vice versa. The LSARs are vested to the same extent as the related stock options. The term “change of control” applicable to LSARs is defined substantially in the same manner as in the change of control agreements, as described above. The potential value to the named executive officers upon exercise of their LSARs following a change of control, assuming the fair market value on December 30, 2011, is at least as high as the change of control price, and is equivalent to the amount set forth in the table above in the “Unexercisable Stock Options” row.

SIRP

We provide supplemental retirement benefits to the named executive officers pursuant to our SIRP. Retirement benefits under our SIRP are payable to the named executive officers following a termination of employment for any reason within three years after a change of control of the Company. The amount payable upon termination within three years after a change of control is the usual retirement benefit under the SIRP, but with the account balance calculated as if the executive had remained employed and continued to receive annual accruals to his or her account, and retired upon reaching age 65. The age 65 account balance is determined by assuming a 6% increase in salary and annual bonus each year after termination. The projected age 65 benefit payable over 15 years is then converted to a lump sum payable six months after termination. The lump sum is calculated by discounting back the projected age 65 benefit to the executive’s actual age, using a 4.29% interest rate. The executive may also elect to defer payment of the lump sum to a fixed future date, subject to certain restrictions. “Change of Control” is defined under the SIRP as the beneficial ownership by a person of 25% or more of the voting power of our stock or a change in a majority of our Board of Directors during any period of two years or less. Assuming a termination on December 31, 2011 following a change of control, the amount of the payment under the SIRP to each of Messrs. Ring, Weiland, Schermerhorn and Collins and Ms. Alterio would equal $10,150,663, $7,098,651, $4,975,790, $3,703,680 and $3,910,025, respectively.

DIRECTOR COMPENSATION

The table below sets forth compensation received by each non-employee director during 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
David M. Barrett	71,450	64,531	—	—	—	74,800	210,781
Marc C. Breslawsky	80,400	64,531	—	—	—	69,800	214,731
T. Kevin Dunnigan	25,847	—	—	—	—	—	25,847
Herbert L. Henkel	113,000	64,531	—	—	—	74,800	252,331
John C. Kelly	101,350	167,833	—	—	—	74,800	343,983
Theodore E. Martin	95,250	64,531	—	—	—	69,800	229,581
Gail K. Naughton	78,050	167,833	—	—	—	69,800	315,683
Tommy G. Thompson	78,050	64,531	—	—	—	74,800	217,381
Anthony Welters	89,350	64,531	—	—	—	79,800	233,681
Tony L. White	93,700	64,531	—	—	—	74,800	233,031

(1)	Messrs. Breslawsky, Henkel, Martin, Thompson and Welters deferred all of their cash fees earned in 2011 into 839, 1,183, 994, 815 and 935 shares of phantom stock, respectively. Dr. Barrett deferred 75% of his cash fees earned in 2011 into 559 shares of phantom stock and 25% into a deferred interest account. Mr. Kelly deferred 50% of his cash fees earned in 2011 into 529 shares of phantom stock and received 50% in cash. Mr. White did not defer his cash fees in 2011; however, a deferral account for fees deferred in previous years is maintained on his behalf. Mr. Dunnigan and Dr. Naughton did not defer their cash fees earned in 2011. Mr. Dunnigan did not stand for re-election in April 2011, having reached retirement age. For a description of the fees paid to non-employee directors and the deferral of such fees, see “Fees and Deferred Compensation” below.

(2)	Amounts in this column represent the aggregate grant date fair value of stock awards in 2011 under our 2005 Directors’ Stock Award Plan. The grant date fair value for formula-based awards made to Mr. Kelly and Dr. Naughton on October 3, 2011 was $86.085, and for annual awards made to all non-employee directors on December 14, 2011 was $84.575. For a description of the stock awards granted to non-employee directors, see “Stock Awards and Option Awards — Stock Awards” below.

(3)	Amounts in this column include the value of share equivalent units granted to non-employee directors on December 14, 2011 under our Stock Equivalent Plan. For a description of the method for calculating the number of share equivalent units granted under the Stock Equivalent Plan, see “Stock Equivalent Plan for Outside Directors” below. For Dr. Barrett and Messrs. Henkel, Kelly, Thompson and White, the amount in this column also includes a contribution in the amount of $5,000 and for Mr. Welters in the amount of $10,000 made by our charitable foundation for 2011 on his behalf under the foundation’s matching gift program. $5,000 of the amount for Mr. Welters applied to a contribution he made in 2010. For a description of the matching gift program, see “Matching Gift Program” below.

The table below sets forth the aggregate number of outstanding stock awards, option awards, phantom stock shares under the Deferred Compensation Contract and share equivalent units under the Stock Equivalent Plan held by each director as of December 31, 2011.

Name	Stock Awards (#)	Option Awards (#)	Deferred Compensation Contract — Phantom Stock Shares (#)	Stock Equivalent Plan — Share Equivalent Units (#)
David M. Barrett	2,363	1,200	1,258	2,472
Marc C. Breslawsky	1,963	16,800	27,636	22,300
T. Kevin Dunnigan	—	2,400	—	—
Herbert L. Henkel	1,963	12,000	13,239	9,964
John C. Kelly	2,763	1,200	531	2,472
Theodore E. Martin	2,363	10,800	9,422	8,218
Gail K. Naughton	2,763	2,000	—	6,814
Tommy G. Thompson	1,963	6,000	5,742	5,839
Anthony Welters	2,363	16,800	16,180	15,106
Tony L. White	2,363	16,800	19,334	22,300

Fees and Deferred Compensation

Cash Fees

In 2011, non-employee directors received an annual cash retainer in the amount of $50,000, which was paid quarterly. In addition, for each Board of Directors and committee meeting attended, each non-employee director receives a fee of $1,650, except for committee chairs, who receive a fee of $3,650 for each committee meeting and scheduled interim conference. The lead director also receives an annual cash retainer in the amount of $20,000, payable quarterly. Directors who are also our employees do not receive any additional compensation for their service as directors. At its December 2011 meeting, the Board approved paying cash retainers and meeting fees on a semi-annual basis, rather than quarterly, to facilitate administration.

Deferred Compensation Contract

Our directors may defer all or a portion of their cash fees under our Deferred Compensation Contract, Deferral of Directors’ Fees. Under this arrangement, the director’s deferred amounts are credited to a bookkeeping account for the director. The director may elect (i) to have the account credited with interest, or (ii) to have the account deemed invested in shares of our common stock, referred to as “phantom” stock, with the value of the account determined by the price of our common stock and the number of phantom stock shares in the account. Each of our directors who currently defers fees has elected to place his or her deferrals in a deferred stock account, except for Dr. Barrett who has deferred 75% of his cash fees into a deferred stock account and 25% of his cash fees into a deferred interest account. The deferred stock accounts are credited with a number of phantom stock shares equal to the dollar amount of the fees deferred, divided by the value of a share of our common stock on the date the fees would otherwise have been paid. Upon termination of service as a director, we convert the phantom stock in the director’s deferred stock account back to a cash value by multiplying the total number of shares of phantom stock by the value of a share of our common stock at that time. No shares of our common stock are purchased or issued in connection with this arrangement, and all deferred stock accounts are paid in cash. Dividend equivalents are credited on phantom stock in the same amount as paid on our common stock and are automatically deemed reinvested into additional shares of phantom stock. A deferred interest account is credited quarterly, until the account has been distributed, with (i) simple interest equal to the average percentage of interest earned on our marketable securities portfolio during the preceding three months, or (ii) if we do not have a marketable securities portfolio, the prime rate as of the end of the quarter as published in the Wall Street Journal. We pay the value of an account, as elected by the director, in up to ten annual installments or as a lump sum following the termination of a director’s term, as elected by the director.

Stock Awards and Option Awards

Stock Awards

The 2005 Directors’ Stock Award Plan (the “Stock Award Plan”) provides for the grant of automatic, or “formula-based,” stock awards to each director in the year of his or her appointment, election or re-election as a director. Under the formula, each non-employee director receives a grant of 400 shares of restricted stock for each year or partial year remaining in his or her term on the first business day in October following appointment or election. Therefore, a non-employee director who is elected to the Board of Directors for a three-year term receives a stock award of 1,200 shares of common stock. The shares are subject to both a vesting restriction and a transfer restriction. Under the Stock Award Plan, 400 of the shares vest immediately and the remaining 800 shares are subject to forfeiture and vest in 50% increments on each of the first two anniversaries of the grant date. Once vested, the shares are subject to a restriction on transfer for an additional period of two years, but are no longer subject to forfeiture. Any unvested shares of a formula-based stock award are forfeited if a person ceases to serve as a director for any reason.

We may also grant our non-employee directors additional discretionary stock awards under the Stock Award Plan. The Governance Committee has the authority to grant these shares and set any conditions or restrictions. At its December 2011 meeting, the Board approved changes to the director compensation program, to move to a value-based program including a target value of equity awards, which was set at $100,000 for 2011. On December 14, 2011, each non-employee director received a stock award of 763 shares that vests in full at the end of three years, which was determined after giving effect to the value of the formula-based grant made in respect of 2011. Subject to the discretion of the Governance Committee, unvested shares of a discretionary stock award are forfeited in the event a person ceases to serve as a director, except as a result of death or retirement, in which case all such shares will vest. The Stock Award Plan provides that the Governance Committee has the discretion to accelerate vesting or waive any vesting conditions with respect to stock awards granted under this plan.

Option Awards

In December 2010, the Governance Committee eliminated the grant of formula-based option awards in favor of full value stock awards, and the Stock Award Plan was amended accordingly. Previous grants of formula-based option awards were made at the same time that option grants were made to the Company’s officers. The options have an exercise price equal to the fair market value of our common stock on the date of grant and vest in 400 share increments on each of the first three anniversaries of the grant date. The Governance Committee may grant non-employee directors option awards under the Stock Award Plan, and determines any conditions or restrictions on the grants. No option awards were granted to directors in 2011.

If a person ceases to serve as a director for any reason other than death or retirement, any unvested options will expire immediately. If a person ceases to serve as a director as a result of his or her death, his or her personal representative may exercise all vested and unvested options for a period of one year but in no event beyond the term of the option. If a person ceases to serve as a director as a result of his or her retirement, he or she may exercise all vested options through the term of the option, and all unvested options will expire immediately. The Stock Award Plan provides that the Governance Committee has the discretion to accelerate vesting or waive any vesting conditions with respect to option awards under this plan.

Stock Equivalent Plan for Outside Directors

We also maintain the Stock Equivalent Plan for Outside Directors of C. R. Bard, Inc., or the “Stock Equivalent Plan.” Under the Stock Equivalent Plan, we maintain a bookkeeping account for each non-employee director to which we credit an amount each year. The account is deemed invested in shares of our common stock, referred to as “share equivalent units,” with the value of the account determined by the price of our common stock and the number of share equivalent units in the account. No shares of our common stock are actually purchased or issued in connection with this arrangement. The annual grant of share equivalent units under the Stock Equivalent Plan is made on the same date as awards granted under the Directors’ Stock Award Plan and is determined according to a formula, which provides that a director receives a number of share equivalent units equal to (i) the sum of (A) the annual retainer then in effect for non-employee directors and (B) 12 times the per-meeting fee for non-employee directors then in effect, divided by (ii) the fair market value of a share of our common stock on the date of the grant. The fair market value is defined as the average of the high and low selling prices of our common stock on the NYSE. Based on the formula described above, the value of the share equivalent units granted to each non-employee director effective December 14, 2011 was approximately $69,800, and included 825 share equivalent units based on a price of $84.575 per share, the fair market value of our common stock on December 14, 2011.

Each director’s account in the Stock Equivalent Plan becomes vested after five years of service on our Board of Directors, or immediately upon a change of control, which is defined in the same manner as under our executive change of control agreements described above. If the account is not vested at the time the director terminates service, all benefits are forfeited. In addition, if we terminate a director for “cause,” then his or her entire account, whether vested or unvested, will be forfeited. “Cause” is defined as a breach of a director’s duty of loyalty to us or our shareholders, any act not in good faith or involving a knowing violation of law, or any act resulting in the director’s receipt of an improper personal benefit. Other than following a change of control or after the director’s death, a director will also forfeit any remaining unpaid benefits if he or she fails to remain available to provide advice and counsel to us or engages in activities the Board of Directors determines to be competitive with our interests following termination of service.

Payment of benefits generally may not begin before the director reaches age 55. The value of the director’s account is equal to the total number of share equivalent units credited to the account, multiplied by the average of the closing prices of our common stock on the NYSE during the six-month period immediately preceding the director’s date of termination. We pay benefits under the Stock Equivalent Plan in cash, either in a lump sum or in quarterly installments over a number of years equal to the number of full or partial years the director served on our Board of Directors, at the director’s election. If the director elects to receive a lump sum, the amount of the lump sum is equal to the present value of the installment payments, discounted using the 30-year treasury rate in effect on the date the director terminates service. If our directors’ annual retainer or meeting fees are increased after a participant terminates service as a director, the Governance Committee may, in its discretion, prospectively increase the benefit payments to be paid or being paid to any retired non-employee directors.

In the event of a participant’s death on or after payment has begun, his or her beneficiary will receive the participant’s remaining interest. If a participant dies before payment has begun, the participant’s beneficiary will receive the payments, if any, that the participant would have received if the participant had terminated service as a director on the date of the participant’s death. Since benefits under the Stock Equivalent Plan are generally payable to non-employee directors only after a director has served on the Board of Directors for at least five years, the beneficiary of a director who terminates service due to death before completing five years of service would typically not receive any benefits under the Stock Equivalent Plan. To offset this, we pay an additional death benefit for non-employee directors equal to $25,000 per year for each year of service on the Board of Directors, up to five years. After the director completes five years of service, we no longer provide the additional death benefit, and any benefits payable to the director’s beneficiary would be determined by the terms of the Stock Equivalent Plan. We have not purchased insurance relating to the additional death benefit, and therefore any benefits would be paid out of our general assets.

Matching Gift Program

Directors are eligible to participate in the C. R. Bard Foundation, Inc. Matching Gift Program, under which our foundation matches gifts made by employees and directors to eligible non-profit organizations. The maximum gift total for a non-employee director participant in this program is $5,000 in respect of any calendar year.

RELATED PERSON TRANSACTIONS

We have had no related person transactions since the beginning of the 2011 fiscal year requiring disclosure under applicable SEC rules and regulations.

Policies and Procedures for Transactions with Related Persons

We attempt to analyze all transactions in which C. R. Bard participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our shareholders and their respective immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Business Ethics Policy requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to his or her manager. The manager will then consult with the Company’s Human Resources Department and the Law Department, and a determination will be made as to whether the activity is permissible. A copy of our Business Ethics Policy is available on our website at www.crbard.com.

In addition to the reporting requirements under the Business Ethics Policy, to identify related person transactions, each year we submit and require our directors and officers to complete Director and/or Officer Questionnaires identifying any transactions with us in which the director or officer or their family members have an interest. A list is then maintained by the Law Department of all companies known to the Law Department that are affiliated with a related person. Any potential transactions with such companies or any potential related person transactions are reviewed by the Law Department and brought to the attention of the Governance Committee as appropriate. Our Governance Committee is responsible for reviewing and approving all material transactions with any related person, including any charitable contributions to an affiliated entity above $25,000.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information with respect to shares of common stock that may be issued under our equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,241,756 (2)	$62.07	3,380,728 (3)
Equity compensation plans not approved by security holders	—	—	—

Total	9,241,756	$62.07	3,380,728

(1)	The weighted average exercise price is $77.75 for stock options and stock appreciation rights only.

(2)	Includes 6,883,593 options (which do not carry dividend equivalent rights) and 2,358,163 awards of restricted stock units and restricted stock (including 490,610 restricted stock units purchased by participants under the MSPP from a portion of their bonus).

(3)	Includes 49,099 shares under the 2005 Directors’ Stock Award Plan, 3,219,875 shares under the 2003 Long Term Incentive Plan, as amended and restated, and 111,754 shares under the 1998 Employee Stock Purchase Plan, as amended and restated.

AUDIT COMMITTEE REPORT

To the Board of Directors of C. R. Bard, Inc.:

We have reviewed and discussed with management the Company’s consolidated audited financial statements as of and for the year ended December 31, 2011.

We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the communications from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and have discussed with the independent registered public accounting firm its independence. We have considered whether the provision of non-audit services performed by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the consolidated audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

THE AUDIT COMMITTEE
John C. Kelly, Chairman
David M. Barrett, M.D.
Marc C. Breslawsky
Theodore E. Martin
G. Mason Morfit

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP to audit our accounts for the fiscal year ending December 31, 2012. Because KPMG LLP’s report will be addressed to the shareholders as well as the Board of Directors, the holders of our common stock are asked to ratify this selection. We have been advised that representatives of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so. We expect that the representatives will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND

A VOTE “FOR” PROPOSAL NO. 2.

Fiscal 2011 and 2010 Independent Registered Public Accounting Firm Fee Summary

The following table presents the aggregate fees billed and accrued for professional services rendered by our independent registered public accounting firm in the “audit fees” category and fees billed in the fiscal years for the “audit-related fees,” “tax fees” and “all other fees” categories, in each case as such terms are defined by the SEC, for the fiscal years ended December 31, 2011 and December 31, 2010.

Type of Fees	2011	2010
Audit Fees	$3,667,000	$3,783,000
Audit-Related Fees(1)	$584,000	$188,000
Tax Fees(2)	$1,449,000	$1,092,000
All Other Fees	—	—

Total	$5,700,000	$5,063,000

(1)	In 2011, audit-related professional services included audits of benefits plans, due diligence assistance, and agreed upon procedures covering Extensible Business Reporting Language (“XBRL”) filings. In 2010, audit-related professional services consisted principally of audits of benefit plans.

(2)	The fees billed by KPMG LLP related to tax compliance, tax advice and tax planning for 2011 were $518,000, $747,000 and $184,000, respectively. The fees billed by KPMG LLP related to tax compliance, tax advice and tax planning for 2010 were $332,000, $689,000 and $71,000, respectively.

Audit Committee Pre-Approval Policies and Procedures

It is the Audit Committee’s policy and procedure to review, consider and ultimately pre-approve all audit and non-audit services to be performed by our independent registered public accounting firm. The Audit Committee pre-approved all of the services for the fiscal year ended December 31, 2011, described under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to us by the independent registered public accounting firm. The policy: (i) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the independence of the independent registered public accounting firm is not impaired; (ii) describes in detail the audit, audit-related, tax and other services that may be provided, including the range of fees for such services, and the non-audit services that may not be performed; and (iii) sets forth procedures for the pre-approval of all permitted services. The Audit Committee must separately pre-approve any service not specifically included in the policy, including the fee level for that service.

Any excess in fees for a service over the previously approved level, whether included in the policy or specifically approved by the Audit Committee, requires specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months unless the Audit Committee specifically provides for a different period. In accordance with the policy, the Chairman of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval in the event that the full Audit Committee is not available, provided that any pre-approval decision made by the Chairman for permissible tax services is limited to $25,000. The Chairman must report such approval to the Audit Committee at its next meeting.

PROPOSAL NO. 3 — APPROVAL OF THE 2012 LONG TERM INCENTIVE PLAN OF

C. R. BARD, INC., AS AMENDED AND RESTATED

Our shareholders are being asked to consider and vote on this proposal to (i) increase the number of shares of common stock authorized to be issued under our 2012 Long Term Incentive Plan of C. R. Bard, Inc., as amended and restated (formerly the 2003 Long Term Incentive Plan of C. R. Bard, Inc., as amended and restated), which we refer to as the “Plan” and (ii) implement a “fungible plan” concept, which removes the 5,475,000 share cap on the number of shares underlying full value awards, including restricted stock, unrestricted stock, restricted stock units and other stock-based awards, that can be issued under the Plan and replaces this cap with a provision that provides that each share issued under a full value award shall reduce the number of total shares available for issuance under the Plan by 2.87 shares. Each option issued shall reduce the number of total shares available for issue under the Plan by one share. The Board of Directors has approved, subject to shareholder approval, an amendment and restatement of the Plan to increase by 2,750,000 shares the number of shares of common stock authorized to be issued under the Plan and to provide for the “fungible plan” concept.

Under the Plan, which was first adopted by shareholders at the 2003 Annual Meeting of Shareholders and previously amended by shareholders at the 2004, 2006, 2008, 2009 and 2010 Annual Meetings of Shareholders, the maximum number of authorized shares of common stock that may be issued is 19,475,000 shares. As of December 31, 2011, approximately 3,219,875 shares of common stock remained available under the Plan. As a result of the limited number of shares of common stock remaining available under the Plan, we are requesting that shareholders authorize 2,750,000 additional shares of common stock under the Plan to cover anticipated awards to be granted by us in the future in accordance with our normal compensation practices. As amended, the maximum number of authorized shares of common stock that could be issued under the Plan would be 22,225,000 shares.

As amended, the Plan provides that each option or stock appreciation right granted under the Plan shall reduce the number of total shares available under the Plan by one share, whereas an award of restricted stock, unrestricted stock, restricted stock units or other stock-based awards shall reduce the number of total shares available under the Plan by 2.87 shares, provided that awards that are valued by reference to shares but are required to be paid in cash pursuant to their terms shall not reduce the number of total shares available under the Plan. If any award shall for any reason expire, otherwise terminate, or be forfeited, in whole or in part, without having been exercised in full, the stock not acquired shall revert to and again become available for issuance under the Plan. In general, the reverted shares shall increase the number of total shares available under the Plan by one share for each reverted option or stock appreciation right, and 2.87 shares for each reverted award of restricted stock, unrestricted stock, restricted stock unit or other stock-based award. The adoption of a “fungible plan” concept provides us with more flexibility to grant different types of awards under the Plan while recognizing the increased dilutive effect of full value awards.

We believe that the Plan will continue to help us to attract and retain the services of employees who are in a position to make a material contribution to the successful operation of our business by enabling us to offer a variety of long-term incentive awards. The summary description of the Plan (as proposed to be amended and restated) set forth below does not purport to be complete and is qualified in its entirety by reference to the provisions of the Plan itself. The complete text of the Plan (as proposed to be amended and restated) is attached as Exhibit A to this Proxy Statement.

Description of the Plan

Administration. The Plan is administered by the Compensation Committee or any subcommittee thereof, which is expected to consist of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. All awards granted to employees under the Plan are evidenced by an award agreement which specifies the type of award granted pursuant to the Plan, the number of shares of common stock underlying the award and all terms governing the award, including, without limitation, terms regarding vesting, exercisability and expiration of the award.

Eligibility. Participants in the Plan are selected by the Compensation Committee from employees of the Company and its subsidiaries. The Compensation Committee may select participants and make awards at any time under the Plan. As of December 31, 2011, 12 executive officers and approximately 960 other officers and employees were eligible for participation in the Plan.

Determination and Maximum Number of Awards. Awards under the Plan may be in the form of stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, restricted stock units, unrestricted stock and other stock-based awards. The maximum number of shares with respect to which options, stock appreciation rights and other stock-based awards may be granted during each calendar year to any individual may not exceed 900,000 shares of our common stock. The Compensation Committee has exclusive power and authority, consistent with the provisions of the Plan, to establish the terms and conditions of any award and to waive any such terms or conditions. Because the benefits conveyed under the Plan would be at the discretion of the Compensation Committee, we cannot determine what benefits participants will receive under the Plan. As of December 31, 2011, the Compensation Committee has awarded options, restricted stock and restricted stock units under the Plan to the named executive officers in the amounts set forth in the Outstanding Equity Awards at 2011 Fiscal Year-End under the columns “Number of Securities Underlying Unexercised Options – Exercisable” and “Number of Securities Underlying Unexercised Options – Unexercisable.” As of December 31, 2011, (i) Mr. Ring had been granted a total of 1,674,091 options, 19,319 restricted stock units and 249,594 shares of restricted stock under the Plan; (ii) Mr. Weiland had been granted a total of 1,147,280 options, 12,052 restricted stock units and 164,294 shares of restricted stock under the Plan; (iii) Mr. Schermerhorn had been granted a total of 696,372 options and 94,631 shares of restricted stock under the Plan; (iv) Ms. Alterio had been granted a total of 175,331 options, 7,676 restricted stock units and 32,936 shares of restricted stock under the Plan; and (v) Mr. Collins had been granted a total of 146,901 options, 7,676 restricted stock units and 23,061 shares of restricted stock under the Plan. In addition, as of December 31, 2011, the current executive officers, as a group, have been granted a total of 4,739,306 options, 70,362 restricted stock units and 692,415 shares of restricted stock under the Plan, and all other employees have been granted a total of 8,640,546 options, 289,943 restricted stock units (excluding MSPP and Optimum units) and 735,907 shares of restricted stock. Non-employee directors are not eligible to receive awards under the Plan. On February 27, 2012, the mean between the high and low sale prices of the common stock, as reported on the NYSE, was $93.74.

Stock Options and Stock Appreciation Rights. The Compensation Committee may award to selected employees nonqualified or incentive stock options. Options granted under the Plan will be exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee, but in no event will an option be exercisable more than ten years after the date it is granted. The exercise price per share of common stock for any option awarded will not be less than 100% of the fair market value of a share of common stock on the day the option is granted. The exercise price of any stock option granted pursuant to the Plan may not be subsequently reduced by amendment or cancellation and substitution of that option or any other action of the Compensation Committee without shareholder approval, subject to the Compensation Committee’s authority to adjust or substitute awards upon the occurrence of certain events to preserve the economic value of the award (described in “Adjustments Upon Certain Events” below).

A participant may exercise an option by paying the exercise price in cash or its equivalent and/or, to the extent permitted by the Compensation Committee, common stock, a combination of cash and common stock or through the delivery of irrevocable instruments to a broker to sell the shares obtained upon the exercise of the option and to deliver to us an amount equal to the exercise price.

The Compensation Committee may grant stock appreciation rights independent of or in conjunction with an option. The exercise price of a stock appreciation right will be an amount determined by the Compensation Committee, but in no event will that amount be less than the greater of (i) the fair market value of the common stock on the date the stock appreciation right is granted or, in the case of a stock appreciation right granted in conjunction with an option, the exercise price of the related option, and (ii) the minimum amount permitted under applicable laws, rules, by-laws or policies of applicable regulatory authorities or stock exchanges. Upon the occurrence of certain events (described in “Adjustments Upon Certain Events” below), however, the Compensation Committee may adjust or substitute a stock appreciation right in order to preserve the economic value of the award. Each stock appreciation right granted independently from an option will entitle an employee upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of common stock over (B) the exercise price, multiplied by (ii) the number of shares of common stock covered by the stock appreciation right and as to which the stock appreciation right is exercised. Each stock appreciation right granted in conjunction with an option will entitle an employee to surrender the option and to receive an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of common stock over (B) the option price per share of common stock, multiplied by (ii) the number of shares of common stock covered by the option that is surrendered. Payment will be made in common stock or in cash or partly in common stock and partly in cash, as determined by the Compensation Committee at the time of grant. In no event may a participant exercise a stock appreciation right more than ten years after the date it is granted.

The Compensation Committee may, in its discretion, grant limited stock appreciation rights that are exercisable upon the occurrence of specified contingent events, including, without limitation, a change of control of the Company.

Other Stock-Based Awards. The Compensation Committee, in its sole discretion, may grant restricted stock, restricted stock units, unrestricted stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, our common stock. These other stock-based awards will be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of common stock (or the equivalent cash value of those shares of common stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. However, the Compensation Committee may grant awards of unrestricted shares only if the Compensation Committee has determined that those awards are made in lieu of salary or a cash bonus. The restricted period specified in respect of any award of restricted stock will not be less than three years, except that the Compensation Committee may (i) provide for a restricted period to terminate at any time after one year upon the attainment of established performance-based objectives, and (ii) grant up to 500,000 shares of restricted stock without regard to this limitation.

Certain stock-based awards granted under the Plan may be granted in a manner that should be deductible by us under the Internal Revenue Code. These awards, referred to as performance-based awards, will be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) return on shareholders’ equity; (vi) attainment of strategic and operational initiatives; (vii) customer income; (viii) economic value-added models; (ix) maintenance or improvement of profit margins; (x) stock price (including total shareholder return), including, without limitation, as compared to one or more stock indices; (xi) market share; (xii) revenues, sales or net sales; (xiii) return on assets; (xiv) book value per share; (xv) expense management; (xvi) improvements in capital structure; (xvii) costs; and (xviii) cash flow. In addition, to the degree consistent with the Internal Revenue Code, the performance criteria may be calculated without regard to extraordinary, unusual and/or non-recurring items. With respect to performance-based awards, (i) the Compensation Committee will establish the objective performance goals applicable to a given period of service no later than 90 days after the commencement of that period of service (but in no event after 25% of that period of service has elapsed) and (ii) no awards will be granted to any participant for a given period of service until the Compensation Committee certifies that the objective performance goals (and any other material terms) applicable to that period have been satisfied.

Adjustments Upon Certain Events. In the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar transaction that results in a change to our equity capitalization, the Compensation Committee, will adjust, as it deems to be equitable or appropriate, (i) the number or kind of shares of common stock or other securities that may be issued or reserved for issuance pursuant to the Plan or pursuant to any outstanding awards, (ii) the annual and other limits on grants of awards and/or (iii) any other affected terms of the Plan or awards under the Plan. If a change of control of the Company occurs, unless otherwise specified by the Compensation Committee with respect to any award on or prior to the date of grant, (i) any outstanding awards that are unexercisable or unvested will automatically be deemed exercisable or vested and all restrictions on restricted stock and/or restricted stock units will expire and (ii) the

Compensation Committee may (A) cancel such awards for fair value (as determined in the sole discretion of the Compensation Committee) or (B) provide for the issuance of substitute awards that will substantially preserve the terms of any awards previously granted under the Plan. A change of control is defined in the Plan substantially in the same manner as in the agreements with our named executive officers (described under “Potential Payments Upon Termination or Change of Control — Payments Upon Termination Following a Change of Control” above), except that the Plan additionally provides that a change of control will not be deemed to have occurred upon a transaction in which our shareholders prior to the transaction retain majority ownership of the resulting entity or its parent following the transaction.

Transferability. A participant in the Plan may not transfer or assign for consideration any awards received under the Plan. A participant may transfer an award by will or by the laws of descent and distribution. During a participant’s lifetime, only the participant or his or her guardian or legal representative may exercise the participant’s award under the Plan. The Compensation Committee may provide that a participant may transfer awards to family members or trusts that are owned by or for the benefit of family members as long as they are not transferred for consideration.

Amendment and Termination. The Board of Directors may amend or terminate the Plan at any time, provided that it may not, without shareholder approval, (i) increase the number of shares that may be acquired under the Plan, (ii) extend the term during which options may be granted under the Plan, (iii) permit the exercise price per share of an option or stock appreciation right to be less than the fair market value of the common stock on the date on which an option or stock appreciation right is granted, except as specifically provided upon the occurrence of certain events as described above, (iv) terminate restrictions on awards except for certain permitted exceptions or (v) provide for awards not permitted under the terms of the Plan. No amendment or termination of the Plan may diminish any rights of a participant pursuant to a previously granted award without his or her consent, subject to the Compensation Committee’s authority to adjust awards upon certain events (described in “Adjustments Upon Certain Events” above). No awards may be made under the Plan after April 18, 2022.

Tax Status of Plan Awards

Introduction. The following general discussion of the United States federal income tax status of awards under the Plan, as proposed to be amended and restated, is based on present U.S. federal tax laws and regulations and does not purport to be a complete description of the federal income tax laws. Employees may also be subject to certain foreign, state and local taxes that are not described below.

This summary is not intended as tax advice. Individuals receiving awards under the Plan should consult with their own personal tax advisor regarding the taxation of awards and the federal, state, local and foreign consequences of participating in the Plan.

Incentive Stock Options. If the option is an incentive stock option, the employee will not realize income upon award or, generally, upon exercise of the option, and we will not have a deduction be available to us at that time. If the employee holds the common stock purchased upon the exercise of an incentive stock option for at least two years from the date of the award of that option and for at least one year after exercise, the employee will recognize long-term capital gain or loss, as the case may be, based on the difference between the exercise price and the proceeds of the sale. If the employee disposes of the common stock purchased pursuant to the option before the expiration of that period, any gain on the disposition, up to the difference between the option exercise price and the lesser of (i) the fair market value of the shares on the date of exercise or (ii) the price at which the shares are sold, will be taxed at ordinary rates as compensation paid to the employee, and we will be entitled to a deduction for an equivalent amount. Any amount realized by the employee in excess of the fair market value of the stock at the time of exercise will be taxed at capital gains rates.

Nonqualified Options. If the option is a nonqualified option, the employee will not realize income at the time of award of the option, and we will not have a deduction available to us at that time. At the time of exercise (other than by delivery of common stock to us), the employee will realize ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise, and we will receive a tax deduction for the same amount. If the employee exercises an option by delivering common stock to us, a number of shares received by the employee equal to the number of shares so delivered will be received free of tax with a tax basis and holding period equal to the shares so delivered. The fair market value of additional shares received by the employee, less any non-stock consideration tendered, will be taxable to the employee as ordinary income, and the employee’s tax basis in those shares will be their fair market value on the date of exercise increased by any non-stock consideration paid. Upon disposition, any appreciation or depreciation of the common stock after the date of exercise may be treated as capital gain or loss.

Stock Appreciation Rights. The employee will not realize income at the time a stock appreciation right is awarded, and we will not have deduction available to us at that time. When the employee exercises the right (including a limited stock appreciation right), the employee will realize ordinary income in the amount of the cash or the fair market value of the common stock received by the employee, and we will be entitled to a deduction of equivalent value.

Restricted Stock, Stock Awards and Unrestricted Stock. We will receive a deduction and the employee will recognize taxable income equal to the fair market value of the restricted stock units or restricted stock at the time the restrictions on the shares awarded lapse, unless the employee elects to pay such tax as may be then due not later than 30 days after the date of the transfer by us to the employee of a restricted stock award as permitted under Section 83(b) of the Internal Revenue Code, in which case both our deduction and the employee’s inclusion in ordinary income occur on the award date in an amount equal to the fair market value of all shares to which the Section 83(b) election applies. The value of shares of common stock awarded to employees as unrestricted stock (minus the employee’s purchase price, if any) will be taxable as ordinary income to those employees in the year received, and we will be entitled to a corresponding tax deduction. Depending on how long the employee holds the shares of stock, the sale or other taxable disposition of the shares will result in capital gain or loss.

Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer, employed on the last day of any fiscal year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. One requirement is obtaining shareholder approval of, and shareholder reapproval at least once every five years of, (i) the performance criteria upon which performance-based awards may be based, (ii) the annual per-participant limits on grants of performance-based awards and (iii) the class of employees eligible to receive awards. In the case of performance-based awards, other requirements are that objective performance goals and the amounts payable upon achievement of the goals be pre-established by a committee comprised solely of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. In the case of stock options and stock appreciation rights, other requirements are that the stock option or stock appreciation right be granted by a committee of at least two outside directors and that the exercise or base price of the stock option or stock appreciation right be not less than the fair market value of the common stock on the date of grant. We believe that compensation received on vesting of performance-based awards and exercise of options and stock appreciation rights granted under the Plan as performance-based awards is in compliance with all of the above requirements and others set forth in Section 162(m) of the Internal Revenue Code and will be exempt from the $1,000,000 deduction limit.

Impact of Section 409A of the Internal Revenue Code. The U.S. federal tax consequences described above may be impacted by Congress’ adoption of Section 409A of the Internal Revenue Code, which became effective January 1, 2005 and generally applies to all awards granted after December 31, 2004 and the portion of any awards granted prior to January 1, 2005 which had not yet vested as of December 31, 2004. If an award violates Section 409A, the employee’s award and all similar awards made under any of our plans or arrangements, plus related earnings for the year of violation and all preceding years, will be includible in the employee’s gross income to the extent the awards are not subject to a substantial risk of forfeiture. In addition, the employee will be charged interest at the Internal Revenue Service underpayment rate plus one percent, plus an additional federal tax equal to 20 percent of the compensation that is required to be included in gross income. Additional penalty taxes may be imposed by states in which the employee is taxed.

The Plan is intended to comply with Section 409A either by exempting awards from coverage by Section 409A or by satisfying the requirements of Section 409A. We do not, however, make any promises or guarantees as to the Plan’s compliance with Section 409A.

Adoption of Proposal No. 3

We believe that the best interests of C. R. Bard and its shareholders will be served by the approval of Proposal No. 3. The amendment and restatement of the Plan will enable us to be in a position to continue to grant long-term incentive awards to officers and other employees, including those who through promotions and development of our business will be entrusted with new and more important responsibilities. The Board of Directors approved the amendment and restatement of the Plan at its meeting held on February 8, 2012.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4 — APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN OF

C. R. BARD, INC., AS AMENDED AND RESTATED

Introduction

Our shareholders are being asked to consider and vote on this proposal to increase the number of shares of common stock authorized to be issued under the Employee Stock Purchase Plan of C. R. Bard, Inc., as amended and restated (formerly the 1998 Employee Stock Purchase Plan of C. R. Bard, Inc., as amended and restated), which we refer to as the “ESPP”. The Board of Directors has approved, subject to shareholder approval, an amendment and restatement of the ESPP to increase by 750,000 shares the number of shares of common stock authorized to be issued under the ESPP.

Under the ESPP, which was originally approved by the shareholders at the 1998 Annual Meeting of Shareholders, and amended and restated at the 2006 and 2008 Annual Meetings of Shareholders, the maximum number of authorized shares of common stock that may be issued is 1,750,000 shares. As of December 31, 2011, only 111,754 shares of common stock remained available under the ESPP. As a result of the limited number of shares of common stock remaining available under the ESPP, the Company is requesting that shareholders authorize 750,000 additional shares of common stock under the ESPP to cover anticipated future grants. As amended, the maximum number of authorized shares of common stock that could be sold under the ESPP would be 2,500,000.

The ESPP provides eligible employees of C. R. Bard and its subsidiaries with an opportunity to acquire an ownership interest in the Company through the purchase of common stock and, therefore, to develop a stronger incentive to work for our long-term success. The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code. The summary description of the ESPP (as proposed to be amended and restated) set forth below does not purport to be complete and is qualified in its entirety by reference to the provisions of the ESPP itself. The complete text of the ESPP (as proposed to be amended and restated) is attached as Exhibit B to this Proxy Statement.

Description of the ESPP

Administration. The Compensation Committee of the Board (the “Committee”) administers the ESPP. The Committee may make rules and regulations for the administration of the ESPP, and the Committee’s interpretations and decisions with regard to the ESPP and the rules and regulations are final and conclusive. We intend that the ESPP will at all times meet the requirements of Section 423 of the Internal Revenue Code, if applicable, and the Committee will, to the extent possible, interpret the provisions of the ESPP to meet those requirements.

Eligibility. Except for employees who customarily work less than five months per calendar year or for less than 20 hours per week, each employee of the Company, any domestic subsidiary and any foreign subsidiary to which the Committee extends the ESPP may participate in the ESPP. As of December 31, 2011, 12 executive officers and approximately 4,089 other officers and employees were eligible to participate in the ESPP.

Stock Subject to the Plan. The aggregate number of shares which currently may be sold under the ESPP is 1,750,000, which reflects the 2-for-1 stock split that occurred in 2004, and is subject to adjustment in certain circumstances. If the shareholders approve the proposed amendment, the total number of shares which may be sold under the ESPP will be 2,500,000. We may make open-market purchases to provide shares of common stock for purchase under the ESPP, may sell treasury shares or issue authorized but unissued shares.

Participation in the Plan. Eligible employees may participate in the ESPP by completing and filing with us or our designated recordkeeper an election form which authorizes payroll deductions from the employee’s compensation. This deduction will start on the first January 1 or July 1 (each, a “grant date”) after the filing of the form by the employee, and will continue until the employee terminates participation or the ESPP is terminated. Eligible employees may participate only through payroll deductions. An employee will not be permitted to participate in the ESPP on any grant date, however, if he or she owns stock possessing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any subsidiary. We cannot determine which employees, if any, will participate in the ESPP in the future and the extent of such participation.

Payroll Deductions. Payroll deductions will be made from the compensation paid to each participant for each payroll period in the whole percentage, from 1% to 10%, that the participant has authorized in his or her election form.

Termination of Participation in the Plan. A participant may, at any time and for any reason, voluntarily terminate participation in the ESPP by delivering a written notice of withdrawal to the appropriate payroll office. The participant’s payroll deductions under the plan will stop as soon as practicable following delivery of the notice. Participation in the ESPP will be terminated automatically when a participant terminates employment with us or our subsidiaries for any reason or if the participant becomes ineligible to participate.

If the former participant remains employed by us or any of our subsidiaries after termination of participation in the ESPP, any prior payroll deductions credited to the participant’s plan account will be used to purchase shares of common stock on the next purchase date. If the former participant is no longer employed by us or any of our subsidiaries after termination of participation in the plan, any prior payroll deductions credited to the participant’s plan account will be paid to the participant in cash as soon as practicable following termination of employment. An eligible employee who terminates participation in the ESPP may rejoin the ESPP by filing a new election form.

Purchase of Shares. On each grant date, each participant is deemed to have been granted an option. On each June 30 and December 31, or the following business day if that date is not a business day (each, a “purchase date”), each participant is deemed to have purchased automatically the number of whole shares of common stock determined by dividing the balance in the participant’s plan account by the purchase price on the purchase date. The purchase price will be 85% of the lesser of the fair market value of the common stock on the grant date or the purchase date. The fair market value of the common stock on the applicable date is the mean of the high and low sale prices of our common stock as reported on the NYSE. On March 1, 2012, the mean of the high and low sale prices of our common stock, as reported on the NYSE, was $93.40. Any amount remaining in the participant’s plan account will be carried forward to the next purchase date unless the plan account is closed. A participant may elect to delay the purchase of shares from the initial purchase date following a grant date until the next scheduled purchase date, referred to as the “delayed purchase date”, by delivering a written election to us at least ten days before the initial purchase date. However, any participant employed by a subsidiary of the Company organized in Germany, Italy or the United Kingdom (or any other country the Committee designates) will be deemed to have elected to delay the purchase of shares from the initial purchase date until the delayed purchase date unless the participant delivers a written election to the contrary at least ten days before the initial purchase date. As required under Internal Revenue Code Section 423, in no event will the purchase date be later than 27 months after the grant date. As soon as practicable after each purchase date, a statement is delivered to each participant that includes: (i) the number of shares of common stock purchased on the purchase date on behalf of the participant; (ii) the purchase price per share; (iii) the total amount of cash transferred to the participant’s account by payroll deduction; and (iv) the amount of cash in the participant’s account that will be carried forward. If the participant requests, a stock certificate for whole shares of common stock in a participant’s plan account will be issued at any time after the shares have been held in the participant’s plan account for a period of six months. However, if the participant terminates employment with us or our subsidiaries, a stock certificate for whole shares of common stock in the participant’s plan account will be issued as soon as administratively feasible if necessary to close the account. A cash payment will be made for any fractional share in the participant’s account.

Rights as a Shareholder. As of the purchase date, a participant is treated as record owner of the participant’s shares purchased under the ESPP. Each participant must advise us promptly if the participant disposes of any shares of common stock purchased under the ESPP within two years of the grant date immediately preceding the participant’s purchase of the shares.

Transferability. A participant may not transfer his or her rights under the ESPP, other than by will or the laws of descent and distribution. A participant’s rights and payroll deductions under the ESPP are not subject to execution, attachment, levy, garnishment or any similar process. While a participant is alive, his or her rights under the ESPP may only be exercised by the participant or his or her guardian or legal representative.

Application of Funds. We will hold all funds of participants received or held by us under the ESPP before purchase of the shares of common stock without liability for interest or any other increases.

Adjustments in Case of Changes Affecting Shares. If our outstanding shares of common stock are subdivided or consolidated or a stock dividend is paid, the number of shares approved for the ESPP will be increased or decreased proportionately, and other adjustments will be made as may be deemed equitable by the Committee. In the event of any other change affecting the common stock, an adjustment will be made as is deemed equitable by the Committee to give proper effect to the event.

Amendment and Termination. The Compensation Committee of the Board of Directors may amend or modify the ESPP at any time, except that the Compensation Committee may not amend the ESPP so that it fails to meet the applicable requirements of Section 423 of the Internal Revenue Code.

The ESPP will terminate upon the earlier of the termination of the ESPP by our Board of Directors or the date upon which no more shares remain available to be purchased under the ESPP. The Board of Directors may terminate the ESPP as of any date, and the date of termination will be deemed a purchase date. If, on that purchase date, participants in the aggregate have options to purchase more shares of common stock than are available for purchase under the ESPP, each participant will be eligible to purchase a reduced number of shares of common stock on a pro rata basis, and any excess payroll deductions will be returned to participants, all as provided by rules and regulations adopted by the Committee.

Governmental Regulations. Our obligation to sell and deliver common stock under the ESPP is subject to the approval of any governmental authority that is required in connection with the authorization, issuance or sale of the stock.

Withholding. We reserve the right to withhold from stock or cash distributed to a participant any amounts that we are required by law to withhold.

Sale of the Company. If the sale of all or substantially all of our assets or a merger of the Company with or into another corporation is proposed, we will require that each outstanding option be assumed or an equivalent right to purchase stock of the successor or purchaser corporation be substituted by the successor or purchaser corporation, unless the ESPP is terminated.

Federal Income Tax Consequences

The following discussion of the federal income tax consequences relating to the ESPP is based on present federal tax laws and regulations and is not a complete description of the federal income tax laws. Participants may also be subject to certain state and local taxes which are not described below.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. The amounts withheld from a participant’s compensation under the ESPP will be taxable income to the participant and must be included in the participant’s gross income for federal income tax purposes in the year in which those amounts otherwise would have been received. Payments to the ESPP do not result in any tax deductions for a participant’s personal income tax return. Under the Internal Revenue Code, the participant generally recognizes no taxable income either as of the grant date or as of the purchase date.

Depending upon the length of time the acquired shares are held by the participant, the federal income tax consequences will vary upon disposition of the shares. If the shares are held for a period of two years or more from the grant date and for at least one year from the purchase date, referred to as the “required period”, and are sold at a price in excess of the purchase price paid by the participant for the shares, the gain on the sale of the shares will be taxed as ordinary income to the participant to the extent of the lesser of: (i) the amount by which the fair market value of the shares on the grant date exceeded the purchase price or (ii) the amount by which the fair market value of the shares at the time of their sale exceeded the purchase price. Any portion of the gain not taxed as ordinary income will be treated as long-term capital gain. If the shares are held for the required period and are sold at a price less than the purchase price paid by the participant for the shares, the loss on the sale will be treated as a long-term capital loss to the participant. We will not be entitled to any deduction for federal income tax purposes for shares held for the required period that are subsequently sold by the participant, whether at a gain or loss.

If a participant disposes of shares within the required period, referred to as a “disqualifying disposition”, the participant will recognize ordinary income in an amount equal to the difference between the purchase price paid by the participant for the shares and the fair market value of the shares on the purchase date, and we will be entitled to a corresponding deduction for federal income tax purposes. Any profit realized in excess of the amount included in ordinary income will be taxed as a capital gain, and any loss realized after increasing the basis of the stock by the ordinary income recognized will be a capital loss. The capital gain or loss will be treated as long-term capital gain or loss if the participant has held the shares for at least one year before the sale or transfer. There may or may not be any difference in ordinary income and capital gain tax rates. We will not receive a deduction for federal income tax purposes with respect to any capital gain recognized by a participant who makes a disqualifying disposition.

Adoption of Proposal No. 4

We believe that our best interests will be served by the approval of Proposal No. 4. The amendment and restatement of the ESPP will enable us to continue to provide to eligible employees of the Company and its subsidiaries an opportunity to acquire an ownership interest in us through the purchase of our common stock and, therefore, to develop a stronger incentive to work for our long-term success. The Compensation Committee approved the amendment and restatement of the ESPP at its meeting held on February 8, 2012.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4.

PROPOSAL NO. 5 — APPROVAL OF “SAY-ON-PAY”ADVISORY VOTE

ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The primary objective of our overall executive compensation program is to provide balanced, comprehensive and competitive rewards for the short- and long-term in a cost-effective manner to the Company. We have designed our executive compensation program to incentivize achievement of earnings, sales and other financial metrics that we believe deliver value to our shareholders, drive operational results and promote high levels of individual performance. Our compensation program provides a combination of fixed and variable pay with an emphasis on at-risk compensation linked to performance goals. We believe that compensation levels in the medical device industry are dynamic and very competitive as a result of the need to attract and retain qualified executives with the necessary skills and experience to keep up with the complex regulatory environment in which we operate and to understand the rapidly changing medical technology in our industry. We believe that our current executive compensation program achieves our objectives effectively.

Shareholders are urged to read the Compensation Discussion and Analysis set forth in this proxy statement, which discusses how our compensation policies and procedures reflect our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our five most highly-compensated executive officers in fiscal year 2011.

In accordance with the changes to Section 14A of the Securities Exchange Act, as amended, which were made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and as a matter of good corporate governance, shareholders will be asked at the 2012 Annual Meeting of Shareholders to approve the following advisory resolution:

Adoption of Proposal No. 5

RESOLVED, that the shareholders approve the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables, and the related disclosure contained in this proxy statement.

This advisory vote is not binding. Although non-binding, the Compensation Committee will consider the outcome of the advisory vote when making future decisions regarding our executive compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 5.

PROPOSAL NO. 6 — APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

At our 2011 Annual Meeting of Shareholders, a non-binding shareholder proposal relating to the annual election of directors was approved by approximately 80% of the votes cast. In light of last year’s vote, the Board of Directors is proposing that our Restated Certificate of Incorporation (“Certificate of Incorporation”) be further amended to: (i) eliminate classification of the Board, as set forth in Article SIXTH, so that all directors would be elected annually; and (ii) eliminate the 75% supermajority voting requirement contained in Article SIXTH for all amendments relating to the number and classes of directors and the method of electing directors.

In order to eliminate the classification of the Board without affecting any unexpired three-year terms of any director, the amendment to the Certificate of Incorporation would include a phase-in of annual elections commencing with the elections at the Company’s 2013 Annual Meeting of Shareholders, as outlined below:

•	Class I directors elected at the 2012 Annual Meeting would serve three-year terms until the 2015 Annual Meeting;

•	At the 2013 Annual Meeting, the Class II directors would be nominated for one-year terms;

•	At the 2014 Annual Meeting, the Class II and Class III directors would be nominated for one-year terms; and

•	At the 2015 Annual Meeting, all directors would be nominated for one-year terms.

Additionally, the elimination of the 75% supermajority voting requirement set forth in Article SIXTH of the Certificate of Incorporation with respect to the number and method of electing directors will have the effect of requiring the approval of a majority of votes cast for any future amendments relating to the number of directors and the method of electing directors.

The text of Article SIXTH, as it would be amended if the proposal is adopted, is set forth in Exhibit C to this proxy statement. The proposed amendment to the Certificate of Incorporation to declassify the Board and eliminate a related supermajority voting provision will be approved if the holders of 75% of the outstanding shares of common stock vote in favor of such amendment. If approved, this proposal would become effective upon the filing of an amendment to the Amended and Restated Certificate of Incorporation with the Treasurer of the State of New Jersey. Corresponding changes to our By-Laws will also be made.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 6.

PROPOSAL NO. 7 — SHAREHOLDER PROPOSAL RELATING TO SUSTAINABILITY REPORTING

We have received a shareholder proposal from Walden Asset Management, a division of Boston Trust & Investment Management Company (collectively “Walden”), as primary filer, whose address is One Beacon Street, Boston, Massachusetts 02108. Walden indicated in its proposal that it holds 150,000 shares of our common stock and intends to submit the following resolution for action at the Annual Meeting and has furnished a statement in support of the proposal that is also set forth below. There were also 18 co-filers to the proposal who collectively indicated that they hold 16,461 shares of our common stock. The names, addresses and shareholdings of the co-filers will be furnished by the Company to any person promptly upon the receipt of any oral or written request.

The Board of Directors has concluded that it cannot support this proposal for the reasons stated in the Board of Directors’ statement below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 7.

SHAREHOLDER PROPOSAL

We believe tracking and reporting on environmental, social and governance (ESG) business practices makes a company more responsive to a global business environment which is characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting also helps companies better integrate and gain strategic value from existing sustainability efforts, identify gaps and opportunities in products and processes, develop company-wide communications, publicize innovative practices, and receive feedback.

Today, companies like Bloomberg provide information on ESG performance that investors including Goldman Sachs and Morgan Stanley utilize in investment decisions. Carbon Disclosure Project (CDP), representing 551 institutional investors globally with $71 trillion in assets, has for years requested greater disclosure from companies on their climate change management programs. The 2010 company response rate to CDP for the S&P 500 and the FTSE Global Equity Index Series 500 was 70% and 82%, respectively. In contrast C.R. Bard (Bard) declined to participate, reflecting seeming unresponsiveness to greenhouse gas (GHG) emissions abatement targets and goals.

Investors are increasingly concerned about a lack of active environmental leadership such as this by companies in which they invest. Peers such as Baxter International and Medtronic are already actively engaged in sustainability reporting.

Sustainability reporting is on the rise as an increasing number of corporations worldwide produce reports. In 2009, there was a 25% increase in the number of organizations worldwide using the Global Reporting Initiative’s (GRI) guidelines for their ESG reporting. Almost 20% of all Fortune 500 companies are now reporting according to the GRI Framework, up from 5% 4 years ago.

In contrast, Bard does not report on either its sustainability efforts or greenhouse gas management plans.

Climate change is one of the most financially significant environmental issues currently facing investors. Occupational safety and health, vendor and labor standards, waste and water reduction targets and product- related environmental impacts are particularly important ESG considerations in Bard’s sector and may have the potential to pose significant regulatory, legal, reputational and financial risks.

Bard notes that one of its policies is to ensure continuous improvement in its environmental, health and safety management systems, pollution prevention practices, and safety programs. However, investors do not have access to evaluative data on how the company is meeting these goals or managing these business factors.

Last year’s resolution received a 28% vote of shares cast for and against in favor.

RESOLVED

Shareholders request that Bard issue a sustainability report describing the company’s ESG performance including GHG reduction targets and goals. The report should be available by September 1, 2012, prepared at reasonable cost, omitting proprietary information.

SUPPORTING STATEMENT

We recommend the report include a company-wide review of policies, practices and metrics related to ESG performance and that Bard commit to continuous improvement in reporting. We encourage Bard to consider the use of the GRI Guidelines (G3). The GRI (www.globalreporting.org) is a globally accepted reporting framework considered the “gold standard of reporting”. The GRI also provides a flexible reporting system that allows companies to report incrementally over time.

Recommendation of the Board of Directors on Proposal No. 7.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 7 FOR THE FOLLOWING REASONS:

This issue was first presented to our shareholders in a comparable shareholder proposal set forth in our 2010 proxy statement. That proposal was defeated at our 2010 annual meeting, receiving only 32.43% of the votes cast on the proposal. A similar proposal was again presented to our shareholders in our 2011 proxy statement. That proposal was defeated by a larger margin at our 2011 annual meeting, receiving only 27.57% of the votes cast on this proposal. As we explained in last year’s proxy statement, we continue to believe that preparing a “sustainability report” would not be a prudent use of our resources. While we recognize the importance of environmental, social and governance considerations, and while we strive to conduct our business in a socially responsible manner, we do not believe that a sustainability report would provide meaningful marginal benefits to management or would provide sufficiently useful information to our shareholders and investors to justify its cost.

C. R. Bard is committed to ethical business practices and compliance with the law in all areas of our operations and strives to be a good corporate citizen in the communities where we operate. The Company and our Board of Directors take the issues raised by this proposal very seriously, but believe that conducting a special review of environmental, social and governance practices for the purpose of preparing an additional report to shareholders on sustainability would be expensive, time-consuming and unnecessary.

The proposal does not convey the burden on human resources or the considerable expense involved in preparing a report, which may require the engagement of consultants with specialized expertise. The proposed report would require C. R. Bard to greatly expand the variety of information we currently gather, analyze and disclose, significantly exceeding any requirements of the Securities and Exchange Commission (“SEC”), as well as additional disclosure requirements that have been or are expected to be enacted in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Company prefers, in the exercise of our business judgment, to prudently allocate our resources and assets to the continued development of life-sustaining products, to the enhancement of our business operations and to continue to support various social initiatives, including those described below. In addition, the proponents have encouraged the use of the Global Reporting Initiative’s Sustainability Reporting Guidelines (the “GRI Guidelines”) in preparing the report. We believe the GRI Guidelines are a voluminous, complex and vague reporting framework that would require a substantial investment of time and funds to evaluate and apply.

As a leading manufacturer of medical, surgical, diagnostic and patient care devices, the Company is already committed to conducting our business with a conscientious regard for the environment and social issues. For more than 100 years, C. R. Bard has developed a reputation for quality, integrity, service and innovation in every area of our business, including a commitment to the healthcare industry, the communities in which we operate and our employees. C. R. Bard’s ultimate goal is to strengthen the wellness of the community by improving the quality of life for people around the world, as demonstrated by the following examples:

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C. R. Bard’s Community: Through the efforts of the C. R. Bard Foundation and a culture of volunteerism that motivates our employees around the world, C. R. Bard is committed to strengthening the health and well-being of our communities by improving the quality of life for people around the world. We have leveraged our resources by developing a comprehensive Corporate Giving Program that includes cash grants, product donations, an employee matching gifts program, fundraising campaigns and employee volunteerism. We made “Taking a Bite Out of Hunger” the focus of our volunteer efforts in 2010 and 2011. When disaster struck in Haiti in 2010, the C. R. Bard Foundation committed a total of $100,000 in grants and $200,000 in medical products to various charitable organizations to support immediate needs and long-term recovery efforts. In 2011, we responded to the Japan earthquake and tsunami by committing a total of $150,000 to AmeriCares, Direct Relief International and Project HOPE and by encouraging our employees to donate to the cause by matching all employee contributions. Teams of Bard employees are frequently among the leading fundraisers in local events such as the American Heart Association Heart Walk, Komen Race for the Cure, and the American Cancer Society Relay for Life. In 2011, Bard received the Top Corporate Fundraiser Award from Komen North Jersey’s Race for the Cure. Our employees spent over 11,000 hours in volunteer community service in 2011 on activities including coat and toy drives, Junior Achievement Projects with area schools and Habitat for Humanity projects. Since its inception in 1987, the Foundation has provided grants totaling over $27 million to organizations in the areas of health and community development, education, arts and culture, and it matches employee gifts to recognized 501(c)(3) charities.

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C. R. Bard’s Employees: C. R. Bard cultivates a workforce that spans a variety of cultures, and does not discriminate based on race, color, religion, sex, national origin, age, disability, sexual orientation, genetic information, or status as a recently separated veteran, armed forces service medal veteran, disabled veteran or other veteran who served on active duty during a war or in a campaign or expedition for which a campaign badge has been authorized or any other status protected by applicable law. We treat our employees with respect, and support their families through such programs as the Willits Foundation Scholarship and the Youth for Understanding cultural exchange program. We support their ongoing development through our tuition reimbursement program, and we reward those employees who best represent our core values of quality, integrity, service and innovation with the prestigious Charles Russell Bard Award. An ethical approach to business operations is embedded in C. R. Bard’s culture. The Company has adopted a Business Ethics Policy to promote the appropriate and responsible conduct of our businesses throughout the world. This Policy applies to all personnel, and all employees certify annually that they are in compliance with the Policy.

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C. R. Bard’s Customers and Patients: We support our customers and their patients by pursuing life-enhancing technological innovations that offer superior clinical benefits while helping to reduce expenditures on laboratory and diagnostic tests, antibiotics, physician consults and extra room and care charges. Our commitment to the AdvaMed Code of Ethics on Interactions with Healthcare Professionals demonstrates that we are open, transparent and ethical in our dealings with clinicians.

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The Environment: Although our operations have minimal environmental impact, the Company is dedicated to protecting natural resources and the global environment and maintains an environmental, health and safety audit program to monitor our compliance with applicable requirements. C. R. Bard’s dedication to protecting human health, natural resources and the global environment reaches beyond compliance with the law to encompass the integration of sound environmental and safety practices into our business decisions. The Company’s environmental efforts include, among others, hazardous and general waste handling and management, recycling, and energy and water usage optimization. Our Environmental, Health and Safety Policy requires us to conduct our business activities in a safe and environmentally responsible manner, free from recognized hazards. This policy also requires us to encourage our customers, suppliers and partners in their environmental, health and safety management efforts, and to ensure continuous improvement in our environmental, health and safety management systems, pollution prevention practices and safety programs. We have set forth below a few examples of our initiatives and encourage shareholders to visit our website at www.crbard.com for more information about these projects.

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Sustainable Energy — A number of our facilities, comprising more than 25% of our total global operations and divisional headquarters space worldwide, are in the process of implementing an energy savings project that is expected to significantly reduce their energy use and carbon footprint, and serve as a model for our other facilities around the world. This energy savings project is expected to translate directly into a notable reduction in emissions.

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Sustainability in Packaging — We endeavor to use the smallest viable package size to minimize material usage and therefore landfill footprint. We perform periodic reviews of product packaging to look for ways to increase recyclability and reduce package size, weight and complexity. For example, wherever applicable: we have focused on reducing board thickness and the amount of corrugated cardboard and paperboard; we have eliminated a “box within a box” where possible; we have endeavored to reduce processing costs and eliminate the chemicals required for heat seal coating; and we are replacing large, multiple-page user manuals with compact discs for some domestic products.

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Recycling — We have implemented a variety of programs at our locations around the world, diverting waste electronics, paper, cardboard, metal, plastic, batteries and glass from landfills each month. For example, one of our manufacturing facilities was recycling about 66% of the waste it generated as recently as 2009, including plastic runners, empty trays and other mixed plastics and today, approximately 86% of that facility’s waste is kept out of landfills and responsibly recycled. We also used paper from responsible sources certified by the Forest Stewardship Council (FSC) to print this proxy statement and the accompanying 2011 Annual Report and Form 10-K.

The Company’s products and operations are subject to extensive regulations administered by the United States Food and Drug Administration (“FDA”) and similar foreign agencies. These regulations relate to all aspects of the Company’s business, including the manner in which we manufacture and market our products and operate our facilities. C. R. Bard is subject to periodic inspections by these agencies to ensure that our products and practices meet all applicable worldwide standards.

We regularly monitor and review our policies to ensure that the principles set forth above are appropriately implemented and to address new concerns or issues that arise through participation in a global marketplace whose standards continue to evolve.

In conclusion, we believe that our existing corporate practices, including programs and activities to ensure compliance with applicable legal requirements, existing corporate social responsibility programs, our dedication to improving the health and welfare of the communities in which we operate, and our environmental efforts adequately address the matters raised by the proposal. Therefore, conducting a special review and preparing a sustainability report is an unnecessary and ineffective use of the Company’s resources. The time and expense that would be incurred would divert personnel and resources from C. R. Bard’s business and operations—including the sustainability activities that such a report would be expected to highlight—and would not be in the best interests of C. R. Bard’s shareholders.

Required Vote

The proposal to request the Company’s Board to prepare a sustainability report will be approved if it receives the affirmative vote of a majority of the shares cast on the proposal. Abstentions and broker non-votes are not included in the determination of the shares cast on the proposal and, accordingly, will have no effect on the outcome of voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 7.

MISCELLANEOUS

We do not know of any business other than that described above to be presented for action to the shareholders at the Annual Meeting, but we expect that the proxies will be exercised upon any other matters and proposals that may legally come before the meeting and any adjournments of the meeting in accordance with the discretion of the persons named therein.

PROPOSALS OF SHAREHOLDERS

We must receive any proposal of a shareholder intended to be presented at the next annual meeting of shareholders and to be included in our proxy statement at our principal executive offices at 730 Central Avenue, Murray Hill, New Jersey 07974 on or before November 16, 2012, pursuant to the requirements of Rule 14a-8 under the Exchange Act.

Our by-laws set forth procedures to be followed by shareholders who wish to bring business before an annual meeting of shareholders (other than proposals to be included in a proxy statement) or nominate candidates for election to the Board of Directors at an annual meeting of shareholders. These procedures require that the shareholder give timely written notice to our Secretary. To be timely, such notice must be delivered to or mailed and received at our principal executive offices not less than 90 days (no later than January 18, 2013 for the 2013 Annual Meeting of Shareholders) nor more than 120 days (no earlier than December 19, 2012 for the 2013 Annual Meeting of Shareholders) prior to the first anniversary of the preceding year’s annual meeting of shareholders. In the event that the date of the annual meeting of shareholders is more than 30 days before or more than 60 days after that anniversary date, to be timely, we must receive notice not later than the close of business on the 10th day following the day on which we first make a public announcement of the date of the annual meeting of shareholders.

HOUSEHOLDING

Securities and Exchange Commission rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While we do not household in mailings to our shareholders of record, a number of brokerage firms with account holders who are our shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of our proxy statement and annual report, free of charge, by contacting us at C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974, Attention: Secretary, by calling our Secretary at 908-277-8000 or by accessing our website at www.crbard.com.

Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

Exhibit A

2012 LONG TERM INCENTIVE PLAN

OF

C. R. BARD, INC.

(AS AMENDED AND RESTATED)

Effective as of April 18, 2012, the 2003 Long Term Incentive Plan of C. R. Bard, Inc. is hereby amended and restated by C. R. Bard, Inc., a New Jersey corporation (the “Corporation”), as set forth herein, and is renamed the 2012 Long Term Incentive Plan of C. R. Bard, Inc. (the “Plan”). The Plan was originally effective as of April 16, 2003.

SECTION 1. — Purpose of the Plan

The 2012 Long Term Incentive Plan of C. R. Bard, Inc. is designed to attract and retain the services of selected employees of the Corporation and its Subsidiaries and to motivate such employees to exert their best efforts on behalf of the Corporation and its Subsidiaries by providing incentives through the granting of Awards. The Corporation expects that it will benefit from the added interest that such employees will have in the welfare of the Corporation as a result of their proprietary interest in the Corporation’s success. The Plan may be used to grant equity-based awards under various compensation programs of the Corporation, as determined in the discretion of the Compensation Committee of the Board of Directors of the Corporation and in accordance with the terms hereof. The Committee shall have the full authority to establish the terms and conditions of any Award granted under the Plan, subject to the terms and limitations contained herein.

SECTION 2. — Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) Act: The Securities Exchange Act of 1934, as amended (or any successor statute thereto).

(b) Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(c) Board: The Board of Directors of the Corporation.

(d) Change of Control: A change of control of the nature that would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K as in effect on April 18, 2012, pursuant to Section 13 or 15(d) of the Act (other than such a change of control involving a Permitted Holder); provided, that, without limitation, a Change of Control shall be deemed to have occurred if:

(i) any “person” (other than a Permitted Holder) shall become the “beneficial owner”, as those terms are defined below, of capital stock of the Corporation, the voting power of which constitutes 20% or more of the general voting power of all of the Corporation’s outstanding capital stock; or

(ii) individuals who, as of April 18, 2012, constituted the Board (the “Incumbent Board”) cease for any reasons to constitute at least a majority of the Board; provided, that any person becoming a Director subsequent to April 18, 2012, whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least three quarters of the Directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Corporation, which is or would be subject to Rule 14a-11 of the Regulation 14A promulgated under the Act) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board.

For purposes of the definition of Change of Control, the following definitions shall be applicable:

(1) The term “person” shall mean any individual, group, corporation or other entity.

(2) For purposes of this definition only, any person shall be deemed to be the “beneficial owner” of any shares of capital stock of the Corporation:

(i) which that person owns directly, whether or not of record, or

(ii) which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

(iii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by an “affiliate” or “associate” (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of that person, or

(iv) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by any other person with which that person or such person’s “affiliate” or “associate” (defined as aforesaid) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation.

(3) The outstanding shares of capital stock of the Corporation shall include shares deemed owned through application of clauses (2)(ii), (iii) and (iv), above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

(e) Code: The Internal Revenue Code of 1986, as amended (or any successor statute thereto).

(f) Committee: The Compensation Committee of the Board, or such other committee as may be designated by the Board.

(g) Corporation: C. R. Bard, Inc., a New Jersey corporation.

(h) Director: A member of the Board.

(i) Disability: Inability of a Participant to perform in all material respects his duties and responsibilities to the Corporation, or any Subsidiary of the Corporation, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee.

(j) Effective Date: April 18, 2012, provided that the Plan, as amended and restated, shall have been approved by the shareholders of the Corporation.

(k) Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(l) ISO: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

(m) LSAR: A limited stock appreciation right granted pursuant to Section 7(d) of the Plan.

(n) Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(o) Option: A stock option granted pursuant to Section 6 of the Plan.

(p) Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(q) Participant: An employee of the Corporation or any of its Subsidiaries who is selected by the Committee to participate in the Plan.

(r) Permitted Exceptions: The Board may amend the Plan at any time to terminate restrictions applicable to Awards in connection with (i) a Change of Control, (ii) a Participant’s death, Disability, retirement, or Qualified Termination, or (iii) any termination of employment other than a Qualified Termination; provided, however, that the amount of Awards with respect to which the Board terminates restrictions pursuant to this subsection (iii) together with any Awards granted pursuant to Section 8(a)(ii) hereof does not in the aggregate exceed 5% of the total number of Shares that may be issued under the Plan from time to time.

(s) Permitted Holder means, as of the date of determination: (i) an employee benefit plan (or trust forming a part thereof) maintained by the Corporation or any corporation or other person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Corporation (a “Controlled Entity”); (ii) the Corporation or any Controlled Entity; (iii) any entity, which directly or indirectly through a majority-owned Subsidiary, following a transaction described in paragraph (d) above, owns the stock or assets of the Corporation, and in which a majority of the combined voting power of the voting securities of such entity is held by the shareholders of the Corporation who were shareholders of the Corporation immediately prior to such transaction, in substantially the same proportion to each other that they were prior to the transaction; or (iv) an underwriter in a public offering, or purchaser in a private placement, of capital stock by the Corporation.

(t) Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

(u) Plan: The 2012 Long Term Incentive Plan of C. R. Bard, Inc., as amended from time to time.

(v) Qualified Termination: Termination of employment in connection with the divestiture, sale or other disposition of a business or assets of the Corporation.

(w) Shares: Shares of common stock of the Corporation.

(x) Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

(y) Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

SECTION 3. — Shares Subject to the Plan

(a) Subject to adjustment as provided in Section 9, (i) the total number of Shares which may be issued under the Plan is 22,225,000 (the “Total Share Pool”) and (ii) the maximum number of Shares for which Options and Stock Appreciation Rights or Other Stock-Based Awards under Section 8(b) may be granted during a calendar year to any Participant shall not exceed 900,000. Any Shares issued in connection with Awards shall reduce the Total Share Pool by one (1) Share for each Option or Stock Appreciation Right and 2.87 for each Award of restricted Shares, unrestricted Shares, restricted Share units, or Other Stock-Based Awards issued in connection with such Award or by which the Award is valued by reference; provided that Awards that are valued by reference to Shares but are required to be paid in cash pursuant to their terms shall not reduce the Total Share Pool.

(b) Forfeiture. If and to the extent Options or Stock Appreciation Rights originating from the Total Share Pool terminate, expire or are canceled, forfeited, exchanged, or surrendered without having been exercised or if any Other Stock-Based Awards are forfeited, the Shares subject to such Awards shall again be available for Awards under the Total Share Pool, and shall increase the Total Share Pool by one (1) Share for each Option or Stock Appreciation Right and 2.87 for each Other Stock-Based Award issued in connection with such Award or by which the Award is valued by reference.

(c) Exercise. Notwithstanding the foregoing, the following Shares shall not become available for issuance under the Plan: (i) Shares tendered by Participants as full or partial payment to the Corporation upon the exercise of Options granted under the Plan; (ii) Shares reserved for issuance upon the grant of Stock Appreciation Rights, to the extent the number of reserved Shares exceeds the number of Shares actually issued upon the exercise of the Stock Appreciation Rights; and (iii) Shares withheld by, or otherwise remitted to, the Corporation to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on restricted Shares or the exercise of Options or Stock Appreciation Rights granted under the Plan.

SECTION 4. — Administration

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; it is expected that such subcommittee shall consist solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto); provided, however, that the failure of the subcommittee to be so constituted shall not impair the validity of any Award made by such subcommittee. Subject to the provisions of the Plan, the Committee shall have exclusive power to select the Participants and to determine the amount of, or method of determining, the Awards to be made to Participants. All Awards granted to Participants under the Plan shall be evidenced by an Award agreement which specifies the type of Award granted pursuant to the Plan, the number of Shares underlying the Award and all terms governing the Award, including, without limitation, terms regarding vesting, exercisability and expiration of the Award. Awards may, in the discretion of the Committee, and to the extent permitted by Section 6(a), be made under the Plan to Participants in assumption of, or in substitution for, outstanding awards previously granted by the Corporation or its affiliates or an entity acquired by the Corporation or with which the Corporation combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Shares underlying such previously outstanding awards, if such awards were Awards under this Plan, shall be added back to the aggregate number of Shares available under the Plan. The Committee is authorized to interpret the Plan, to establish, amend or rescind any rules and regulations relating to the Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority, consistent with the provisions of the Plan, to establish the terms and conditions of any Award and to waive any such terms or conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award as a condition to such exercise, grant or vesting. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery in Shares or (b) having Shares withheld by the Corporation from any Shares that would have otherwise been received by the Participant.

SECTION 5. — Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

SECTION 6. — Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements between the Corporation and the Option recipient, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a) Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted. Notwithstanding any provision in this Plan to the contrary other than the last sentence of this Section 6(a), no Option may be amended to reduce the per Share Option Price of the Shares subject to such Option below the Option Price determined as of the date the Option is granted, nor may an Option be granted in exchange or substitution for, or in connection with, the cancellation or surrender of an Option or other Award having a higher Option Price or exercise price. The restrictions set forth in this Section 6 shall not apply to the assumption of, substitution for, or adjustment of outstanding Options that are assumed, substituted, or adjusted in connection with a transaction described in Section 9, provided that the aggregate Option Price times the number of shares underlying the Option immediately before the transaction equals or exceeds the aggregate Option Price times the number of Shares underlying the Option (or substituted Option) immediately following the transaction.

(b) Exercisability. Options granted under the Plan shall be vested and exercisable at such times and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c) Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then vested and exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Corporation and, if applicable, the date payment is received by the Corporation pursuant to clauses (i), (ii), (iii) or (iv) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Corporation in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares or (iv) if there is a public market for the Shares at such time, subject to rules and limitations established by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Corporation an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares, received such Shares from the Corporation and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d) Incentive Stock Options. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). Except as otherwise permitted in Section 422 of the Code (or any successor section thereto), no ISO may be granted to any Participant who, at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Corporation or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant shall promptly notify the Corporation of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such failure to qualify, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided, that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Corporation or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e) Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof that he or she is the beneficial owner (as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto)) of such Shares, in which case the Corporation shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

SECTION 7. — Terms and Conditions of Stock Appreciation Rights

(a) Grants. The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b) Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option and (ii) the minimum amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges. Notwithstanding any provision in this Plan to the contrary other than the next sentence of this Section 7(b), no Stock Appreciation Right may be amended to reduce the exercise price per Share of the Shares subject to such Stock Appreciation Right below the exercise price determined as of the date the Stock Appreciation Right is granted, nor may a Stock Appreciation Right be granted in exchange or substitution for, or in connection with, the cancellation or surrender of a Stock Appreciation Right or other Award having a higher exercise price. The restrictions set forth in this Section 7(b) shall not apply to the assumption of, substitution for, or adjustment of outstanding Stock Appreciation Rights that are assumed, substituted, or adjusted in connection with a transaction described in Section 9, provided that the aggregate exercise price times the number of shares underlying the Stock Appreciation Right immediately before the transaction equals or exceeds the aggregate exercise price times the number of Shares underlying the Stock Appreciation Right (or substituted Stock Appreciation Right) immediately following the transaction. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right and as to which the Stock Appreciation Right is exercised. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Corporation the unexercised Option, or any portion thereof, and to receive from the Corporation in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the

Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Corporation shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time in whole or in part upon actual receipt by the Corporation of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share. In no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted.

(c) Limitations. Subject to Section 12, the Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

(d) Limited Stock Appreciation Rights. The Committee may grant LSARs that are exercisable upon the occurrence of specified contingent events (including, without limitation, a Change of Control). Such LSARs may provide for a different method of determining appreciation, may specify that payment will be made only in cash and may provide that any related Awards are not exercisable while such LSARs are exercisable. Pursuant to Section 4, the Committee is authorized to amend the terms of an LSAR held by any employee subject to Section 16 of the Exchange Act, as may be necessary so that the holding and exercise of such LSAR will be exempt under such Section 16. Unless the context otherwise requires, whenever the term “Stock Appreciation Right” is used in the Plan, such term shall include LSARs.

SECTION 8. — Other Stock-Based Awards

(a) Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives; provided, however, that the Committee may grant Awards of unrestricted Shares only if the Committee has determined that such Award is made in lieu of salary or cash bonus. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable); provided, however, that the restricted period specified in respect of any Award of restricted Shares shall not be less than three years, except that the Committee may (i) provide for the restricted period to terminate at any time after one year upon the attainment of performance-based objectives and (ii) the Committee may grant Awards of up to 500,000 restricted Shares without regard to this limitation.

(b) Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 8 may be granted in a manner which is deductible by the Corporation under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Awards shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period, or as otherwise permitted pursuant to Section 162(m) of the Code (or any successor section thereto). The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) return on shareholders’ equity; (vi) attainment of strategic and operational initiatives; (vii) customer income; (viii) economic value-added models; (ix) maintenance or improvement of profit margins; (x) stock price (including total shareholder return), including, without limitation, as compared to one or more stock indices; (xi) market share; (xii) revenues, sales or net sales; (xiii) return on assets; (xiv) book value per Share; (xv) expense management; (xvi) improvements in capital structure; (xvii) costs and (xviii) cash flow. The foregoing criteria may relate to the Corporation, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with the Code, the performance goals may be calculated without regard to extraordinary, unusual and/or non-recurring items. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect to defer payment of a Performance Based Award. To the extent Section 162(m) of the Code (or any successor section thereto) provides terms different from the requirements of this Section 8(b), this Section 8(b) shall be deemed amended thereby.

SECTION 9. — Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary:

(a) Generally. In the event after the Effective Date there is any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares or other property or securities (other than regular cash dividends) or any transaction similar to the foregoing or other transaction that results in a change to the Corporation’s equity capitalization, the Committee shall make such substitution or adjustment, if any, as is equitable or appropriate, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options and Stock Appreciation Rights and Other Stock-Based Awards under Section 8(b) may be granted during a calendar year to any Participant, (iii) the maximum number of Shares which may be granted as Awards of restricted Shares, unrestricted Shares and restricted Share units, (iv) the Option Price, exercise price of any Stock Appreciation Right or purchase price of any Award and/or (v) any other affected terms of an Award or the Plan.

(b) Change of Control. In the event of a Change of Control after the Effective Date, except to the extent the Committee has determined otherwise with respect to any Award at or prior to the time of grant, (i) any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to the effectiveness of such Change of Control and (ii) the Committee may, but shall not be obligated to, (A) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights or (B) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion.

SECTION 10. — No Right to Employment or Awards; Excluded Compensation Under Other Plans

The granting of an Award under the Plan shall impose no obligation on the Corporation or any Subsidiary to continue the employment of a Participant and shall not lessen or affect the Corporation’s or Subsidiary’s right to terminate the employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated). No award under the Plan shall be taken into account in determining a Participant’s compensation for purposes of any group life insurance or other employee benefit or pension plan of the Corporation.

SECTION 11. — Successors and Assigns

The Plan shall be binding on all successors and assigns of the Corporation and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

SECTION 12. — Transferability of Awards

An Award shall not be transferable or assignable by the Participant for consideration. An Award may be transferred by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant. Upon the Disability of a Participant, an Award may be exercisable by his or her conservator or representative. At the Committee’s discretion, an Award agreement may provide that a Participant may transfer certain Awards to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, provided that the Participant receives no consideration for the transfer of the Award and the transferred Award shall continue to be subject to the same terms and conditions as were applicable to the Award immediately before the transfer.

SECTION 13. — Share Issuance and Delivery in Compliance With Securities Laws

If in the opinion of counsel for the Corporation (who may be an employee of the Corporation or independent counsel employed by the Corporation), any issuance or delivery of Shares to a Participant will violate the requirements of any applicable federal or state laws, rules or regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, or the Act), such issuance or delivery may be postponed until the Corporation is satisfied that the distribution will not violate such laws, rules or regulations. Certificates delivered to Participants pursuant to the Plan may bear such legends as the Corporation may deem advisable.

SECTION 14. — Amendments or Termination

The Board may amend the Plan at any time, provided that no amendment shall be made without the approval of the Shareholders of the Corporation that would (a) increase the maximum number of Shares which may be acquired under the Plan, (b) extend the term during which Options may be granted under the Plan, (c) permit the Option Price or exercise price per Share to be less than 100% of the Fair Market Value of the Shares on the date an Option or Stock Appreciation Right is granted (other than as specifically provided in Sections 6(a) and 7(b)), (d) terminate restrictions applicable to Awards (except for Permitted Exceptions) or (e) provide for Awards not permitted pursuant to the terms of the Plan. The Board shall also have the right to terminate the Plan at any time. Without the consent of a Participant (except as otherwise provided in Section 9(a)), no amendment shall materially diminish any of the rights of such Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

SECTION 15. — International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law and practice or otherwise as deemed necessary or desirable by the Committee.

SECTION 16. — Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to conflicts of laws.

SECTION 17. — Effectiveness of the Plan

The Plan shall be effective as of the Effective Date.

Exhibit B

EMPLOYEE STOCK PURCHASE PLAN

OF

C. R. BARD, INC.

(AS AMENDED AND RESTATED)

Effective as of April 18, 2012, the 1998 Employee Stock Purchase Plan of C. R. Bard, Inc. (the “Plan”) is hereby amended and restated by C. R. Bard, Inc., a New Jersey corporation (the “Corporation”) and its name is changed to the Employee Stock Purchase Plan of C. R. Bard, Inc., as set forth herein.

The Plan provides Eligible Employees of the Corporation and its Subsidiaries an opportunity to purchase shares of Common Stock of the Corporation on the terms and conditions set forth below. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended.

SECTION 1. DEFINITIONS

1.01 “Board” shall mean the Board of Directors of the Corporation.

1.02 “Business Day” shall mean any day the New York Stock Exchange is open for business.

1.03 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.04 “Committee” shall mean the Compensation Committee of the Board or such other committee as may be designated by the Board.

1.05 “Common Stock” shall mean the Corporation’s Common Stock, par value $.25 per share.

1.06 “Compensation” shall mean with respect to a Participant, the portion of the Participant’s “basic pay,” as defined in the Retirement Plan, paid to the Participant during the applicable payroll period.

1.07 “Eligible Employee” means each employee of the Corporation or any domestic Subsidiary, and each employee of a foreign Subsidiary to which the Plan is extended by the Committee, except: (i) an employee whose customary employment is fewer than 20 hours or less per week; or (ii) an employee whose customary employment is for fewer than five months in any calendar year.

1.08 “Fair Market Value” shall mean on a given date, (i) if there should be a public market for the Common Stock on such date, the arithmetic mean of the high and low prices of the Common Stock as reported on such date on the Composite Tape of the principal national securities exchange on which shares of Common Stock are listed or admitted to trading, or, if shares of Common Stock are not listed or admitted on any national securities exchange, the arithmetic mean of the per share closing bid price and per share closing asked price of the Common Stock on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of shares of Common Stock shall have been reported on the Composite Tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of shares of Common Stock have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Common Stock on such date, the Fair Market Value shall be the value established by the Committee in good faith.

1.09 “Grant Date” shall mean each January 1 and July 1.

1.10 “Option” shall mean an option to purchase shares of Common Stock under the Plan, pursuant to the terms and conditions hereof.

1.11 “Participant” shall mean an Eligible Employee who is participating in the Plan pursuant to Section 4.

1.12 “Purchase Date” shall mean, except as provided in Section 15, each June 30 and December 31 (or the following Business Day if such date is not a Business Day).

1.13 “Purchase Price” shall mean the lesser of 85% of the Fair Market Value of Common Stock on such Grant Date and 85% of the Fair Market Value of a share of Common Stock on such Purchase Date.

1.14 “Plan” shall mean the 1998 Employee Stock Purchase Plan of C. R. Bard, Inc., as amended from time to time.

1.15 “Plan Account” shall mean an account maintained by the Corporation or its designated recordkeeper for each Participant to which the Participant’s payroll deductions are credited, against which funds used to purchase shares of Common Stock are charged and to which shares of Common Stock purchased are credited.

1.16 “Purchase Period” shall mean the time period between the Grant Date of an Option and the Purchase Date for that Option.

1.17 “Subsidiary” shall mean any corporation, other than the Corporation, in an unbroken chain of corporations beginning with the Corporation if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 2. COMMON STOCK SUBJECT TO PLAN.

Subject to Section 12, the aggregate number of shares of Common Stock which may be sold under the Plan is 2,500,000. The Corporation may make open-market purchases to provide shares of Common Stock for purchase under the Plan or sell Treasury shares or issue authorized but unissued shares of Common Stock.

SECTION 3. PARTICIPATION IN THE PLAN.

3.01 Election to Participate. An Eligible Employee may participate in the Plan by completing and filing with the Corporation or its designated recordkeeper an election form which authorizes payroll deductions from the employee’s Compensation. Such deductions shall commence on the first Grant Date thereafter and shall continue until the Employee terminates participation in the Plan, becomes ineligible to participate in the Plan, or the Plan is terminated. An Eligible Employee may participate in the Plan only through payroll deductions. Other contributions will not be accepted.

3.02 Termination of Participation.

(a) A Participant may, at any time and for any reason, voluntarily terminate participation in the Plan by written notification of withdrawal delivered to the appropriate payroll office. Such Participant’s payroll deductions under the Plan shall cease as soon as practicable following delivery of such notice.

(b) A Participant’s participation in the Plan shall be terminated upon termination of such Participant’s employment with the Corporation and its Subsidiaries for any reason or when the Participant becomes ineligible to participate in the Plan.

If the former Participant remains employed by the Corporation or any of its Subsidiaries after termination of participation in the Plan, any payroll deductions credited to such Participant’s Plan Account shall be used to purchase shares of Common Stock on the next Purchase Date. If the former Participant is no longer employed by the Corporation or any of its Subsidiaries after termination of participation in the Plan, any payroll deductions credited to such Participant’s Plan Account shall be paid to such Participant in cash as soon as practicable following termination of employment. An Eligible Employee whose participation in the Plan is terminated may rejoin the Plan by filing a new election form in accordance with subsection (a).

3.03 Limitations for Certain Eligible Employees. Notwithstanding the foregoing, an Eligible Employee shall not be granted an Option on any Grant Date if such employee, immediately after the Option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation or any Subsidiary. For purposes of this paragraph, the rules of Code Section 424(d) shall apply in determining the stock ownership of an individual, and stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee.

SECTION 4. PAYROLL DEDUCTIONS.

4.01 General. Payroll deductions shall be made from the Compensation paid to each Participant for each payroll period in such whole percentage from 1% to 10% as the Participant shall authorize in such Participant’s election form. The Participant’s payroll deduction limitation shall remain in effect for consecutive purchase periods unless the Participant chooses to revoke or revise the election or becomes ineligible to participate in the Plan.

4.02 Changes in Payroll Deductions. Subject to the minimum and maximum deductions set forth above, a Participant may change the amount of such Participant’s payroll deductions as of the next Grant Date by filing a new election form with the Corporation or its designated recordkeeper no later than the time prescribed by the Corporation which shall be no later the day before the next Grant Date. The change shall be effective until revoked in writing and filed with the Corporation or its designated recordkeeper.

SECTION 5. PURCHASE OF SHARES OF COMMON STOCK.

5.01 Option Grant. On each Grant Date, each Participant shall be deemed to have been granted an Option.

5.02 Limits on Purchase. No Eligible Employee may be granted an Option which permits such Eligible Employee to purchase Common Stock under the Plan, and any other stock purchase plan of the Corporation or any Subsidiary that is qualified under Section 423 of the Code, to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such Option is granted) for each calendar year in which the Option is outstanding at any time. The maximum number of shares of Common Stock that may be purchased by any Participant on a Purchase Date equals $25,000 divided by the fair market value of a share of Common Stock on the Grant Date.

5.03 Purchase Period. Generally, the Purchase Period for any Option under the Plan shall be six (6) months. Pursuant to Code Section 423, in no event shall a Purchase Period be longer than twenty-seven (27) months.

5.04 Purchase. On each Purchase Date, each Participant shall be deemed, without any further action, to have purchased that number of whole shares of Common Stock determined by dividing the Purchase Price into the balance in the Participant’s Plan Account on the Purchase Date. Any amount remaining in the Participant’s Plan Account shall be carried forward to the next Purchase Date; provided, that in respect of any Purchase Date (other than a date deemed to be a Purchase Date resulting from the termination of a Purchase Period) any Participant may elect (a “Deferral Election”) by written notification delivered to the Corporation for its designated recordkeeper (or in such other manner as the Plan Administrator may determine, which other manner will be communicated to Eligible Employees) not less than 10 days prior to such Purchase Date (which election shall remain in effect until revoked in writing) to delay such purchase to the immediately following January 1, in the case of a Purchase Date on June 30, or July 1, in the case of a Purchase Date on December 31 (the “Delayed Purchase Date”), on which date such Participant shall be deemed, without any further action, to have purchased that number of shares of Common Stock determined by dividing the Purchase Price (determined as of the Purchase Date immediately following the date on which the Deferral Election was made) into the cash balance in the Participant’s Plan Account as of such Purchase Date; provided, further, that each Participant employed by a Subsidiary organized in Germany, the United Kingdom or Italy or any other country designated from time to time by the Plan Administrator (which designation the Plan Administrator shall promptly make known to affected Eligible Employees) shall be deemed to have made such election unless such Participant elects to the contrary by written notification delivered to the Corporation or its designation recordkeeper (or in such other manner as the Plan Administrator may determine, which other manner will be communicated to Eligible Employees) not less than 10 days prior to such Purchase Date (which election shall remain in effect until revoked in writing).

5.05 Participant Statements. As soon as practicable after each Purchase Date, a statement shall be delivered to each Participant which shall include (i) the number of shares of Common Stock purchased on the Purchase Date on behalf of such Participant under the Plan, (ii) the purchase price per share, (iii) the total amount of cash transferred to the Participant’s Plan Account pursuant to payroll deductions and (iv) the amount of cash in the Participant’s Plan Account that will be carried forward.

5.06 Stock Certificates. A stock certificate for whole shares of Common Stock in a Participant’s Plan Account shall be issued upon request of the Participant at any time after such shares have been held in such Participant’s Plan Account for a period of six months. Notwithstanding the preceding sentence, if the Participant’s employment with the Corporation and its Subsidiaries terminates, a stock certificate for whole shares of Common Stock in such Participant’s Plan Account shall be issued as soon as administratively feasible thereafter. Stock certificates under the Plan shall be issued, at the election of the Participant, in such Participant’s name or in such Participant’s name and the name of another person as joint tenants with right of survivorship or as tenants in common. A cash payment shall be made for any fraction of a share in such account, if necessary to close a Participant’s Plan Account.

SECTION 6. RIGHTS AS A SHAREHOLDER.

As of the Purchase Date or the Delayed Purchase Date, as the case may be, a Participant shall be treated as record owner of such Participant’s shares purchased pursuant to the Plan.

SECTION 7. RIGHTS NOT TRANSFERABLE.

Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative. No rights or payroll deductions of a Participant shall be subject to execution, attachment, levy, garnishment or similar process.

SECTION 8. SALE OF PURCHASED STOCK.

An Eligible Employee must promptly advise the Corporation of any disposition of any shares of Common Stock purchased by the Eligible Employee under the Plan if such disposition shall have occurred within two years after the Grant Date immediately preceding the Purchase Date on which the Eligible Employee purchased such shares.

SECTION 9. APPLICATION OF FUNDS.

All funds of Participants received or held by the Corporation under the Plan before purchase of the shares of Common Stock shall be held by the Corporation without liability for interest or other increment.

SECTION 10. ADJUSTMENTS IN CASE OF CHANGES AFFECTING SHARES.

In the event of a subdivision or consolidation of outstanding shares of Common Stock, or the payment of a stock dividend, the number of shares approved for the Plan shall be increased or decreased proportionately, and such other adjustment shall be made as may be deemed equitable by the Plan Administrator. In the event of any other change affecting the Common Stock, such adjustment shall be made as shall be deemed equitable by the Plan Administrator to give proper effect to such event.

SECTION 11. ADMINISTRATION OF THE PLAN.

The Plan shall be administered by the Committee. The Committee shall have authority to make rules and regulations for the administration of the Plan and its interpretations, and decisions with regard to the Plan and such rules and regulations shall be final and conclusive. It is intended that the Plan shall at all times meet the requirements of Code Section 423, if applicable, and the Committee shall, to the extent possible, interpret the provision of the Plan so as to carry out such intent.

SECTION 12. AMENDMENTS TO THE PLAN.

The Compensation Committee of the Board may amend the Plan at any time provided that no amendment shall be made without the approval of shareholders of the Corporation that would cause the Plan to fail to meet the applicable requirements of Code Section 423. As such, the stockholders of the Corporation are required to approve any amendment within 12 months after the amendment’s effective date if the amendment increases the aggregate number of shares that may be issued under the Plan, changes the employees eligible to participate in the Plan, or changes the designation of any corporation whose employees participate in the Plan.

SECTION 13. TERMINATION OF PLAN.

The Plan shall terminate upon the earlier of (i) the termination of the Plan by the Board or (b) the date no more shares remain to be purchased under the Plan. If the Board terminates the Plan, the date of termination shall be deemed a Purchase Date. If on such Purchase Date Participants in the aggregate have Options to purchase more shares of Common Stock than are available for purchase under the Plan, each Participant shall be eligible to purchase a reduced number of shares of Common Stock on a pro rata basis, and any excess payroll deductions shall be returned to Participants, as determined by the Committee.

SECTION 14. COSTS.

All costs and expenses incurred in administering the Plan shall be paid by the Corporation. Any costs or expenses of selling shares of Common Stock acquired pursuant to the Plan shall be borne by the holder thereof.

SECTION 15. GOVERNMENTAL REGULATIONS.

The Corporation’s obligation to sell and deliver Common Stock pursuant to the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

SECTION 16. APPLICABLE LAW.

The Plan shall be interpreted under the laws of the United States of America and, to the extent not inconsistent therewith, by the laws of the State of New Jersey. The Plan is not to be subject to the Employee Retirement Income Security Act of 1974, as amended, but is intended to comply with Code Section 423, if applicable. Any provisions required to be set forth in the Plan by such Code section are hereby included as fully as if set forth in the Plan in full.

SECTION 17. EFFECT ON EMPLOYMENT.

The provisions of the Plan and the participation of a Participant shall impose no obligation on the Corporation or any Subsidiary to continue the employment of a Participant and shall not lessen or affect the Corporation’s or Subsidiary’s right to terminate the employment of such Participant.

SECTION 18. WITHHOLDING.

The Corporation reserves the right to withhold from stock or cash distributed to a Participant any amounts which it is required by law to withhold.

SECTION 19. SALE OF CORPORATION.

In the event of a proposed sale of all or substantially all of the assets of the Corporation or a merger of the Corporation with or into another corporation, the Corporation shall require that each outstanding Option be assumed or an equivalent right to purchase stock of the successor or purchaser corporation be substituted by the successor or purchaser corporation, unless the Plan is terminated. In the event that the Plan is not terminated prior to or in connection with the proposed sale or merger, the shareholders of the successor or purchaser corporation are required to approve the adoption of the Plan within 12 months after the effective date of the sale or merger.

SECTION 20. EFFECTIVE DATE.

The Plan originally became effective as of July 1, 1998, and was approved by the shareholders of the Corporation on April 15, 1998. The Plan was previously amended and restated effective as of July 1, 2005, April 19, 2006 and April 16, 2008. The Plan, as amended and restated herein, is effective as of April 18, 2012, contingent upon approval of the Plan by the shareholders at the Corporation’s 2012 Annual Meeting of Shareholders.

Exhibit C

PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

SIXTH: The Board of Directors shall consist of not less than three nor more than 14 persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the whole Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Commencing at the annual meeting of stockholders that is held in calendar year 2013 (the “2013 Annual Meeting”), directors shall be elected annually for terms of one year, except that any director in office at the 2013 Annual Meeting whose term does not expire until the annual meeting of stockholders held in calendar year 2014 or calendar year 2015 (a “Continuing Classified Director”) shall continue to hold office until the end of the term for which such Continuing Classified Director was previously elected and until such Continuing Classified Director’s successor shall have been elected and qualified. Except as otherwise required by law, until the term of a Continuing Classified Director or any other director expires or otherwise terminates as aforesaid, such directors may be removed from office by the stockholders of the Corporation or the Board of Directors only for cause pursuant to the applicable provisions of the New Jersey Business Corporation Act. Directors need not be residents of the State of New Jersey nor stockholders of the Corporation.

Notwithstanding any provision of this Amended and Restated Certificate of Incorporation to the contrary, no amendment to this Amended and Restated Certificate of Incorporation shall be adopted empowering shareholders to remove directors without cause except upon the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon.

The number of directors constituting the current Board of Directors is twelve, the address for each of them is C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974, and their names are as follows:

David M. Barrett, M.D.

Marc C. Breslawsky

Herbert L. Henkel

John C. Kelly

Theodore E. Martin

G. Mason Morfit

Gail K. Naughton, Ph.D.

Timothy M. Ring

Tommy G. Thompson

John H. Weiland

Anthony Welters

Tony L. White

C-1

Directions to Dolce Basking Ridge

On I-287 (North or South), take Exit 30-A (North Maple Ave., Basking Ridge). At top of exit ramp, turn right on North Maple Avenue to underpass. First right after underpass is entrance to the Dolce Basking Ridge.

BARD Admission Ticket IMPORTANT ANNUAL MEETING INFORMATION 000004 MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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Electronic You can vote Voting by Internet Instructions or telephone!

Instead Available of mailing 24 hours your proxy, a day, you 7 may days choose a week! one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 6:00 p.m., New York Time, on April 17, 2012. For 401(k) plan participants your vote must be received by 9:00 a.m., New York Time, on April 16, 2012.

Vote by Internet

Go to www.envisionreports.com/bcr

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.

Outside USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Directors:

For Against Abstain + 01 - Marc C. Breslawsky* 02 - Herbert L. Henkel* 03 - Tommy G. Thompson* 04 - Timothy M. Ring*

05 - G. Mason Morfit**

* To be elected for a term of three years

** To be elected for a term of one year

The Board of Directors recommends a vote FOR Proposals 2, 3, 4, 5 and 6.

2. To independent ratify the appointment registered public of KPMG accounting LLP as firm for fiscal year 2012.

3. of To C. approve R. Bard, the Inc. 2012 , as Long amended Term and Incentive restated. Plan 4. of To C. approve R. Bard, the Inc. Employee , as amended Stock and Purchase restated. Plan

For Against Abstain

5. To executive approve officers. a Say-on-Pay advisory vote on the compensation of our named 6. to To declassify approve an the amendment Board of Directors. to the Company’s Restated Certificate of Incorporation

The Board of Directors recommends a vote AGAINST Proposal 7.

7. A shareholder proposal relating to sustainability reporting.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

NNNNNNN1 U P X 1 3 0 6 2 3 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01EXVK

2012 Annual Meeting of C. R. Bard, Inc. Shareholders

April 18, 2012 at 10:00 a.m. Dolce Basking Ridge 300 North Maple Avenue Basking Ridge, New Jersey 07920

This portion of your proxy card will serve as an ADMISSION TICKET to the Annual Meeting of Shareholders of C. R. Bard, Inc. should you plan to attend.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 18, 2012.

The Proxy Statement, the 2011 Annual Report to Shareholders and the Form 10-K of C. R. Bard, Inc. for 2011 are available at www.envisionreports.com/bcr.

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

BARD

Proxy — C. R. Bard, Inc.

Proxy Solicited On Behalf Of The Board Of Directors

The undersigned hereby constitutes and appoints Todd C. Schermerhorn and Jean F. Holloway, and each of them, as attorneys and proxies, with power of substitution, to represent the undersigned and to vote all of the shares of stock of C. R. Bard, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of C. R. Bard, Inc. to be held at Dolce Basking Ridge, 300 North Maple Avenue, Basking Ridge, New Jersey on Wednesday, April 18, 2012 at 10:00 a.m. and at any adjournments thereof (a) as specified on the items listed on the reverse hereof, and (b) in accordance with their discretion on any other business which may properly come before said meeting.

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the B.E.S.T. 401(k) Plan (the “Plan”). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 9:00 a.m. New York Time on April 16, 2012, the Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

This proxy when properly executed will be voted in the manner directed hereon by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of directors, “FOR” proposals 2, 3, 4, 5 and 6 and “AGAINST” proposal 7.

TO VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE SEE THE INSTRUCTIONS ON THE REVERSE SIDE. TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE POSTAGE-PAID ENVELOPE.

(Items to be voted on appear on reverse side)